Exhibit 10.1

MASTER AGREEMENT

MASTER AGREEMENT (“Agreement”) dated as of June 1, 2015 (“Effective Date”) between Fiserv Solutions, LLC, a Wisconsin limited liability company with offices located at 255 Fiserv Drive, Brookfield, WI 53045 (“Fiserv”), and Community Shores Bank with offices located at 1030 W. Norton Ave., Muskegon, MI 49441 (“Client”).

Fiserv and Client hereby agree as follows:

1.	Deliverables.

(a)      General. Fiserv, itself and through its Affiliates (as defined herein), agrees to provide to Client, and Client agrees to obtain from Fiserv, the services (“Services”) and products (“Products”) (collectively, “Deliverables”) described in the attached Exhibits and Schedules thereto (subject to election by Client as may be provided in each Schedule), subject to the terms set forth in this Agreement and in the applicable Exhibit. “Affiliate” means an entity that controls, is controlled by, or is under common control with a party, where “control” means the direct or indirect ownership of more than 50% of the voting securities of such entity or party. Each Exhibit will be deemed to incorporate all of the terms of this Agreement. Use of the term “Exhibit” throughout this Agreement shall include any Schedules attached to such Exhibit. Exhibits and Schedules attached as of the Effective Date are listed below.

ASP Services Exhibit to Master Agreement

•	Account Processing Services Schedule to ASP Services Exhibit
•	E-commerce Services Schedule to ASP Services Exhibit
•	LinkLive Banking Services Schedule to the ASP Services Exhibit
•	Mobiliti Services Schedule to ASP Services Exhibit
•	Mobiliti Business Services Schedule to ASP Services Exhibit
•	CheckFree RXP and Small Business Bill Payment and Delivery Service Schedule to ASP Services Exhibit
•	Item Processing Services Schedule to ASP Services Exhibit
•	Managed Network Services Schedule to ASP Services Exhibit

(b)      Additional Entities and Deliverables. The parties or their Affiliates may add Deliverables to this Agreement by adding an appropriate new Exhibit or Schedule to this Agreement incorporating the added Deliverables and/or Affiliates, as applicable. When Deliverables are received by a Client Affiliate or provided by a Fiserv Affiliate under an Exhibit, then for the purposes of that Exhibit, references to “Client” or “Fiserv” in this Agreement will be deemed to include the applicable Client Affiliate or Fiserv Affiliate. An Affiliate’s execution of an amendment to receive or provide Deliverables hereunder shall constitute such Affiliate’s agreement to be bound by the terms of this Agreement.

2.	Fees for Deliverables.

(a)      General. Client agrees to pay Fiserv: (i) fees for Deliverables as specified in the Exhibits, (ii) out-of-pocket and other additional charges pursuant to Section 2(b), and (iii) Taxes as defined in Section 2(c). Fees may be increased as set forth in the Exhibits.

(b)      Additional Charges. Client shall pay travel and living expenses and other out-of-pocket expenses reasonably incurred by Fiserv in connection with the Deliverables. As applicable, such out-of-pocket expenses shall be incurred in accordance with Fiserv’s then-current corporate travel and expense policy. If an out-of-pocket expense is listed in an Exhibit, such expense may be changed to reflect changes issued by the applicable vendor.

(c)      Taxes. Client is responsible for the payment of all sales, use, excise, value added, withholdings and other taxes and duties however designated that are levied by any taxing authority relating to the Deliverables (“Taxes”). All fees and other charges under any Exhibit are exclusive of Taxes. Client shall reimburse Fiserv for those Taxes that Fiserv is required to remit on behalf of Client. In no event shall Taxes include taxes based on Fiserv’s income.

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(d)      Payment Terms. Invoices are due and payable upon Client’s receipt of such invoice, provided that Client may withhold fees invoiced for Deliverables to the extent such fees are disputed by Client in good faith and further provided that: (i) Client gives Fiserv written notice and explanation of such good faith dispute within 15 days of the invoice date; and (ii) Client is otherwise current on its payment obligations. The parties shall work together in good faith to resolve any such dispute prior to the next invoice, and Client agrees to promptly pay Fiserv any amounts due Fiserv following resolution of any such dispute. Client shall pay Fiserv through the Automated Clearing House unless otherwise set forth in the Exhibits. Except with regard to amounts disputed in good faith in accordance with this subsection (d): (A) if any undisputed invoiced amounts remain unpaid 30 days after Client’s receipt of invoice, Client shall pay a monthly late charge based on the unpaid amounts equal to the lesser of 1.5% or the highest amount allowed by law until such invoice amount is paid in full; and (B) Client agrees that it shall neither make nor assert any right of deduction or set-off from amounts invoiced.

3.      Confidentiality and Ownership. The provisions of this Section 3 survive any termination or expiration of this Agreement.

(a)      Definitions.

(i)	“Client Information” means the following types of information of Client and its Affiliates obtained or accessed by Fiserv from or on behalf of Client or its Affiliates in connection with this Agreement or any discussions between the parties regarding new services or products to be added to this Agreement: (A) trade secrets and proprietary information; (B) customer lists, business plans, information security plans, business continuity plans, and proprietary software programs; (C) any personally identifiable information, defined as information that can be identified to a particular person without unreasonable effort, such as the names and social security numbers of Client’s individual customers (“Client PII”); and (D) any other information received from or on behalf of Client or its Affiliates that Fiserv could reasonably be expected to know is confidential; provided that in no event shall Client Information be deemed to include Fiserv Information.

(ii)	“Fiserv Information” means the following types of information of Fiserv and its Affiliates obtained or accessed by Client from or on behalf of Fiserv or its Affiliates in connection with this Agreement or any discussions between the parties regarding new services or products to be added to this Agreement: (A) trade secrets and proprietary information (including that of any Fiserv client, supplier, or licensor); (B) client lists, information security plans, business continuity plans, all information and documentation regarding the Deliverables, all software Products (including software modifications and documentation, databases, training aids, and all data, code, techniques, algorithms, methods, logic, architecture, and designs embodied or incorporated therein), and the terms and conditions of this Agreement; (C) any personally identifiable information, defined as information that can be identified to a particular person without unreasonable effort, such as the names and social security numbers of Fiserv employees; and (D) any other information and data received from or on behalf of Fiserv or its Affiliates that Client could reasonably be expected to know is confidential; provided that in no event shall Fiserv Information be deemed to include Client Information.

(iii)	“Information” means Client Information and/or Fiserv Information, as applicable. No obligation of confidentiality applies to any Information that: (A) the receiving entity (“Recipient”) already possesses without obligation of confidentiality, develops independently without reference to Information of the disclosing entity (“Discloser”), or rightfully receives without obligation of confidentiality from a third party; or (B) is or becomes publicly available without Recipient’s breach of this Agreement.

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(b)      Obligations. Recipient agrees to hold as confidential all Information it receives from the Discloser. All Information shall remain the property of Discloser or its suppliers and licensors. Recipient will use the same care and discretion to avoid disclosure of Information as it uses with its own similar information that it does not wish disclosed, but in no event less than a reasonable standard of care and no less than is required by law. Recipient may only use Information for the lawful purposes contemplated by this Agreement, including in the case of Fiserv’s use of Client Information for fulfilling its obligations under this Agreement, performing, improving and enhancing the Deliverables, and developing data analytics models to produce analytics-based offerings. Client agrees that prior to providing Fiserv access to any Client PII, Client shall ensure that any necessary consent has been obtained that is required by law or regulation for Fiserv to access the information and to use it pursuant to the terms set forth in this Agreement. Fiserv specifically agrees not to use or disclose any “non-public personal information” about Client’s customers in any manner prohibited by any applicable federal or state privacy law, including, without limitation, Title V of the Gramm-Leach-Bliley Act or the regulations issued thereunder (“GLB”), as applicable to Fiserv. Recipient may disclose Information to: (i) its employees and employees of permitted subcontractors and Affiliates who have a need to know; (ii) its attorneys and accountants as necessary in the ordinary course of its business; and (iii) any other person with Discloser’s prior written consent. Before disclosure to any of the above persons, Recipient will have a written agreement with (or in the case of clause (ii) a professional obligation of confidentiality from) such person sufficient to require that person to treat Information in accordance with the requirements of this Agreement, and Recipient will remain responsible for any breach of this Section 3 by any of the above persons. Fiserv as Recipient may also disclose Client Information to third party vendors designated by Client. Recipient may disclose Information to the extent required by law or legal process, provided that: (A) Recipient gives Discloser prompt notice, if legally permissible, so that Discloser may seek a protective order; (B) Recipient reasonably cooperates with Discloser (at Discloser’s expense) in seeking such protective order; and (C) all Information shall remain subject to the terms of this Agreement in the event of such disclosure. At Recipient’s option, Information will be returned to Discloser or destroyed (except as may be contained in back-up files created in the ordinary course of business that are recycled in the ordinary course of business over an approximate 30- to 90-day period or such longer period as required by applicable law) at the termination or expiration of this Agreement or the applicable Exhibit and, upon Discloser’s request, Recipient will certify to Discloser in writing that it has complied with the requirements of this sentence. If Recipient becomes aware of a material violation of the confidentiality obligations set forth in this Section 3(b), or is otherwise required by applicable law to notify Discloser of any violation of any such confidentiality obligations, it shall promptly notify Discloser of such violation and shall specify the nature of the violation (as further described in Section 4(a) below in the case of Fiserv as Recipient). Recipient acknowledges that any breach of this Section 3 may cause irreparable harm to Discloser for which monetary damages alone may be insufficient, and Recipient therefore acknowledges that Discloser shall have the right to seek injunctive or other equitable relief against such breach or threatened breach, in addition to all other remedies available to it at law or otherwise.

(c)      Ownership. With the exception of Client Information, all information, reports (excluding Client PII contained in those reports), studies, object and source code (including without limitation the Products and all modifications, enhancements, additions, upgrades, or other works based thereon or related thereto), flow charts, diagrams, specifications, and other tangible or intangible material of any nature whatsoever produced by Fiserv or jointly with Client or by any of Fiserv’s or Client’s employees or agents, through or as a result of or related to any of the Deliverables provided hereunder or development of any data analytics models hereunder, and all patents, copyrights, and other proprietary rights related to each of the foregoing, shall be the sole and exclusive property of Fiserv or its Affiliates. Client hereby irrevocably assigns and transfers to Fiserv all rights, title, and interest in any such works (excluding the Client Information, if any, contained therein) referenced in the foregoing sentence, including without limitation copyrights, patent rights, trade secrets, industrial property rights, and moral rights, and shall execute all documents reasonably requested by Fiserv to perfect such rights. Client shall be entitled to use and keep all such work product during the term of the applicable Schedule or Exhibit in accordance with the applicable terms and conditions of this Agreement (including that Schedule or Exhibit).

(d)      Restrictions. Without limiting any other obligation set forth in this Section 3, Client shall not use, transfer, distribute, interface, integrate, or dispose of any information or content contained in Deliverables (with the exception of Client Information) in any manner that competes with the business of Fiserv. Except as expressly authorized in an Exhibit, Client shall not: (i) use the Deliverables to provide services to third parties; or (ii) reproduce, republish or offer any part of the Deliverables (or compilations based on any part of the Deliverables) for sale or distribution in any form over or through any medium.

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4.	Information Security.

(a)      General. Fiserv has implemented and shall maintain an information security program that is designed to meet the following objectives: (i) protect the security and confidentiality of customer information (as defined in GLB); (ii) protect against any anticipated threats or hazards to the security or integrity of such information; (iii) protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to any customer; and (iv) ensure the proper disposal of “consumer information” (information obtained from “consumer reports” as defined in the Fair Credit Reporting Act). Fiserv agrees to use security safeguards for all personal information pertaining to Massachusetts residents in accordance with Massachusetts Regulation 201 CMR 17.00. Upon Client’s written request, Fiserv shall allow Client to review any associated audit reports, summaries of test results or equivalent measures taken by Fiserv to assess whether its information security program meets the foregoing objectives, to the extent and on the same terms such information is made generally available to Fiserv’s other clients. Fiserv shall also take appropriate actions to address incidents of unauthorized access to Client’s “sensitive customer information” (as defined in GLB), including notification to Client as soon as possible of any such incident. Such notification shall include, to the extent known at the time of such notice, the corrective actions taken and/or to be taken by Fiserv in response to the incident. As required by an applicable industry security organization (e.g. PCI-SSC) or the applicable regulatory agency having jurisdiction over Client, Fiserv may disclose information regarding any such incident to such organization and such agency.

(b)      Fiserv Plan. Within 30 days of Client’s written request, Fiserv shall provide to Client a summary of Fiserv’s written information security plan for the applicable Services received by Client, and thereafter upon Client’s request will provide updates on the status of such information security plan.

(c)      Data Encryption. As applicable to the Deliverables received by Client, Client agrees to comply with Fiserv’s then-current data encryption policies and controls regarding transmission to and from Fiserv of tapes, images, and records maintained and produced by Fiserv for Client in connection with the Deliverables (“Client Files”), or other data transmitted to and from Fiserv in connection with the Deliverables (collectively with Client Files, “Data”). If Client requests or requires Fiserv to send, transmit, or otherwise deliver Data to Client or any third party in a non-compliant format or manner, or Client (or third party on Client’s behalf) sends, transmits or otherwise delivers Data to Fiserv in a non-compliant format or manner, then, notwithstanding any other provision of this Agreement: (i) Client understands and accepts all risk of transmitting Data in an unencrypted or otherwise noncompliant format; and (ii) Client releases, discharges, and shall indemnify and hold harmless Fiserv and its employees, officers, directors, agents, and Affiliates from any and all liability, damage, or other loss under this Agreement or otherwise suffered by or through Client or suffered by any of the indemnified entities arising out of the transmission, destruction, or loss of such Data, including without limitation any information security or privacy breach related to such Data.

(d)      Examination of Client Files. Client Files may be subject to examination by such federal, state, or other governmental regulatory agencies as may have jurisdiction over Client’s business to the same extent as such records would be subject if maintained by Client on its own premises. Client agrees that Fiserv may give all reports, summaries, or information contained in or derived from the data or information in Fiserv’s possession relating to Client when formally requested to do so by a regulatory or government agency. Fiserv reserves the right to charge Client at Fiserv’s then-current rates for any assistance provided in response to regulatory requests, government agency requests, and legal process requests such as subpoena or search warrant, in each case to the extent related to Client, Client Files and/or Client Information, whether issued during or after the term of this Agreement.

5.	Hiring and Employment.

(a)      Background Checks. Neither party shall knowingly permit any of its employees to have access to the premises, records or data of the other party when such employee: (i) uses drugs illegally; or (ii) has been convicted of a crime in connection with a dishonest act or a breach of trust, as set forth in Section 19 of the Federal Deposit Insurance Act, 12 U.S.C. 1829(a) (a “Conviction”). Consistent with Fiserv’s employment practices, newly hired Fiserv employees are required to pass both a pre-employment criminal background check and are required to pass a pre-employment drug screening, as permitted by law, and Fiserv periodically confirms that employees have not acquired any Convictions subsequent to hiring. Upon Client’s reasonable request and at Client’s expense, Fiserv may perform more frequent confirmation checks or utilize additional reasonable background checking criteria for those of Fiserv’s employees who will have access to Client facilities or Client’s networks and computer systems located at Client facilities. The results of all such background checks shall be retained solely by Fiserv or the third party performing such screening on behalf of Fiserv.

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(b)      Equal Employment. Fiserv agrees that it shall abide by the requirements of Presidential Executive Order 11246, appearing at 41 CFR §§60-1.4(a), 60-300.5(a), 60-741.5(a), and as amended by the Executive Order dated July 21, 2014. These regulations prohibit discrimination against qualified individuals based on their status as protected veterans or individuals with disabilities, and prohibit discrimination against all individuals based on their race, color, religion, sex, sexual orientation, gender identity, or national origin. Moreover, these regulations require that covered prime contractors and subcontractors take affirmative action to employ and advance in employment qualified individuals without regard to race, color, religion, sex, sexual orientation, gender identity, national origin, protected veteran status or disability.

6.	Warranties.

(a)      By Fiserv. Fiserv represents and warrants that: (i) no contractual obligations exist that would prevent Fiserv from entering into this Agreement; (ii) it has the requisite authority to execute, deliver, and perform its obligations under this Agreement; and (iii) it will comply with all regulatory requirements applicable to Fiserv’s operations used in the performance of its obligations under this Agreement.

(b)      By Client. Client represents and warrants that: (i) no contractual obligations exist that would prevent Client from entering into this Agreement; (ii) it has the requisite authority to execute, deliver, and perform its obligations under this Agreement; and (iii) it will comply with all regulatory requirements applicable to its receipt and use of Deliverables under this Agreement.

(c)      THE WARRANTIES STATED ABOVE AND IN THE EXHIBITS, IF ANY, ARE LIMITED WARRANTIES AND ARE THE ONLY WARRANTIES MADE BY THE PARTIES. FISERV DOES NOT REPRESENT THAT THE DELIVERABLES MEET CLIENT’S REQUIREMENTS OR THAT THE OPERATION OF THE DELIVERABLES WILL BE UNINTERRUPTED OR ERROR-FREE. CLIENT ACKNOWLEDGES THAT IT HAS INDEPENDENTLY EVALUATED THE DELIVERABLES AND THEIR APPLICATION TO CLIENT’S NEEDS. FISERV DISCLAIMS, AND CLIENT HEREBY EXPRESSLY WAIVES, ALL OTHER REPRESENTATIONS, CONDITIONS, OR WARRANTIES, EXPRESS AND IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, AND ANY ARISING FROM A COURSE OF DEALING OR USAGE OR TRADE. CLIENT MAY NOT MAKE ANY WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, ON BEHALF OF FISERV, ITS AFFILIATES OR THEIR RESPECTIVE THIRD PARTY PROVIDERS OR LICENSORS TO ANY AUTHORIZED USER OR ANY OTHER PARTY IN CONNECTION WITH THE DELIVERABLES WITHOUT FISERV’S EXPRESS PRIOR WRITTEN CONSENT.

7.      Limitation of Liability. IN NO EVENT SHALL FISERV BE LIABLE FOR LOSS OF GOODWILL, OR FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, OR TORT DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT, REGARDLESS OF WHETHER SUCH CLAIM ARISES IN TORT, CONTRACT, OR OTHERWISE. EXCEPT FOR CLAIMS RELATED TO PROPRIETARY RIGHTS OR PAYMENT OBLIGATIONS, NEITHER PARTY MAY ASSERT ANY CLAIM AGAINST THE OTHER RELATED TO THIS AGREEMENT MORE THAN 2 YEARS AFTER SUCH CLAIM ACCRUED. EXCEPT TO THE EXTENT SUCH LIABILITY CANNOT BE LIMITED BY LAW, FISERV’S AGGREGATE LIABILITY TO CLIENT AND ANY THIRD PARTY FOR ANY AND ALL CLAIMS OR OBLIGATIONS RELATING TO THIS AGREEMENT SHALL BE LIMITED TO THE TOTAL FEES PAID BY CLIENT TO FISERV UNDER THE SCHEDULE RESULTING IN SUCH LIABILITY IN THE 9-MONTH PERIOD PRECEDING THE DATE THE CLAIM ACCRUED, OR IN THE EVENT THIS AGREEMENT HAS BEEN IN PLACE LESS THAN 9 MONTHS, THEN 9 TIMES THE AVERAGE MONTHLY FEES PAID BY CLIENT TO FISERV UNDER THE SCHEDULE RESULTING IN SUCH LIABILITY (THE “CAP”). THE AMOUNT OF ANY AVAILABLE CAP SHALL BE REDUCED BY AMOUNTS PREVIOUSLY PAID AND APPLIED TO ANY OTHER CAP, SO THAT IN NO EVENT SHALL FISERV’S AGGREGATE LIABILITY TO CLIENT FOR ANY AND ALL CLAIMS OR OBLIGATIONS RELATING TO THIS AGREEMENT EXCEED THE 9 MONTH CAP.

8.	Term and Termination.

(a)      Term. This Agreement shall be effective on the Effective Date and shall remain in effect until the term of all outstanding Exhibits has expired or such Exhibits have terminated, unless otherwise terminated as provided herein. The term for Deliverables may be set forth in the applicable Exhibit. An Exhibit that does not state a term will be effective from its last date of execution until terminated in accordance with this Agreement or the Exhibit.

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(b)  Termination. In addition to termination rights set forth in any Exhibit:

(i)	Either party may, upon at least 90 days’ written notice to the other, terminate: (A) any Schedule or Attachment to such Schedule if the other party materially breaches its obligations under that Schedule or Attachment or under this Agreement with respect to that Schedule or Attachment, provided that in the event of a termination of the Account Processing Services Schedule to the ASP Services Exhibit, then the non-breaching party may also terminate any or all other Schedules to such Exhibit; or (B) this Agreement if the other party materially breaches its obligations with respect to the non-breaching party’s Information or other intellectual property and the breaching party fails to cure such material breach within 90 days following its receipt of the non-breaching party’s written notice stating, with particularity and in reasonable detail, the nature of the claimed breach.

(ii)	With the exception of amounts disputed in good faith pursuant to Section 2(d), if any undisputed invoice remains unpaid by Client 30 days after due, Fiserv may, upon at least 75 days’ written notice to Client of such failure to pay, terminate: (A) the Schedule and/or Client’s access to and use of Deliverables to which the payment failure relates; or (B) this Agreement if the unpaid amounts constitute a material portion of annual charges due under this Agreement.

(iii)	Either party may terminate this Agreement upon written notice to the other party if the other party commits an act of bankruptcy or becomes the subject of any proceeding under the Bankruptcy Code or becomes insolvent or if any substantial part of the other party’s property becomes subject to any levy, seizure, assignment, application or sale for or by any creditor or governmental agency, and such proceeding is not dismissed within 60 days of receipt of written notice from the terminating party.

(c)      Remedies. Remedies contained in this Section 8 are cumulative and are in addition to the other rights and remedies available to the parties under this Agreement, by law or otherwise, except to the extent a remedy is identified as a party’s sole and exclusive remedy.

9.      Dispute Resolution. Before initiating legal action against the other party relating to a dispute herein, the parties agree to work in good faith to resolve disputes and claims arising out of this Agreement. To this end, either party may request that each party designate an officer or other management employee with authority to bind such party to meet to resolve the dispute or claim. If the dispute is not resolved within 30 days of the commencement of informal efforts under this paragraph, either party may pursue formal legal action. This paragraph will not apply if expiration of the applicable time for bringing an action is imminent and will not prohibit a party from pursuing injunctive or other equitable relief to which it may be entitled.

10.	Audit.

(a)      Fiserv Operations and Security. Client acknowledges and agrees that Fiserv is subject to certain examinations by the Federal Financial Institutions Examination Council (“FFIEC”) regulators and agencies. Client acknowledges and agrees that reports of such examination of Fiserv business units are available to Client directly from the relevant FFIEC agencies. Fiserv employs an internal auditor responsible for reviewing the integrity of its processing environments and internal controls.

(b)      Regulatory. As specifically permitted by law or regulation, Fiserv agrees that Client’s regulators shall be permitted to audit Fiserv’s performance under this Agreement at any time during Fiserv’s normal business hours with reasonable advance notice.

(c)      Billing Records. Upon Client’s reasonable request in writing no more frequently than once every 12 months, Fiserv shall provide Client with documentation supporting the amounts invoiced by Fiserv hereunder for the 12-month period preceding such Client request. If such documentation reveals the amounts paid to Fiserv exceed the amounts to which Fiserv is entitled and such amounts are independently verified, Fiserv shall promptly remit or otherwise credit to Client the amount of such overpayment. Conversely, if such documentation reveals the amounts paid to Fiserv are less than the amounts owed, Client shall promptly remit the amount of such underpayment to Fiserv. Invoices dated prior to the 12-month review period hereunder shall be deemed correct. Fiserv reserves the right to charge Client for any assistance required in connection with an audit at Fiserv’s then-current rates, unless the audit reveals that the amounts paid to Fiserv exceed the amounts to which Fiserv is entitled.

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11.	Insurance.

Fiserv shall secure and maintain throughout the term of this Agreement at its sole cost and expense the following insurance coverage with insurance carriers rated “A-VIII” or higher by A. M. Best Corporation:

(i)	Commercial General Liability Insurance covering bodily injury, property damage, and including contractual liability coverage, with a combined single limit of $1,000,000 per occurrence and $2,000,000 general aggregate.

(ii)	Workers Compensation Insurance providing coverage pursuant to statutory requirements, and Employer's Liability Insurance with limits of: $1,000,000 for each accident; $1,000,000 policy limit; and $1,000,000 for each employee.

(iii)	Commercial Automobile Liability Insurance with combined bodily injury and property damage limits of $1,000,000.

(iv)	Commercial Umbrella Liability Insurance with per occurrence and aggregate limits of $5,000,000, with the liability insurance required under clauses (i), (ii), and (iii) above scheduled as underlying.

(v)	Commercial Crime Insurance covering Employee Theft and Computer Fraud with limits of $5,000,000 per occurrence.

(vi)	All-risk Property Insurance covering Fiserv’s real and personal property at replacement cost value.

Upon Client’s written request, Fiserv will endeavor to furnish to Client standard ACORD certificates of insurance issued by authorized representative(s) of the insurance carrier(s) as evidence of each foregoing coverage.

12.	General.

(a)      Binding Agreement; Assignment. This Agreement is binding upon the parties, their participating Affiliates, and their respective successors and permitted assigns. Neither this Agreement nor any part thereof or interest therein may be sold, assigned, transferred, pledged, or otherwise disposed of by Client, whether pursuant to change of control, by operation of law or otherwise, without Fiserv’s prior written consent. Client agrees that Fiserv may subcontract any obligations to be performed hereunder; provided that any such subcontractors shall be required to comply with all applicable terms and conditions of this Agreement, and Fiserv shall remain primarily liable for the performance of any such subcontractors.

(b)      Entire Agreement; Amendments. This Agreement, including its Exhibits and Schedules, which are expressly incorporated herein by reference, constitutes the complete and exclusive statement of the agreement between the parties as to the subject matter hereof and supersedes all previous agreements with respect thereto, including the Agreement between the parties dated as of October 7, 1998 (as amended and extended from time to time, the “Prior Agreement”) and the terms of all existing or future purchase orders and acknowledgments, but does not supersede or include the agreement for the provision of EFT Services and UChoose Rewards Services, dated November 5, 2013, which, except as expressly modified herein, shall remain in full force and effect as it relates to the EFT Services and UChoose Rewards Services. As of the Effective Date of this Agreement, the Prior Agreement shall be terminated and of no further force and effect. Each party hereby acknowledges that it has not been induced to enter into this Agreement by virtue of, and is not relying on, any representation made by the other party not embodied herein, any term sheets or other correspondence preceding the execution of this Agreement, or any prior course of dealing between the parties, including without limitation any statements concerning product or service usage or the financial condition of the parties. The protections of this Agreement shall apply to actions of the parties performed in preparation for and anticipation of the execution of this Agreement. Modifications of this Agreement must be in writing and signed by duly authorized representatives of the parties. If the terms of any Exhibit or Schedule (or Attachment thereto) conflict with the terms of this Agreement, this Agreement shall control unless the applicable Exhibit, Schedule or Attachment expressly states that the applicable term or its terms generally control. If the terms of any Schedule or Attachment conflict with the terms of the Exhibit to which such Schedule or Attachment is attached, the terms of the Schedule or Attachment shall control. Capitalized terms used in a Schedule to an Exhibit but not otherwise defined shall have the meaning set forth in the Exhibit, and capitalized terms used in an Exhibit or Schedule but not otherwise defined in either such document shall have the meaning set forth in this Agreement.

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(c)      Severability. If any provision of this Agreement is held to be unenforceable or invalid, the other provisions shall continue in full force and effect.

(d)      Governing Law; Jury Trial Waiver. This Agreement will be governed by the substantive laws of the State of New York, without reference to provisions relating to conflict of laws. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement. Both parties agree to waive any right to have a jury participate in the resolution of any dispute or claim between the parties or any of their respective Affiliates arising under this Agreement.

(e)      Force Majeure. With the exception of Client’s payment obligations, neither party shall be responsible for delays or failures in performance resulting from acts of God, acts of civil or military authority, fire, flood, strikes, war, epidemics, pandemics, shortage of power, telecommunications or Internet service interruptions or other acts or causes reasonably beyond the control of that party. The party experiencing the force majeure event agrees to give the other party notice promptly following the occurrence of a force majeure event, and to use diligent efforts to re-commence performance as promptly as commercially practicable.

(f)      Notices. Any written notice required or permitted to be given hereunder shall be given by: (i) Registered or Certified Mail, Return Receipt Requested, postage prepaid; (ii) confirmed facsimile; or (iii) nationally recognized overnight courier service to the other party at the addresses listed on page 1 or to such other address or person as a party may designate in writing. All such notices shall be effective upon receipt.

(g)      No Waiver. The failure of either party to insist on strict performance of any of the provisions hereunder shall not be construed as the waiver of any subsequent default of a similar nature.

(h)      Prevailing Party. The prevailing party in any arbitration, suit, or action brought by one party against the other party to enforce the terms of this Agreement or any rights or obligations hereunder, shall be entitled to receive, in addition to such other relief as the arbitrators or court may award, its reasonable costs and expenses, including without limitation all attorneys’ fees, expert witness fees, litigation-related expenses and arbitrator and court or other costs incurred in such proceeding or otherwise in connection with bringing such arbitration, suit, or action. For purposes of this Agreement, a party is “prevailing” if that party prevails on the central issue raised in the action or claim, regardless of the amount of damages awarded or otherwise owed, if any. A party may prevail by judgment or decision in that party’s favor, consent decree, settlement agreement or voluntary dismissal with or without prejudice.

(i)      Survival. All rights and obligations of the parties under this Agreement that, by their nature, do not terminate with the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement.

(j)      Recruitment of Employees. Client shall not, without Fiserv’s prior written consent, directly or indirectly, solicit for employment or hire any Restricted Employee (as defined herein) while such person is employed by Fiserv and for the 12-month period starting on the earlier of: (i) termination of such Restricted Employee’s employment with Fiserv; or (ii) termination or expiration of this Agreement. “Restricted Employee” means any former or current employee of Fiserv or its Affiliates that Client became aware of or came into contact with during Fiserv’s performance of its obligations under this Agreement.

(k)      Publicity. Client and Fiserv shall have the right to make general references about each other and the type of Deliverables being provided hereunder to third parties, such as auditors, regulators, financial analysts, and prospective customers and clients, provided that in so doing Client or Fiserv does not breach Section 3 of this Agreement. Fiserv may issue a press release regarding this Agreement, including its renewal and the addition of Deliverables, subject to Client’s review and approval, which shall not be unreasonably withheld or unduly delayed. Fiserv will use commercially reasonable efforts to provide written press releases to Client at least 7 days prior to its proposed publication date, and the parties will discuss reasonable changes proposed by Client. Except as authorized herein, this Agreement does not provide either party the right to use the name, trademark, service mark, logo or other identifying marks of the other party or any of such other party’s Affiliates in any sales, marketing, or publicity activities, materials, or website display without the prior written consent of the other party. Any such authorized or approved use shall at all times comply with Fiserv’s Trademark Usage Guidelines (or such other requirements and/or guidelines) set forth on Fiserv’s corporate website and other requirements issued or otherwise made available by Fiserv.

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(l)      Independent Contractors. Client and Fiserv expressly agree they are acting as independent contractors and under no circumstances shall any of the employees of one party be deemed the employees of the other for any purpose. Except as expressly authorized herein or in the Exhibits, this Agreement shall not be construed as authority for either party to act for the other party in any agency or other capacity, or to make commitments of any kind for the account of or on behalf of the other.

(m)      No Third Party Beneficiaries. Except as expressly set forth in any Exhibit hereto, no third party shall be deemed to be an intended or unintended third party beneficiary of this Agreement.

(n)      Counterparts; Signatures. This Agreement and any Exhibits hereto may be executed in counterparts, each of which shall be deemed an original and which shall together constitute one instrument. Client and its Affiliates may execute this Agreement and any Exhibit or amendment hereto in the form of an electronic record utilizing electronic signatures, as such terms are defined in the Electronic Signatures in Global and National Commerce Act (15 U.S.C. §7001 et seq.). Client and its Affiliates will not dispute the validity or authenticity of electronic signatures submitted to Fiserv by Client or its Affiliates, nor will Client or its Affiliates dispute the legal authority, validity or authenticity of those who sign with such electronic signatures to bind Client and its Affiliates. Electronic signatures by Client and its Affiliates, as well as signatures by either party transmitted by facsimile or electronically via PDF or similar file delivery method, shall have the same effect as an original signature.

(o)      Business Days. Unless otherwise specified, references to “business” or “business banking” days shall mean Monday through Friday, excluding any holidays observed by the Federal Reserve or any other such days on which banks are not open in the applicable location.

(p)      Account Management. Fiserv will assign an account executive who will serve as the primary contact for Client in management of Client’s relationship with Fiserv under the Agreement (“Account Relationship Manager”). In addition, Fiserv will assign an executive sponsor who is responsible for the overall relationship with the Client. In addition to any other meetings or other such support obligations required under this Agreement or any Exhibits or Schedules attached hereto, the Account Relationship Manager will meet with Client at least once a quarter for a status meeting (which may be done virtually or in-person, as agreed upon by the parties at the time of scheduling). All communication and requests for escalation should be communicated to your Account Relationship Manager.  The escalation path will include Client’s Account Relationship Manager’s regional manager and Client’s executive sponsor. Client may request an annual meeting with the executive sponsor and other Fiserv management team members (which may be done virtually or in-person, as agreed upon by the parties at the time of scheduling). Fiserv will in good faith consider any Client request for a change to the Account Relationship Manager assigned to Client.

(q)      Fiserv Forum. Fiserv will provide Client with two (2) registrations for Fiserv’s annual Forum meeting at no charge to Client for each year of the initial term of the Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

For Client:		For Fiserv:
Community Shores Bank		Fiserv Solutions, LLC

By:	/s/ Heather D. Brolick	By:	/s/ James T. Cross

Name:	Heather D. Brolick	Name:	James T. Cross

Title:	President and CEO	Title:	Authorized Signatory

Date:	6/5/15	Date:	6/11/15

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ASP Services Exhibit to Master Agreement

1.      ASP / Processing Services. The parties shall add individual Schedules to this ASP Services Exhibit for Fiserv’s provision of ASP, processing, or other service bureau Services to Client, as mutually agreed by Client and Fiserv and added as of the Effective Date or by written amendment signed by both parties. The terms of this ASP Services Exhibit shall apply to the Services set forth in Schedules attached to this Exhibit.

2.      Additional Services.

(a)      Implementation Services. Services: (i) to convert Client’s existing applicable data and/or information to the Services, and/or (ii) to implement the Services (collectively, “Implementation Services”) will be provided by Fiserv to the extent applicable to the Services, for the fees, if any, set forth in the Schedules to this Exhibit. Client agrees to provide all necessary cooperation, information and assistance in connection with Implementation Services to facilitate conversion and/or implementation.

(b)      Training Services. To the extent applicable to the Services, Fiserv shall provide to Client training, training aids, user manuals, and other documentation for Client’s use as Fiserv finds necessary to enable Client personnel to use the Services, for the fees, if any, set forth in the Schedules to this Exhibit. If requested by Client, classroom training in the use and operation of Services will be provided at a training facility agreed to by the parties, or designated by Fiserv if no such facility is specified.

(c)      Optional Services. If optional services are listed on a Schedule to this Exhibit, such optional services shall become part of the Agreement upon Client’s use of such optional services.

3.      Fiserv System and Client Systems. Fiserv systems used in the delivery of Services (the “Fiserv System”) and Client’s networks and computer systems (“Client Systems”) contain information and computer software that are proprietary and confidential information of the respective parties, their suppliers, and licensors. Each party agrees not to attempt to circumvent the devices employed by the other party to prevent unauthorized access thereto, including without limitation modifications, decompiling, disassembling, and reverse engineering thereof.

4.      Fiserv Obligations.

(a)      Client Policies. While assigned to provide Services at a Client location or otherwise visiting Client’s facilities, Fiserv employees will: (i) comply with Client’s reasonable safety and security procedures and other reasonable Client rules applicable to Client personnel at those facilities to the extent such procedures and rules are provided to Fiserv in writing and in advance, (ii) comply with all reasonable requests of Client personnel, as applicable, pertaining to personal and professional conduct, and (iii) otherwise conduct themselves in a professional and businesslike manner.

(b)      Changes. Fiserv may make changes in its methods of delivering the Services, including but not limited to operating procedures, type of equipment or software resident at, and the location of Fiserv’s service center(s), provided that such changes shall not have a material adverse effect on the Services. Fiserv will provide Client with reasonable notice prior to implementing any material change that affects Client’s normal operating procedures, reporting, or internal service costs, so as to permit Client to amend such procedures or reporting.

(c)      Client Systems Access. If Fiserv accesses Client Systems, Fiserv will: (i) use this access only to provide Services to Client; and (ii) ensure that the Fiserv System includes up-to-date anti-viral software designed to prevent viruses from reaching Client Systems through the Fiserv System.

(d)      Security Testing. Fiserv may use a third party to provide monitoring, penetration and intrusion testing with respect to certain Services. Upon Client’s written request, Fiserv agrees to provide Client with a copy of its most recent security certification, if any, for the applicable Fiserv service center providing such Services.

(e)      Services Warranties. Fiserv represents and warrants that: (i) Services will conform to the specifications set forth in the Schedules to this Exhibit; (ii) Fiserv will perform Services accurately provided that Client supplies accurate data and information, and follows the procedures described in all Fiserv documentation and notices; (iii) Fiserv personnel will exercise due care in provision of Services; and (iv) functionality provided by the Fiserv System will enable Client to comply in all material respects with Federal regulations generally applicable to Fiserv’s clients in the industry in which the functionality is intended to be used.

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(f)      State Functionality Requirements. Fiserv System functionality with respect to Client’s state compliance obligations will be provided by Fiserv as set forth in this paragraph. If Client desires a change to the functionality provided by the Fiserv System as a result of Client’s interpretation of a state regulation (each, a “New State Function”), Client shall request such change in writing. If a New State Function is included in the Fiserv System for Fiserv’s clients generally that receive the applicable Services to which the functionality relates, such function will be provided to Client without additional charge. If the New State Function is not provided to Fiserv’s clients generally without additional charge, Fiserv shall allocate the development fees for the New State Function pro-rata among those clients receiving the change, including Client.

(g)      Error Correction. In the event of an error or other default caused by Fiserv personnel, systems, or equipment, Fiserv shall correct such error or default at no additional charge to Client, provided that Client supplies Fiserv with a written request for correction of the error within 7 days after Client’s receipt of the work containing the error. Work reprocessed due to errors in data supplied by or through Client or by Client’s failure to follow procedures set forth by Fiserv shall be billed to Client at Fiserv’s then current time and material rates.

(h)      Infringement Claims. Fiserv shall, at its expense, defend Client against any third party claim or action alleging that the Fiserv System infringes a United States patent, copyright, or other proprietary right of such third party (“Infringement Claim”), and shall pay all amounts payable by Client under any judgment, verdict, or court order entered by a court of competent jurisdiction or settlement agreed upon by Fiserv in any Infringement Claim, provided that Client: (i) notifies Fiserv promptly of such Infringement Claim, (ii) grants Fiserv the sole right to control the defense and disposition of such Infringement Claim, and (iii) provides Fiserv with reasonable cooperation and assistance in the defense and disposition of such Infringement Claim. The obligations set forth in this paragraph are Fiserv’s entire liability and Client’s sole and exclusive remedy for any Infringement Claim.

(i)      Audit. In addition to the audit provisions set forth in Section 10 of the Agreement, Fiserv provides for periodic independent audits of its operations, which shall include an annual SSAE 16 Type II audit to the extent required by law or regulation. Fiserv shall provide Client with a copy of such independent audit report of the Fiserv service center providing Services within a reasonable time after its completion, at no cost to Client. If material deficiencies affecting the Services are noted in such audit report, Fiserv will develop and implement an action plan to address and resolve any such deficiencies within a commercially reasonable time at Fiserv’s expense.

5.      Client Obligations.

(a)      Procedures; Processing Priority. Client agrees to comply with Fiserv’s procedures and operating instructions for use of Services and the Fiserv System. Client acknowledges that Fiserv does not subscribe to any processing priority; all users receive equal processing consideration.

(b)      Communication Lines, Terminals, Equipment, Software. All communication lines, terminals, equipment, computer software, and interface devices required to access the Fiserv System and to transmit and receive data and information between Client’s location(s), Fiserv’s service center(s), and/or other necessary location(s) (collectively, “Client Equipment”) are subject to approval by Fiserv and shall be compatible with the Fiserv System. Client is responsible for the expense of either procuring Client Equipment from Fiserv or providing Client Equipment itself, provided that all direct communication lines to the Fiserv System shall be procured from Fiserv. If Client has elected to provide Client Equipment itself, Fiserv shall provide Client with a list of compatible equipment and software. Client agrees to pay Fiserv’s standard fee for recertification of the Fiserv System resulting from Client’s use of non-compatible Client Equipment. If Fiserv provides such items, Client agrees to pay charges relating to the installation and use of Client Equipment as set forth in the Schedules to this Exhibit.

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(c)      Input. Client shall be solely responsible for the input, transmission, or delivery to and from Fiserv (whether delivered to or from Client site(s) or any applicable clearinghouse, regulatory agency, or Federal Reserve Bank) of all information and data required by Fiserv to perform Services unless Client has retained Fiserv to handle such responsibilities, as specifically set forth in Schedules to this Exhibit. The information and data shall be provided in a format and manner approved by Fiserv. Client is responsible for providing all instructions requested by Fiserv as necessary to perform the Services.  Client shall determine and be responsible for the authenticity, accuracy, and completeness of all information, data, and instructions submitted to Fiserv. Fiserv is not obligated to check for errors or omissions in any such information, data, or instructions and/or to correct, cancel or amend any action in connection with any Services once Fiserv has received instructions to complete such action.

(d)      Client Personnel. Client shall designate appropriate Client personnel for training in the use of the Services, shall supply Fiserv with reasonable access to Client’s site during normal business hours for Implementation Services, and shall cooperate with Fiserv personnel in their performance of Services.

(e)      Client Review; Responsibility for Accounts. Client shall review all reports furnished by Fiserv for accuracy, and shall work with Fiserv to reconcile any out of balance conditions or discrepancies. As applicable, Client shall be responsible for balancing its accounts each business day and notifying Fiserv promptly of any errors or discrepancies. If Client so notifies Fiserv, Fiserv shall, at its expense, promptly recompute accounts affected by discrepancies solely caused by the Fiserv System or provide for another mutually agreeable resolution. Fiserv will use commercially reasonable efforts to correct errors attributable to Client or Client’s other third party servicers. Reconstruction of error conditions attributable to Client or to third parties acting on Client’s behalf will be done at Fiserv’s then-current professional services rates.

(f)      Client Systems. Client shall ensure that Client Systems: (i) are capable of passing and/or accepting data from and/or to the Fiserv System, and (ii) include up-to-date anti-viral software designed to prevent viruses from reaching the Fiserv System through Client Systems.

(g)      Client Notification. Client agrees that it shall notify Fiserv as soon as possible upon becoming aware of any incident of unauthorized access to any Information or the Fiserv System.

(h)      Indemnity. Client shall indemnify and hold harmless Fiserv, its officers, directors, employees, and affiliates against: (i) any and all claims or actions arising out of (A) the use by Client of the Fiserv System in a manner other than that provided in the Agreement, and (B) access by Client’s customers, through a voice response system or through such customers’ personal computers or mobile devices, to Client Files or any Fiserv files (including the files of other Fiserv clients) or the Fiserv System or other Fiserv systems, provided that such access resulted from Client’s and/or any of its customers’ unauthorized use of or access to such Client Files, Fiserv files, the Fiserv System, or other Fiserv systems; and (ii) except in the event of Fiserv’s willful misconduct, any and all claims by third parties through Client arising out of the performance and non-performance of Services by Fiserv, provided that such indemnity shall not preclude Client’s recovery of damages from Fiserv pursuant to the terms and subject to the limitations of the Agreement.

(i)      Regulatory Requirements. As applicable to Client’s receipt of Services and as required by regulatory authorities having jurisdiction over Client, Client agrees to: (i) provide adequate notice to the appropriate regulatory agencies of the termination of the Agreement or any material changes in Services, (ii) retain records of its accounts, and (iii) obtain and maintain at its own expense any required Fidelity Bond and casualty and business interruption insurance coverage for loss of records from fire, disaster, or other causes.

6.      Business Continuity / Disaster Recovery.

(a)      General. Fiserv maintains a business continuity plan (“Business Continuity Plan”) for each Service that describes measures it will implement to recover from a Disaster. A “Disaster” shall mean any unplanned impairment or interruption of those systems, resources or processes that enable standard performance of the applicable Service’s functionality. Each Business Continuity Plan shall include a plan for the recovery of critical technology systems (a “Disaster Recovery Plan”), as well as procedures for restoring business operations at the primary location or at a designated recovery site, if necessary. Fiserv shall work with Client to establish a plan for alternative communications in the event of a Disaster.

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(b)      Disaster Occurrence. Fiserv shall notify Client as soon as possible after the occurrence of a Disaster and shall comply with the Business Continuity Plan. Fiserv shall move the processing of Client’s standard services to the recovery site as expeditiously as possible if operations cannot be satisfactorily restored (in Fiserv’s sole discretion) at the primary location. If a recovery site is used, Fiserv shall coordinate the cut-over to back-up telecommunication facilities with the appropriate carriers. Client shall maintain adequate records of all transactions under the reasonable control of Client during the period of service interruption and shall have personnel available to assist Fiserv in implementing the switchover to the recovery site. During a Disaster, optional or on-request services shall be provided by Fiserv only to the extent adequate capacity exists at the recovery site and only after stabilizing the provision of base services.

(c)      Disaster Recovery Test. Fiserv shall test the Disaster Recovery Plan periodically. Client agrees to participate in and assist Fiserv with such test, if requested by Fiserv. Upon Client’s request, test results will be made available to Client’s management, regulators, auditors, and insurance underwriters.

(d)      No Warranty. Client understands and agrees that the Business Continuity Plan is designed to minimize, but not eliminate, risks associated with a Disaster affecting Fiserv’s service center(s). No performance standards shall be applicable for the duration of a Disaster, provided that Fiserv agrees to use commercially reasonable efforts to comply with performance standards while providing Services to Client from the recovery location. Client maintains responsibility for adopting a disaster recovery plan relating to disasters affecting Client’s facilities and for securing business interruption insurance or other insurance necessary for Client’s protection. Fiserv agrees to release information necessary to allow Client’s development of a disaster recovery plan that operates in concert with the Business Continuity Plan.

7.      Lost Records. Notwithstanding Section 7 of the Master Agreement, if Client’s records or other data submitted for processing are lost or damaged as a result of any failure by Fiserv, its employees, or agents to exercise reasonable care to prevent such loss or damage, Fiserv shall take commercially reasonable actions under the circumstances to reproduce or replace such records or data, and Fiserv’s liability on account of such loss or damages shall not exceed the reasonable cost of reproducing such records or data from Fiserv’s back-up data or from exact duplicates thereof in Client’s possession.

8.      Term and Termination; Deconversion.

(a)      Term. Unless otherwise set forth in an applicable Schedule to this Exhibit, the initial term of each Schedule hereto and the Services provided thereunder shall end May 31, 2021; provided that this Exhibit shall remain in effect with respect to each such Schedule until such Schedule hereunder has terminated or otherwise expired. Unless written notice of non-renewal is provided by either party at least 180 days prior to expiration of the initial term or any renewal term, the Services shall automatically renew for additional term(s) of 1 year.

(b)      Convenience; Early Termination. If Client terminates the Agreement before the end of the initial term or reduces (other than as a result of account attrition or volume fluctuation in the ordinary course of business) or terminates Services for any reason other than pursuant to Sections 8(b)(i) or 8(b)(iii) of the Agreement, Client shall pay a termination fee based on the remaining unused term of the Services. Such fee shall be determined by multiplying the average of the monthly invoices for each Service received by Client during the 6-month period preceding the effective date of termination (or if no monthly invoice has been received, the estimated monthly billing for each Service to be received hereunder) by 65% times the remaining months of the term. Client shall also pay any unamortized (based on straight line amortization from the Effective Date through the end of the initial term) conversion fees or third party costs incurred by Fiserv in connection with this Agreement on or after the Effective Date and existing on Fiserv’s books on the date of termination.

(c)      Defaults. If Fiserv terminates this Exhibit, any Schedules hereunder or the Agreement pursuant to Sections 8(b)(i)-(iii) of the Agreement or if Client deconverts any data or information from the Fiserv System either without Fiserv’s prior written consent or in violation of the Agreement, then, in any such event, Fiserv may, upon written notice, terminate the Agreement in whole or in part and be entitled to recover from Client as liquidated damages for such early termination an amount equal to the present value of all payments remaining to be made for the remaining unused term of the Agreement or the applicable Exhibit, plus any unamortized conversion fees or third party costs existing on Fiserv’s books on the date of termination. For purposes of the preceding sentence, present value shall be computed using the “prime” rate (as published in The Wall Street Journal) in effect at the date of termination and “all payments remaining to be made” shall be calculated by multiplying the average monthly invoices for the 6 months immediately preceding the date of termination by the remaining months of the term.

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(d)      Liquidated Damages. Client understands and agrees that Fiserv losses incurred as a result of early termination of the Agreement, this Exhibit, or any Schedule would be difficult or impossible to calculate as of the effective date of termination since they will vary based on, among other things, the number of clients using the Fiserv System on the date the Agreement (or applicable part thereof) terminates. Accordingly, the amounts set forth in Sections 8(b) and 8(c) above represent Client’s agreement to pay and Fiserv’s agreement to accept as liquidated damages (and not as a penalty) such amount for any such termination.

(e)      Return of Client Files. On or about the date following expiration or termination of the Agreement or the applicable Schedule(s) to this Exhibit agreed upon by the parties, or upon expiration or termination of the Agreement or any applicable Schedule to this Exhibit if no such date is agreed to or other such date as mutually agreed, Fiserv shall furnish to Client such copies of Client Files as Client may request in a Fiserv standard format, and shall provide such information and assistance as is reasonable and customary to enable Client to deconvert from the Fiserv System; provided, however, that Client authorizes Fiserv to retain Client Files until: (i) with the exception of amounts disputed in good faith pursuant to Section 2(d) of the Agreement, Fiserv is paid in full for all amounts due for all Services provided through the date such Client Files are returned to Client; (ii) Fiserv is paid any applicable deconversion charges, as further described in Section 10(d) of this Exhibit; (iii) if the Agreement or applicable Schedule is being terminated, Fiserv is paid any applicable termination fee pursuant to Section 8(b) or (c) above; and (iv) Client has returned or destroyed all Fiserv Information in accordance with Section 3(b) of the Agreement. Fiserv shall be permitted to destroy Client Files any time after 30 days from the final use of Client Files for processing, unless: (A) Fiserv is directed by Client in writing to retain such files for a longer period, provided that Client may not require Fiserv to retain Client Files for longer than 90 days unless Fiserv agrees to such longer retention period, or (B) otherwise specified in a Schedule.

(f)      Miscellaneous. Client is responsible for the deinstallation and return shipping of any Fiserv-owned equipment located on Client’s premises.

9.      Exclusivity. Client agrees that commencing on the Effective Date and continuing through the end of the term of each Schedule to the Exhibit, Fiserv shall be the sole and exclusive provider of the respective Services that are the subject matter of the Schedules to this Exhibit. Client agrees not to enter into an agreement with any other entity to provide these Services (or similar services), and not to perform these Services (or similar services) for itself, during the term of such Schedule without Fiserv’s prior written consent. If Client acquires another entity, the exclusivity provided to Fiserv hereunder shall take effect with respect to such acquired entity as soon as practicable after expiration or earlier termination of such acquired entity’s previously existing arrangement for these Services. If Client is acquired by another entity, the exclusivity provided to Fiserv hereunder shall apply with respect to the level or volume of Services provided immediately prior to the signing of the definitive acquisition agreement relating to such acquisition and shall continue with respect to the level or volume of such Services until any termination or expiration of this Exhibit, subject to Client’s right to terminate for convenience under Section 8(b) of this Exhibit above by paying the applicable early termination fee.

10.    Additional Fee Provisions.

(a)      Annual Adjustment. Fiserv’s fees for Services may be increased annually each January 1, effective January 1, 2018, upon 30 days’ notice to Client. Each increase shall be limited to the increase in the U.S. Department of Labor, Consumer Price Index for All Urban Consumers (“CPI”) for the most recently available 12-month period preceding such 30-day notice period.

(b)      Holdover. Upon any termination or expiration of the Agreement or an Exhibit, Services provided after the applicable termination date, expiration date, or final processing date specified by Client will be provided subject to Fiserv’s capacity and will be invoiced at then current fees under the applicable Schedule plus a holdover premium of 15%, unless such holdover is due to Fiserv’s action or inaction.

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(c)      Deconversion Charges. Client agrees to pay the deconversion charges as set forth on each respective Schedule in connection with Client’s deconversion from the Fiserv System.

(d)      Regulatory and Compliance Charge. Fiserv reserves the right to charge Client for Client’s share of direct Fiserv costs of maintaining regulatory compliance as required by Section 4(e)(iv) of this Exhibit and/or meeting relevant third party standards (such as PCI-SSC’s Payment Card Industry Data Security Standard).

(e)      Assumptions. Fees set forth in the Schedules to this Exhibit are based on completion of the initial term of all Services. If Services are reduced or terminated pursuant to Section 8(b) or (c) above, Client shall reimburse Fiserv for all unamortized credits, rebates, discounts, and incentives granted on all Services (based on straight line amortization from the Effective Date through the end of the Term). Any such credits, rebates, discounts, and incentives will no longer be granted through the remainder of the term for any continuing Services.

(f)      Acquisition of/by Other Fiserv Client. If Client acquires or merges with an organization that has, at the time of the merger, a current contract with Fiserv for such organization’s receipt of Fiserv services and/or products, Fiserv will allow an early termination of the non-surviving organization’s agreement with Fiserv (the “Acquired Agreement”) upon satisfaction of all of the following terms and conditions:

(i) The continuing Fiserv agreement with the surviving organization (the “Surviving Agreement”) must have at least as many months remaining under its then-current term as the number of months remaining in the then-current term of the Acquired Agreement as of the date of termination of the Acquired Agreement. If the Surviving Agreement has less months remaining under its then-current term than the number of months remaining in the then-current term of the Acquired Agreement as of the date of termination of the Acquired Agreement, Customer may request that the term of the Surviving Agreement be extended to satisfy this subsection (a), and the parties will negotiate such an extension in good faith.

(ii) The Surviving Agreement may not be an agreement with a financial institution in FDIC receivership if such agreement has been or will be repudiated.

(iii) All of the Services and Products under the Acquired Agreement shall be transferred and provided under the Surviving Agreement, at the same level or volume of service provided as of completion of the acquisition transaction.  If additional Services or Products were provided under the Acquired Agreement that are not at the time of transfer being provided under the Surviving Agreement, Fiserv’s fees and charges for such Services and Products will be quoted by Fiserv and the parties shall agree on an amendment to the Surviving Agreement to incorporate said additional Services and Products.

(iv) The total fees for Services paid to Fiserv under the Surviving Agreement after transfer of Services and Products from the Acquired Agreement shall not be less than the combined total of fees that would have been paid separately under each of the Surviving Agreement and Acquired Agreement for the remainder of their then-current terms.

(v) Written notice of termination of the Acquired Agreement must be given no later than 60 days following completion of the acquisition transaction, with the effective date of termination being no later than 90 days following completion of the merger transaction.

(vi) If all requirements of this section are met, Fiserv agrees to accept a reduced early termination fee under the Acquired Agreement, equal to 30% of the full calculated early termination fee.  If all of the requirements of this section are not satisfied, Fiserv may charge Client a full termination fee in accordance with the Acquired Agreement, provided that: (A) if clause (i) is the only clause not satisfied, the termination fee shall be calculated based on the difference between the remaining term of the Surviving Agreement and the Acquired Agreement; (B) if clause (iii) is the only clause not satisfied, a termination fee shall be charged only for those Services and Products not transferred to the Surviving Agreement; and (C) if clause (iv) is the only clause not satisfied, the termination fee shall be the decrease in revenue resulting from processing the combined entity under the Surviving Agreement; in each case under (A) through (C), subject to a minimum fee equal to 30% of the full calculated early termination fee. In no event will the early termination fee, as calculated under this subsection (vi), exceed the termination fee that would have otherwise been due under the Acquired Agreement.

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(g)      Flex Credit. Fiserv agrees to provide Client a flex credit in the amount of $31,950.00 (“Flex Credit”). The Flex Credit must be applied by Client during the first 3 years of the initial term of the ASP Services Exhibit against Fiserv invoice(s) for one-time implementation fees for the new Account Processing Services listed below, subject to the following: (i) Client shall provide Fiserv’s indicated designee with at least 30 days’ prior notice (which may be via email) of Client’s election to use any portion of the Flex Credit, specifying the amount of the Flex Credit to be applied and the invoiced amount(s) to which such amounts should be applied; (ii) elimination and/or failure to implement any Account Processing Services included in the Agreement as of the Effective Date and/or a reduction in actual customer or member accounts converted and/or processed could result in a reduction of the Flex Credit; and (iii) the Flex Credit may not be applied to any third party software or services fees, deconversion or early termination fees, out-of-pocket expenses, equipment costs, third party costs, or Taxes. In the event of termination of the Agreement, the ASP Services Exhibit, or the Account Processing Services Schedule during the initial term of the ASP Services Exhibit for any reason other than Client’s termination pursuant to Section 8(b)(i) or 8(b)(iii) of the Agreement, Client will reimburse Fiserv for the unamortized Flex Credit applied by Client pursuant to this section (based on straight line amortization from the Effective Date through the end of the initial term), in addition to any other applicable termination fees due from Client. Any unused flex credit at the expiration or earlier termination of the initial term of the ASP Services Exhibit shall be forfeited by Client. The Flex Credit is provided by Fiserv solely as a credit against the applicable fees that would otherwise be due from Client under the Account Processing Services Schedule. For the avoidance of doubt, nothing in this Section 10(g) shall obligate Client to implement any of the services listed below.

New Products	One- Time	Monthly
Activity Exception Manager	$3,850	$.0190/account
Mobiliti Business Services	See Attached Schedule
Director Keyword & Foldering	$5,400	—
Integrated Teller (incl. CTR reporting & 4 days of training)	$10,450	$.0400/account & $263 flat fee
Link Live	See Attached Schedule
Wire Manager	$6,000	$245 flat fee
Merchant Source Capture (IP)	See Attached Schedule
Mobile Source Capture (IP)	See Attached Schedule

(h)      Compliance Assistance Payment. Fiserv will issue to Client an assistance payment of $11,500.00 U.S. Dollars which Client may use in connection with costs it incurs for PCI compliance (“Compliance Assistance Payment”). Fiserv will provide the Compliance Assistance Payment to Client within 60 days of the Effective Date. Notwithstanding anything to the contrary in the Agreement, in addition to any other early termination amounts owed, if Client terminates the Agreement or any part thereof, or reduces its use of any Services provided thereunder and/or or fails to implement any of the anticipated Services provided thereunder, except for Client’s termination pursuant to Section 8(b)(i) or 8(b)(iii) of the Agreement, Client shall reimburse Fiserv for the unamortized Credit pursuant to this section (based on straight line amortization from the Effective Date through the end of the initial term), in addition to any other applicable termination fees due from Client.

11.         Residuals. Nothing contained in the Agreement shall restrict Fiserv from the use in its business of any ideas, concepts, know-how, or techniques contained in Client Information accessed by Fiserv in connection with the Services that are related to Fiserv’s business activities and retained in the unaided memory of Fiserv’s employees.

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Account Processing Services Schedule

to the ASP Services Exhibit

1.      SERVICES

(a)      Description of Services.   Fiserv agrees to provide to Client the following services (“Account Processing Services”). Fiserv will also maintain an operations backup center for the Account Processing Services and, as applicable, will maintain annual histories for Client, which can be used to reconstruct Client Files in an emergency.

ACH (receiving) Processing

ACH Manager

ATM Processing (Dependent on ATM Switch Selected)

ATM Transactions

Business Analytics Daily Extracts

Business Analytics Processing

Card Activity Interface

Certificates of Deposit

Club Accounts

Collateral Insurance Module

Credit Bureau Transmission

Currency Transaction System

Customer Information System

Delinquent Child Support Module

Demand Deposit Accounts

EBB & EBC Transactions

Exception Item Module

General Ledger

Health Savings Account Module

Interactive Deposit Interface

Loan Accounting System

Loans Collection System

Loan Origination Interface

Navigator Browser Connection

OFAC Processing

Optical Retrieval (Report Archive only)

Premier ACH

Premier Reference System

Remote Card Maintenance

Remote Print

Retirement Accounting

Safe Deposit Accounting (CIS Application)

Savings

Smart Reports (<10/month)

Telephone Banking Base Charge

Telephone Banking Port Charge

Transaction Management System

Mass Maintenance Automation

(b)      Implementation and Related Services. Fiserv will provide its standard implementation and training services for the Account Processing Services, as further specified in Sections 1 or 2 of this Schedule. Any further professional services shall be provided upon Client’s request at Fiserv’s then-current rates, subject to the availability of Fiserv resources.

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(c)      Client Obligations and Responsibilities.

(i)	If applicable, in order to permit Fiserv to reconstruct Client Files, Client agrees to retain at all times and make available to Fiserv upon request the most recent data transmissions (e.g. complete data files, printout(s)) received from Fiserv, together with copies or other accurate and retrievable records of all transactions to be reflected on the next consecutive printout(s).

(ii)	Client will periodically monitor its closed accounts and take all reasonable steps in order to ensure that closed accounts are deleted from Client Systems as appropriate.

2.      FEES

(a)      Fees. Client agrees to pay Fiserv the following fees for the Account Processing Services and any other related Deliverables:

DESCRIPTION	UNIT	UNIT COST

Core Processing
Base Processing 0-12,000	Per Acct	0.6500
Base Processing > 12,000	Per Acct	0.5500

BPM
Business Process Mgr Base Fee	Per Acct	0.0176
Business Process Mgr Seat License	Per Acct	0.0470

Insight Teller
P2 Teller	Per Seat	37.60

VRU/Telephone Banking
Telephone Banking Processing	Per Acct	0.0353
Telephone Banking Per Minute Charge	Per Minute	0.0300

Data Warehouse
Business Analytics Processing	Per Acct	0.0350
Business Analytics Prof Author License	Per Month	158.50

Other Modules
ACH Transmissions	Per Tran	10.00
ACH Origination Transactions	Per Tran	0.0300
Premier Activity Management System	Per Acct	0.0370
AML Manager Monthly Processing	Per Month	1,100.00
Event Manager-Batch	Per Acct	0.0306
Smart Report (>10/month)	Per Report	51.05
MoveIt EX Software Maintenance	Annual	31.00

Terminal / Network Support
Network Support	Per Wkstn	9.73

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(b)      Estimated Fees.  Client shall pay fees for Account Processing Services for the following month on an estimated basis. Fiserv shall timely reconcile estimated fees paid by Client for Account Processing Services against the fees and charges actually due Fiserv based on Client’s actual use of Account Processing Services for such month. Fiserv shall either issue a credit to Client or provide Client with an invoice for any additional fees or other charges owed. Fiserv may change the estimated amount of fees billed as appropriate to reflect changes in actual use of Account Processing Services.

(c)      Forms and Supplies. Client assumes and will pay the charges for all customized forms, supplies, and delivery charges at Fiserv’s then-current rates. Custom forms ordered through Fiserv will be subject to a 15% administrative fee for warehousing and inventory control.

(d)      Acquisitions, Conversion. If Client intends to acquire another institution during the initial term of the ASP Services Exhibit and convert that institution to the Fiserv Account Processing Services, Fiserv will quote to Client a fixed fee, as shown below, for the standard conversion services required to convert that acquired institution and its accounts; provided, however, that: (i) Fiserv may set a reasonable time limit after the acquisition on how long that quote will be valid; (ii) Client agrees to provide all information regarding the proposed acquisition and conversion requested by Fiserv; and (iii) Fiserv reserves the right to modify that fee if: (A) the number of accounts increases above 50,000, (B) Client implements any further Account Processing Services after the quote is issued and/or (C) any non-standard conversion services are required. For clarity, nothing in this Section is meant to modify any terms or conditions set forth in any agreement between Fiserv and any such other institutions.

(i)      If, during the term of the Account Processing Services, Client acquires another institution that is not presently using Fiserv’s outsourced Premier core Account Processing Services platform, Fiserv agrees to provide its standard conversion programming and conversion assistance for the Account Processing Services in accordance with the following pricing schedule:

Number of Accounts	Fees
1-10,000	$10,000
10,001-25,000	$15,000
25,001-50,000	$20,000
Greater than 50,000	per mutually agreed to quote

(ii)         If, during the term of the Account Processing Services, Client acquires another institution that is using Fiserv’s outsourced Premier core Account Processing Services platform at the time of the acquisition and conversion, Fiserv agrees to provide its standard conversion programming and conversion assistance in accordance with the following pricing schedule:

Number of Accounts	Fees
1-10,000	$7,500
10,001-25,000	$12,500
25,001-50,000	$15,000
Greater than 50,000	per mutually agreed to quote

(e)      Account Processing Deconversion Charges. In the event that the ASP Services Exhibit, this Schedule, the E-Commerce Services Schedule, the LinkLive Banking Services Schedule, the Mobiliti Services Schedule and/or the Mobiliti Business Services Schedule is terminated for any reason other than by Client pursuant to Sections 8(b)(i) or 8(b)(iii) of the Agreement, for purposes of Section 10(c) of the ASP Services Exhibit, the deconversion charges for Fiserv’s standard deconversion services for the Services provided under this Schedule shall not exceed $50,000.00 in the aggregate. For purposes of deconversion services, Fiserv’s “standard” deconversion services means deconversion from the applicable Fiserv System(s) and providing one set of standard live production tapes or files and, as applicable, one set of standard test tapes or files and standard documentation. Deconversion charges for any imaging, image storage or archive or other such functionalities or Service (e.g. COLD Director storage) shall be a $10,000 flat fee.

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(f)      During the initial term, Fiserv will waive the monthly access fee for its standard Virtual Trainer online training materials for the Premier Account Processing Services; provided, however, that Client shall remain responsible for obtaining and maintaining any equipment and technology necessary to access and use such materials.

(g)      Fiserv agrees to provide twenty (20) complimentary training sessions (webex or classroom) each year during the initial term of the ASP Services Exhibit.  These training sessions are not cumulative and must be used during each calendar year (January – December).  Client is responsible for initiating use of these training sessions.  Travel and related expenses are Client’s responsibility. Client may elect to send up to 5 attendees to each such session, but in no event more than a total of 20 attendees to all such sessions, during each calendar year. Client will notify Fiserv of its intent to send attendees to a given session (and the number of attendees) in writing prior to the registration cut-off date set by Fiserv for each such session.

(h)      Audit.  Notwithstanding Section 4(h) of the ASP Services Exhibit, Fiserv agrees to waive fees for SSAE 16 audit reports for the Account Processing Services during the initial term of the ASP Services Exhibit.

3.      PERFORMANCE

(a)      Hours of Operation.

(i)	Subject to the performance standard set forth in Section 3(c)(i) below, the Account Processing Services will be available to Client during the following hours (Central time zone):

Business Banking Days	7:00AM – 7:00PM
Banking Saturdays	7:00AM – 4:00PM

(ii)	For purposes of this subsection, “Business Banking Days” are those Mondays through Fridays on which national or state banks are required to be open for business in Client’s location of business. “Banking Saturdays” are those Saturdays on which national or state banks are traditionally open for business in Client’s location of business.

(b)      Technical Support. Client will be responsible for all end user technical support; provided, however, that Fiserv will provide "second level" technical support to Client's designated user support representatives, meaning Fiserv will accept an initial technical support inquiry from Client and initiate a troubleshooting process. Such support will be available during Fiserv’s standard business hours. For purposes of this section, Fiserv's sole obligation is to provide timely response to Client for requests for support.

(c)      Performance Standards. Performance standards applicable to Account Processing Services are as follows:

(i)	On-Line Availability. Fiserv’s standard of performance shall be on-line availability of the Fiserv System (exclusive of telecommunications and terminals) 99% of the time that it is scheduled to be available on a monthly basis (“Measurement Period”). Actual on-line performance will be calculated each Measurement Period by comparing the number of hours that the Fiserv System was scheduled to be operational on an on-line basis exclusive of preventive maintenance and scheduled maintenance with the number of hours, or a portion thereof, it was actually operational on an on-line basis. Preventive maintenance will not be scheduled during normal online processing hours. Preventive maintenance will be performed on only mission critical equipment during on-line processing hours. Downtime caused by reasons beyond Fiserv’s control will not be considered in the statistics.

(ii)	Report Availability. Fiserv’s standard of performance for report availability shall be that, over a Measurement Period, 95% of all Critical Daily Information shall be available for remote printing or dispatch to the courier on time without significant errors. Critical Daily Information shall mean priority group reports that Fiserv and Client mutually agree in writing are necessary to account properly for the previous day’s activity and properly notify Client of overdraft, NSF, or return items. The agreed upon Critical Daily Information shall be listed on an exhibit attached to the final conversion plan. On time delivery for Critical Daily Information shall be 6:30 a.m. if delivered to Client’s remote print facility and 8:30 a.m. if delivered to Client by courier. A significant error is one that impacts Client’s ability to account properly for the previous day’s activity and/or account properly for overdraft, NSF, or Return items. Actual performance will be calculated monthly by comparing the total number of reports scheduled to be available from Fiserv to the number of reports that were available on time and without error.

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(iii)	Response Time. Fiserv’s standard of performance for response time shall be that the daily response time for 98% of transactions shall be 2 seconds for a teller transaction or 3.5 seconds for a terminal transaction on average as determined from measurements taken over a Measurement Period. A transaction shall mean a basic deposit, withdrawal, or monetary transaction. The measurement shall begin when the last data element has been transmitted from the central processor and shall end when the first data element has been received at the controller. Fiserv will log and retain a record of response time maintaining appropriate analytical reports, monthly and publishing summary reports quarterly. Fiserv will work with Client and third party vendors to ensure commercially reasonable response time.

(iv)	Client Inquiries. Client Inquiries - All Client inquiries will be acknowledged electronically by Fiserv within 2 hours of request, with updates every 72 hours. A plan for resolution of the inquiry will be completed by Fiserv within 24 hours of the inquiry unless a mutually agreeable time is accepted by Client and Fiserv. If Client is not experiencing updates on cases within the 72-hour guideline, this will be communicated to the Fiserv Premier Account Executive. For a 30-day period, following this notification from Client to Fiserv, tracking will be performed by Client for response on all cases logged through C3 and Facets. Should the average update time for this 30-day period exceed the 72-hour window from Fiserv to the client, then Fiserv will credit the client $500 on the next month’s invoice for data processing services.

(d)      Service Credits. For purposes of this subsection (c), “Occurrence” shall mean a failure by Fiserv to achieve one of the performance standards set forth in subsections (i), (ii), (iii), or (iv) of subsection (c) (“Performance Standards”). No later than 30 days after the end of each calendar quarter, Fiserv shall provide a report to Client detailing its performance in relation to each of the Performance Standards. If, through no fault of Client, Fiserv fails to meet the Performance Standards during any Measurement Period, Fiserv shall issue a service credit against Client’s subsequent monthly invoice for Account Processing Services (exclusive of Taxes, out-of-pocket and one-time expenses) (collectively, “Monthly Processing Fees”) as follows:

(A)	1 Occurrence over a Measurement Period: Credit of 3% of fees for the portion of the Account Processing Services that failed to meet the Performance Standards

(B)	2 or more Occurrences: Credit of 5% for the portion of the Account Processing Services that failed to meet the Performance Standards

(C)	3 or more Occurrences: Credit of 8% for the portion of the Account Processing Services that failed to meet the Performance Standards

In any event, the amount of Credits due to Client for any month shall not exceed 8% of the total Account Processing Services fees due to Fiserv for such month.

(i)	Termination Right. The following termination right shall apply with respect to the Performance Standards. If more than 3 Occurrences occur in each of 4 consecutive Measurement Periods and such Occurrences materially adversely affect Client and are not the result of Client’s error or omission, Client may terminate that portion of the Account Processing Services that failed to meet the Performance Standards (“Identified Functionalities”) in accordance with the following terms (the “Termination Right”):

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(A)	Client shall provide written notice to Fiserv of its intent to exercise the Termination Right with respect to such Identified Functionalities if Fiserv fails to restore performance of the Identified Functionalities to the applicable Performance Standards within 60 days of its receipt of such notice (the “Cure Period”). Such notice must be given by Client within 60 days after the last day of the Measurement Period giving rise to the Termination Right.

(B)	Fiserv shall advise Client promptly upon correction of the system deficiencies giving rise to the Termination Right, and the parties will observe performance for a six month period (“Restoration Period”). If Fiserv fails to achieve any Performance Standard for any given Measurement Period during the Restoration Period for the Identified Functionalities and/or if Fiserv fails to restore performance during the Cure Period, Client may terminate that Identified Functionalities upon written notice to Fiserv, and Fiserv will not charge Client an early termination fee for such termination under Section 8(b) or 8(c) of the ASP Services Exhibit. The Termination Right shall only be available to Client if such right is fully exercised within 60 days after the last day of the end of the Cure Period or Restoration Period, as applicable.

(ii)	Explanation of Remedy. Client agrees that the service credit(s) and the Termination Right, if requested by Client, shall be Client's sole and exclusive remedy, and Fiserv’s sole and exclusive liability, for Fiserv’s failure to meet any Performance Standard(s).

(e)      Exclusions. Failure to meet a Performance Standard is not in itself intended to imply, or be construed or interpreted as, negligence on the part of Fiserv in connection with its carrying out its duties and obligations under this Schedule or the Agreement. Notwithstanding any of the foregoing, Fiserv shall not be liable to Client for any failure to meet a Performance Standard or to provide any related service credits to the extent that a breach by Client of its obligations under this Schedule or the Agreement or Client’s acts or omissions results in Fiserv’s failure.

4.      ADDITIONAL TERMS AND CONDITIONS

(a)      Fiserv reserves the right to use secured vaults off premises in storing and maintaining copies of transaction files are maintained by Fiserv.

(b)      Fiserv agrees it will provide 20 hours annually of professional services which may be used for customizations, enhancements or custom reports for such additional Account Processing Services, at no additional charge, except travel and expenses incurred in accordance with Section 2(b) of the Agreement, during each year of the initial term of the Agreement. Any hours not used in a given year of the initial term shall automatically expire at the end of that year.

(c)      Upon Client’s request, Fiserv will schedule and participate in an operational review, every 24 months during the initial term of the ASP Services Exhibit, with appropriate Fiserv product and development representatives selected by Fiserv. These reviews will be conducted at Client’s site (or via conference call, if approved by Client) for the duration requested by Client, up to four (4) days. Unless otherwise specified in the scheduling discussions, the intent of such reviews will be to discuss potential improvements or changes Client could make to its systems to improve its use of the Account Processing Services. The parties agree to schedule each of these reviews far enough in advance to avoid any burden on either party’s business, in no event less than 30 days in advance. Fiserv will not charge Client for these reviews, except travel and expenses incurred in accordance with Section 2(b) of the Agreement.

(d)      Fiserv also agrees to assign a Service Manager for the Account Processing Services who is responsible for reviewing all outstanding support cases on a regular basis, escalating issues, scheduling onsite visits and responding to Client status reports and service requests (“Service Manager”). The Fiserv Service Manager will meet with Client at least once per quarter for a status meeting (which may be done virtually or in-person, as agreed upon by the parties at the time of scheduling).  The meeting will be intended to document any outstanding issues and review any plan to resolve them.

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E-Commerce Services Schedule to ASP Services Exhibit

1.      Description of Services. Fiserv agrees to provide to Client the following services (collectively, “E-Commerce Services”):

Attachment	Description	Included
1	Online Internet Banking Services	X

2.      Fees. Client agrees to pay Fiserv the fees set forth in the Attachment(s) for E-Commerce Services.

3.      Additional Terms. The following additional terms apply to E-Commerce Services:

(a)      Access. Client acknowledges that access to E-Commerce Services shall be across public and private lines and that Fiserv has no control over such lines or the information available from non-Fiserv sources.

(b)      Trademark and Content License. Client hereby grants to Fiserv a non-exclusive, non-assignable right to use Client’s trademarks, trade names, service marks, service names (collectively, “Trademarks”), and Content (as defined below) solely in connection with, and during the period of, Fiserv’s provision of E-Commerce Services to Client. Client will indemnify and hold harmless Fiserv, its officers, directors, employees, designated supplier, and affiliates against any claims or actions arising out of Fiserv’s use of Trademarks and/or Content as long as such use is contemplated hereunder.

(c)      Regulatory Compliance. Client shall not use E-Commerce Services for any activities in violation of any laws or regulations, including without limitation, wrongful transmission of copyrighted material, sending of threatening or obscene materials, or misappropriation of exportation of trade or national secrets.

(d)      Client Warranties. Client represents and warrants that (i) any work, content, or information (“Content”) provided to Fiserv by Client is either original or that Client has the legal right to provide such Content; and (ii) Content does not impair or violate any intellectual property or other rights of Fiserv or any third party. Client will indemnify and hold harmless Fiserv, its officers, directors, employees, designated supplier, and affiliates against any claims or actions arising out of any breaches of the foregoing, or any improper use of information gathered through any co-branded site as part of E-Commerce Services. Client acknowledges that Fiserv shall not monitor, review, or approve any Content.

(e)      Technical Support. Client agrees to provide all end user technical support. Fiserv will provide second level Technical Support to Client’s user support representatives. In no event is Fiserv obligated to contact Client's customers to provide support. “Technical Support” means Fiserv will take an initial technical support inquiry from Client and initiate the troubleshooting process. Fiserv shall use commercially reasonable efforts to determine the source of technical support issues, and to remedy the issue. Technical Support is available as described in this Schedule.

(f)      Effect of Termination. Upon any termination or expiration of this Schedule, Client shall continue to be responsible for fees related to E-Commerce Services unless Fiserv receives written notice to delete Client Files from the Fiserv System. Client shall continue to be responsible for all data communications and modem fees until (i) all circuits are disconnected and the telecommunications company ceases invoicing Fiserv, and (ii) Fiserv receives back all equipment supplied to Client by Fiserv.

(g)      Scheduled Maintenance. Fiserv will host and manage the hardware and software required to support its E-Commerce services, subject to downtime for maintenance reasonably limited to those hours of operation least impacted by customer usage, when such options are available.

(h)      Third Party Availability. Client acknowledges and understands that E-Commerce services may be subject to unavailability due to congestion or overload on public circuits supplied by third parties or due to downtime by such third parties.

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(i)      Extension of Warranties. Client is expressly prohibited from extending any warranty or warranties on Fiserv’s behalf to any person.

(j)      Financial Risk. As between Fiserv and Client, Client is, and shall remain, solely and exclusively responsible for any and all financial risks of each transaction initiated by Client’s customers through use of E-Commerce Services, including insufficient funds, except to the extent caused by the E-Commerce Services.

(k)      Client acknowledges that Fiserv assumes no liability or control over Client’s Internet access used for connecting to the E-Commerce Services.

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Online Internet Banking Services

1.     Description of Services.

(a)      Fiserv Responsibilities. Fiserv agrees to provide Client with Retail Online Internet Banking Services and Business Online Internet Banking Services consisting of web server hosting, secure transaction access via the Internet, customer access to Online Internet Banking applications using an interface to a Client provided customer database and daily reports that detail the Internet banking activity as further defined in Section 2. Fees (hereinafter, the “Online Internet Banking Services”).

(b)      Client Responsibilities:

(i)	Client assumes exclusive responsibility for the (A) consequences of any instructions it may give to Fiserv, (B) Client’s or its customers’ failures to access Online Internet Banking Services properly in a manner prescribed by Fiserv, and (C) Client’s failure to supply accurate input information, including, without limitation, any information contained in an application.

(c)      Multi-Factor Authentication (MFA) Services using RSA and/or Vasco (hereinafter, the “MFA Services”). The following additional provisions shall apply to receipt and use of MFA Services:

(i)	To the extent permitted by applicable law, licensors of MFA Services shall not be liable for any damages, whether direct, indirect, incidental or consequential resulting from Client’s use of MFA Services;

(ii)	Client agrees to protect any confidential information of MFA Services coming into its possession with the same degree of protection as it affords its own confidential information and the non-public personal information of its customers; and

(iii)	Client shall not remove or obscure the proprietary notices within MFA Services or components thereof.

2.     Fees. Client agrees to pay Fiserv the fees set forth below for Online Internet Banking Services. Such fees will be invoiced to Client on a monthly basis unless otherwise indicated.

Retail Online (eCom)

eCom New Customers	Per User	—
eCom Customers	Per User	1.50
eCom Logins	Per User	—
eCom Transfers	Per Tran	—
Shared Dataline Connection To Internet	Per Month	300.00
MFA Tokens	One Time/Token	18.00
MFA eCom Customers	Per User	0.1234

Business Online (eCorp)

eCorp New Customers-Clients	Per User	—
eCorp Customers-Clients	Per User	2.50
eCorp Transfers	Per Tran	—
MFA eCorp Customers	Per User	0.1226
eCorp Logins	Per User	—

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3.     Performance.

(a)      Support is available to Client for routine inquiries concerning the use of the Online Internet Banking Services provided in this Schedule Monday through Friday between the hours of 8 AM to 7 PM Eastern Time, excluding holidays observed by Fiserv. Operational support is available Monday through Friday 7 AM to 9 PM Eastern Time. Emergency support is available 9 PM to 8 AM Eastern Time Monday through Friday and all weekend. Fiserv reserves the right to change the hours of operation.

(b)      Fiserv may provide modifications and/or enhancements that upgrade or improve a function of the Service(s) but that do not substantially change its nature. Fiserv will, on a timely basis, notify Client of the release of such modifications and/or enhancements, as well as a date for implementation and a description of these enhancements that it makes available to all its clients in general.

(c)      Internet Banking Web Servers On-line Availability. The Fiserv standard of performance shall be on-line availability of the Fiserv Internet Banking Web Servers (exclusive of telecommunications and client/end-user equipment) an average of 99% of the time that it is scheduled to be so available over a consecutive 3-calendar month period (“Measurement Period”). Actual on-line performance will be calculated monthly by comparing the number of hours that the Fiserv Web Servers were scheduled to be operational on an on-line basis during the Measurement Period, exclusive of preventive maintenance and scheduled maintenance, with the number of hours, or a portion thereof, it was actually operational on an on-line basis during the Measurement Period. Preventive maintenance will be scheduled between 11 pm Sunday and 5 am Monday and 11 pm Wednesday and 5 am Thursday Central Time unless otherwise communicated in advance. Unscheduled maintenance will be performed during peak on-line processing hours only when required to sustain mission critical functionality. Downtime caused by reasons beyond Fiserv control including, but not limited to, data communications, client networks, client host and server systems, and associated applications will not be considered in the calculations required hereunder.

(d)      Remedy for Failure to Meet Performance Standards. If during any Measurement Period, Fiserv fails to achieve the standard of performance specified in Section (c) above, then any such service performance failure shall result in a one-time credit equal to 3% of the average monthly service fees payable by Client pursuant to this Schedule. If Fiserv should fail to meet the performance standard for 2 consecutive Measurement Periods, then an aggregate one-time credit of 5% of the average monthly service fees payable by Client pursuant to this Schedule would apply. Failure to meet the performance standard for 3 consecutive Measurement Periods would result in an aggregate one time 8% credit of the average monthly service fees payable by Client pursuant to this Schedule. In no event shall Fiserv’s liability for failure to meet the performance standards above exceed 5% of the average monthly service fees payable by Client pursuant to this Schedule.

(e)      The remedies specified above shall constitute the exclusive remedy available to Client and Fiserv’s sole liability for failure to meet the performance standards herein specified.

4.     Additional Terms.

(a)      Online Internet Banking Services Deconversion Charges. In the event that the ASP Services Exhibit or this Schedule is terminated for any reason other than by Client pursuant to Sections 8(b)(i) or 8(b)(iii) of the Agreement, for purposes of Section 10(c) of the ASP Services Exhibit, so long as that Account Processing Services Schedule remains in effect at the time of deconversion from the Online Internet Banking Services, the deconversion charges cap and terms set forth in Section 2(e) of the Account Processing Services Schedule to the ASP Services Exhibit will apply to and include the Online Internet Banking Services provided under this Schedule.

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LinkLive Banking Services Schedule

to the ASP Services Exhibit

1.     DESCRIPTION OF SERVICES. If elected by Client in writing after the date hereof, Fiserv agrees to provide to Client the following LinkLive Banking Services (“LinkLive Services”):

(a)      Fiserv will provide the LinkLive Services, as further described in the fees table below.

(b)      Fiserv will host and manage the necessary hardware and LinkLive software required, subject to downtime for maintenance reasonably limited to those hours of operation least impacted by customer usage and with the provision of at least 24 hours’ notice to Client, when such options are available.

(c)      Fiserv shall provide those LinkLive Services, that Fiserv controls, in a 7 day, 24 hour environment, subject to downtime for maintenance reasonably limited to those hours of operation least impacted by customer usage and with the provision of at least 24 hours’ notice to Client, when such options are available. Client acknowledges and understands that the LinkLive Services may be subject to unavailability due to Client’s downtime.

(d)      Client acknowledges and understands that it provides support to its customers and Fiserv agrees to provide support to Client in the event Client is unable to adequately resolve issues related to Client’s customers’ normal operation of the LinkLive Services. Fiserv’s sole obligation is to provide timely response to Client requests for support. In no event is Fiserv obligated to contact Client's customers to provide support for the LinkLive Services.

(e)      Client acknowledges and understands that the LinkLive Services may be subject to unavailability due to congestion or overload on public circuits supplied by third parties or due to downtime by such third parties.

(f)      Client may obtain training, project management, and consulting from Fiserv at Fiserv’s then current rates. Client also acknowledges and agrees to reimburse Fiserv for reasonable travel, boarding, and meal expenses incurred in association with the foregoing incurred in accordance with Section 2(b) of the Agreement.

2.     FEES. Client agrees to pay Fiserv the fees set forth below for LiveLink Banking Services. Such fees will be invoiced to Client on a monthly basis unless otherwise indicated.

LinkLive Banking Services Fee(s)

Community Shores Bank Fee Structure: under 20,000 accounts**

Outsourced One Time LinkLive Implementation Fee(s):

LinkLive Banking Implementation Fee                                        $ 3,000.00

Includes Secure Email and IM & Presence (Chat)

Skills Based Message Routing

Desktop Shadowing

eFolder Access

Includes Remote Installation

Includes LinkLive Secure Email and IM (Chat) Interface*

*Integrates Secure Email & IM (Chat) to Retail Online & Business Online

Outsourced Monthly LinkLive Fee(s):

LinkLive Banking Fee                                                     $ 335.00 per month

Includes 30 GB of storage.*

Includes LinkLive Secure Email and IM (Chat) Interface

*Additional Storage is $20 per 10 GB per month

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**Tiered Pricing Adjustments.  Recurring Services fees set forth in this LinkLive Services Schedule, unless otherwise provided for, are based upon a maximum number of Clients’ accounts (as hereinafter defined).  In the event Client exceeds the account level limitations set forth in fee table above, Client shall inform Fiserv and, notwithstanding any limitations set forth in the ASP Services Exhibit, the monthly fee will increase to Fiserv’s then current fee based on Client’s then current number of accounts, which shall apply retroactively to the date Client exceeded the accounts maximum set forth above; provided that at the time Client gives notice of such increase, Fiserv shall inform Client of the applicable increase in fee.  Fiserv shall also adjust the accounts maximum accordingly.  For the purposes of this LinkLive Services Schedule, “accounts” are defined as the total of all Client accounts (open and closed) maintained for demand deposit, savings, time savings, IRA, certificate of deposit, and loans, processed using Fiserv’s Premier software/services functionality.

3.      ADDITIONAL CLIENT RESPONSIBILITIES

(a)      LinkLive Services are provided through a third party relationship that Fiserv manages and client will facilitate timely cooperation necessary for Fiserv to provide LinkLive Services.

(b)      Client will provide Fiserv the applicable domain name for LinkLive Services, if any.

(c)      Client will establish a web site using Client's designated vendor using a Client designated and registered domain name.

(d)      Client assumes exclusive responsibility for (i) the consequences of any actions by Fiserv acting on instruction of Client, (ii) Client’s or its customers’ failures to access LinkLive Services properly in a manner prescribed by Fiserv, and (iii) Client’s failure to supply accurate input information, including, without limitation, any information contained in an application.

(e)      Client agrees to purchase, license or lease any necessary equipment or software needed to provide the LinkLive Services, from Fiserv or a Fiserv-approved alternative, and shall be responsible for maintaining such equipment or software in an operating condition, including any mandatory maintenance and/or service programs prescribed by Fiserv. Fiserv will provide minimum specifications for all such equipment.

(f)      Client hereby grants to Fiserv a non-exclusive, non-assignable right to use Client’s trademarks, trade names, service marks, service names (collectively, “Trademarks”), and Content (as defined below) solely in connection with, and during the period of, Fiserv’s provision of LiveLink Banking Services. Client will indemnify and hold harmless Fiserv, its officers, directors, employees, designated supplier, and affiliates against any claims or actions arising out of Fiserv’s use of Trademarks and/or Content as long as such use is contemplated hereby.

(g)      Client agrees to provide all end user technical support. Fiserv will provide second level Technical Support to Client’s user support representatives. “Technical Support” means Fiserv will take an initial technical support inquiry from Client and initiate the troubleshooting process. Fiserv shall use commercially reasonable efforts to determine the source of technical support issues, and to remedy the issue. Technical Support is available as described in this Schedule.

(h)      Client will license and operate the necessary Fiserv software and services functionality including but not limited to the Connect3 middleware application and all related software required to support Fiserv’s operation of LinkLive.

(i)      Client is responsible for developing and maintaining a viable enterprise security process to ensure isolation of Client network elements and applications from unauthorized access, including but not limited to virus protection and isolation of the Fiserv-hosted LinkLive web server network from unprotected Client internal or foreign network elements.

(j)      Client acknowledges and understands its responsibility and liability as they relate to Client’s access to the Internet.

(k)      Client is, and shall remain, solely and exclusively responsible for any and all financial risks, including without limitation insufficient funds, associated with any transactions initiated or other such use of the LinkLive Services by Client or its end users, except to the extent caused by the LinkLive Services.

4.      ADDITIONAL TERMS. The following additional terms apply to LiveLink Banking Services:

(a)      Access. Client acknowledges that access to the LinkLive Services shall be across public and private lines and that Fiserv has no control over such lines or the information available from non-Fiserv sources.

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(b)      Regulatory Compliance. Client shall not use the LinkLive Services for any activities in violation of any laws or regulations, including without limitation, wrongful transmission of copyrighted material, sending of threatening or obscene materials, or misappropriation of exportation of trade or national secrets.

(c)      Client Warranties. Client represents and warrants that (i) any work, content, or information (“Content”) provided to Fiserv is either original or that Client has the legal right to provide such Content; and (ii) Content does not impair or violate any intellectual property or other rights of Fiserv or any third party. Client will indemnify and hold harmless Fiserv, its officers, directors, employees, designated supplier, and affiliates against any claims or actions arising out of Client’s breach of any of the foregoing, or any improper use of information gathered through any co-branded site as part of the LinkLive Services. Client acknowledges that Fiserv shall not monitor, review, or approve any Content.

(d)      No Warranty. Client is expressly prohibited from extending any warranty or warranties on Fiserv’s behalf to any person.

(e)      Effect of Termination. Upon any termination or expiration of this Schedule, Client shall continue to be responsible for fees related to LiveLink Banking Services unless Fiserv receives written notice to delete Client Files from the Fiserv System. Client shall continue to be responsible for all data communications and modem fees until (i) all circuits are disconnected and the telecommunications company ceases invoicing Fiserv, and (ii) Fiserv receives back all equipment supplied to Client by Fiserv. If the LinkLive Services terminate prior to the expiration of the initial term (or any renewal term), other than by Client pursuant to Section 8(b)(i) or 8(b)(iii) of the Agreement, in addition to any other fees owed under the Agreement, Client will pay a service fee equal to any third party costs or obligations existing on Fiserv’s books at the time of such termination.

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Mobiliti Services Schedule to ASP Services Exhibit

1.      Description of Services. Subject to the terms as stated in this Mobiliti Services Schedule (this “Schedule”), Fiserv agrees to provide to Client the following services:

1.1      Fiserv Responsibilities.

(a)      General Description. The services as described in this Schedule (the “Mobiliti Services”) are a single platform, financial institution centric, mobile offering comprised of one or more of the following distinct access modes, depending upon the scope of Client’s selection and payment of fees for the following modes:

•	“Short Message Service” or “SMS” (text messaging) means a messaging service using a text message format which allows users of mobile phones with a carrier-assigned mobile phone number, to send and receive simple text messages to each other, usually limited to one hundred sixty (160) characters. For purposes of this Schedule, SMS refers to using such technology for mobile banking services.

•	“Mobile Browser” means a secure application that allows users to access information, particularly Internet content, via mobile phones with a carrier-assigned mobile phone number and, for the purposes of this Schedule, refers to using such technology for mobile banking services by accessing Client’s banking services.

•	“Smartphone Application” or “Smartphone App” means an application (a) resident on mobile phones with a carrier-assigned mobile phone number; (b) that supports connectivity and transactions with a single financial institution; and (c) that typically allows a consumer to use mobile banking services.

•	“Tablet Application” or “Tablet App” or “Tablet” means an application (a) designed specifically to be resident on certain tablet-like mobile devices as identified on Fiserv’s current certified device list; (b) that supports connectivity and transactions with a single financial institution; and (c) that typically allows a consumer to use mobile banking services.

Fiserv will provide the Mobiliti Services to users who have been approved for enrollment pursuant to procedures agreed to between Fiserv and Client. Fiserv will provide:

•	hardware and software contained in the Fiserv System necessary to host the Mobiliti Services for Client, including the requisite facilities, security and support required for solution operation;
•	a standard enrollment mechanism; and
•	customer care tools.

(b)      Hours. Fiserv will use reasonable efforts to make the Mobiliti Services available to Client 24 hours a day, 7 days a week, subject to scheduled maintenance, scheduled downtime, and causes beyond the reasonable control of Fiserv.

(c)      Features and Functions of the Mobiliti Services. The Mobiliti Services will provide the following functionality: a mechanism to provide banking transactions such as balance inquiries, transaction history and funds transfers; and, a mechanism to provide payments and deposits as implemented within the Fiserv System to which the Mobiliti Services are integrated. Fiserv will provide configuration documentation to Client during the implementation of the Mobiliti Services and will configure the Fiserv System to enable Client to provide the Mobiliti Services to its users, as mutually agreed upon in the implementation documentation. The distribution of marketing or advertising information shall not be deemed to be a feature of the Mobiliti Services.

(d)      Interface with Other Products. The interface of the Mobiliti Services with any other products or services is subject to the terms and conditions related to the particular interface, as and when mutually agreed in writing between the parties.

(e)      Training. Fiserv will provide a one-time training session on the Mobiliti Services to Client’s trainers (in a ‘train the trainers’ environment) during the first year of the initial term of this Schedule.  Client’s trainers will be responsible for training Client’s associates and/or users. Training will include Mobiliti Services registration and self-service applications, as well as training on the Mobiliti Services customer care tool.  If any training hereunder is not performed at a Fiserv location, Client will also pay for travel and other appropriate expenses for Fiserv personnel involved in such training, subject to Section 2(b) of the Agreement.

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(f)     Support

(i)      Fiserv, or its affiliates or agents, will provide support to Client as set forth in this Schedule, and Client is responsible for first tier support to its users. Fiserv will log an initial technical support inquiry from Client and initiate the troubleshooting process. Client agrees to provide all end user technical support and Fiserv will provide second level technical support to Client’s support representatives during the days and times set forth in the Agreement, unless otherwise agreed upon by the parties. Technical support, as referred to herein, means Fiserv will take an initial technical support inquiry from Client and initiate the troubleshooting process. Fiserv will use commercially reasonable efforts to determine the source of support issues and to remedy the issues.

(ii)      In the event Client uses any third party software, system, or product in its back office environment, Client shall be required to maintain compatibility between such third party software, system or product with the Fiserv System.

(iii)      Fiserv will perform its standard quality assurance processes for Client, which includes verification of the most common mobile devices used by users to access the services integrated into the Mobiliti Services. From time-to-time, and as necessary, Fiserv will provide updates to the list of certified mobile devices.

(iv)      Fiserv will not be required to provide on-site support services. Fiserv reserves the right to charge Client on a time and materials basis if Client requests and Fiserv agrees to perform support services outside of its designated responsibilities and obligations under this Schedule.

(v)      For purposes of this Schedule, “time and materials basis” means at Fiserv’s then current standard hourly rate for the applicable services plus Fiserv’s out-of-pocket expenses reasonably incurred in connection with performing the services including, but not limited to, air travel, local transportation, hotel rooms, meal expenses and communication costs. Support services shall commence upon the date of implementation of the Mobiliti Services for use by Client’s users.

(g)   SMS Services. With respect to Client’s receipt of SMS Services from Fiserv, the following terms and conditions shall apply:

(i)      For purpose of this Section and all terms of this Schedule regarding SMS Services:

“Content” means information, text, data, color or black and white images.

“End Users” means Client’s authorized subscribers.

“MO” means mobile originated messages and commonly referred to as inbound text messages, such as an End User requesting an account balance inquiry.

“MT” means mobile terminated messages and commonly referred to as outbound text messages, such as an account balance inquiry response.

“Short Code” means a combination of fewer than ten digits to which End Users can direct text messages from their wireless equipment and which a carrier translates into a valid SMPP address for delivery to the Service Provider or its affiliates in order for End Users to order and/or receive mobile Content.

(ii)      Fiserv shall provide Client with certain SMS Services as described below (“SMS Services”) for Client’s offering of the SMS Services to United States resident End Users. To the extent an End User has a plan with a carrier that provides for access and use of the SMS Services with their wireless devices while such End User is outside of the United States, such access and use of the SMS Services is permitted under this Schedule. At Fiserv’s sole discretion, Fiserv may directly (or through an Affiliate) provide the SMS Services or may utilize one or more third party SMS aggregation service providers (each a “Service Provider”) which have entered into binding agreements with Fiserv for the provision of all or some of the SMS Services as described herein. Fiserv shall provide Client with no less than 90 days’ notice in the event that Fiserv changes Service Providers in a manner that necessitates changes to Client’s implementation. In the event that Fiserv changes Service Providers or makes SMS Services available to Client directly with or without the use of a Service Provider, Client shall be entitled to receive SMS Services on terms no less favorable than those stipulated hereunder. Fiserv may where feasible and expedient provide direct access to Service Provider personnel and/or systems; however, Fiserv shall remain ultimately responsible for the performance of Service Provider.

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SMS Services shall be inclusive of the following:

•	A hosted network service that supports the use of Short Codes for two-way delivery of MO and MT SMS messages via mobile devices supported by the Mobiliti Services.
•	Connectivity between Fiserv, Service Provider and Client via agreed upon access methods.
•	Keyword based routing (assignment of unique short terms to equate to a common and supported function, such as “bal” to obtain customer’s account balance).
•	Access to online SMS message transaction history.
•	Delivery of MO and MT messages via Service Provider’s connectivity to the then current, standard wireless carriers supported by Service Provider.

(iii)      Notwithstanding anything set forth in the Agreement or this Schedule, the additional terms and conditions set forth on Appendix 1, attached hereto and made a part hereof, shall apply to the SMS Services provided pursuant to this Schedule. These additional terms and conditions are required by Fiserv’s third party subcontractor and therefore may not be modified by Client. In the event of a conflict between Appendix 1 and the Agreement, the more restrictive provision shall control.

1.2      Client Responsibilities.

(a)      In connection with its receipt of the Mobiliti Services, Client shall comply with, and shall ensure that its employees and subcontractors comply with, the terms of the Acceptable Use Policy attached hereto as Appendix 2, and made a part hereof.

(b)      Client shall be responsible for ensuring that as a pre-condition to Client’s users’ use of the Mobiliti Services, Client’s users receive and agree to a policy in a form substantially similar to the Supplemental Terms and Conditions for Mobiliti Services attached hereto as Appendix 3 and made a part hereof. Fiserv shall incorporate the terms of Appendix 3 into the Fiserv System. Fiserv shall incorporate additional terms and conditions Client determines appropriate upon notice to Fiserv, including any terms to customize Appendix 3 to be applicable to Client.

(c)      Client acknowledges and understands that the Mobiliti Services may be subject to unavailability due to congestion or overload on public circuits supplied by third parties or due to downtime by such third parties.

(d)      Client will provide Fiserv with all information needed by Fiserv to enable Fiserv to configure the Mobiliti Services for Client and its users.

(e)      Client is, and shall remain, solely and exclusively responsible for any and all financial risks, including without limitation, insufficient funds, associated with each Client user accessing the Mobiliti Services. Fiserv shall not be liable in any manner for such risk.

(f)      Client assumes exclusive responsibility for the consequences (i) of any instructions it may give to Fiserv, (ii) for Client's or its users’ failures to access the Mobiliti Services properly in a manner prescribed by Fiserv, and (iii) for any information required for registration of a Client user or related to authentication of such user.

(g)      Client will provide and make available to Fiserv appropriate management and technical personnel of Client who will work with Fiserv and will perform, on a timely basis, the activities referenced in this Schedule, the responsibility for which is required therein to be assumed by Client. In addition, Client will cooperate with Fiserv through making available such personnel, management decisions, information, authorizations, approvals and acceptances in order that Fiserv’s performance of the Mobiliti Services may be properly, timely and efficiently accomplished.

(h)      Client will complete and perform any and all validation procedures it determines, in its sole discretion, are necessary to authenticate the identity and ensure the financial integrity of a particular user.

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(i)      Client will comply with all operating instructions that are issued by Fiserv from time to time. Client agrees that it will use, and will instruct its users to use, the Mobiliti Services in accordance with such rules as may be established by Fiserv from time to time including as may be set forth in any materials furnished by Fiserv to Client. Client will be responsible for the supervision, management and control of its use of the Mobiliti Services, including without limitation, implementing sufficient procedures to satisfy its requirements for the security and accuracy of data. Fiserv is entitled to rely upon and act in accordance with any instructions, guidelines or information provided by Client which are given by persons having authority to provide such instructions, guidelines or information.

(j)      Client acknowledges that it has certain notice requirements to its users in connection with its receipt of the Mobiliti Services.  Client acknowledges and agrees that it is responsible for ensuring its users are provided with any applicable privacy disclosures prior to such user’s enrollment and use of the Mobiliti Services.  Client further acknowledges and agrees that it shall comply with all applicable laws, rules and regulations in connection with its receipt of the Mobiliti Services.

(k)      Client agrees to ensure that its use and access to the Mobiliti Services is in compliance with all applicable laws and government regulations, and that its users receive adequate disclosure of the terms and conditions governing their use of the Mobiliti Services or their use of any other Client service used in conjunction with the Mobiliti Services.

(l)      Client agrees to notify its users of all applicable rules and procedures (and changes therein) to be observed in connection with Client’s users’ use of the Mobiliti Services or their use of any other Client service used in conjunction with the Mobiliti Services.

(m)      Client acknowledges and agrees that multiple financial institution customers of Fiserv may use the same Short Code. Mobile carriers may from time to time suspend access to the Short Code at the carrier’s discretion for reasons including, but not limited to, violations of the AUP described in Appendix 2, even if Client is not the financial institution that caused the incident. Client agrees that neither Fiserv nor its service providers shall be liable in the event of any suspension as a result of a Short Code issue and/or suspension.

(n)      Client agrees to fulfill the following obligations and if Client fails to fulfill its responsibilities, Fiserv will use commercially reasonable efforts to address issues caused by such failure on a time and materials basis and will not be obligated to address or circumvent such issues in any designated time frames:

(i)     Maintenance and support of Client’s core processor or online banking service and associated networks, unless such functions are provided by Fiserv or Fiserv’s Affiliate and supported by the Mobiliti Services.

(ii)     Overall security of Client’s core processor, excluding the security provided by a Fiserv Affiliate, and data that resides on Client’s core processor is the responsibility of Client, unless it is otherwise agreed to in writing by the parties.

(iii)    From time to time, Client may be required to provide Fiserv with a reasonable and acceptable number of production test accounts that have all available account types and functions represented in each one for resolution of support related issues.

2.      Fees. Client shall pay Fiserv the fees identified in Appendix 4 attached hereto. Implementation fees will be invoiced by Fiserv upon execution of the Agreement or amendment thereof and Client shall pay such invoice(s) in accordance with the Agreement. User fees, monthly fees, and any applicable transaction fees will be billed to Client on a monthly basis once the Mobiliti Services are made available by Fiserv to Client. The initial fees for the first month of Client’s use of the Mobiliti Services, other than implementation fees, will be pro-rated for the number of days less than the total number of days remaining in such first month. The fees quoted herein for optional services not selected by Client pursuant to this Schedule are valid for six (6) months from the effective date of either the amendment or Agreement to which this Schedule is attached.

3.      Additional Terms. The following additional terms apply to the Mobiliti Services:

(a)      Access. Client acknowledges that access to the Mobiliti Services shall be across public and private lines and that Fiserv has no control over such lines or the information available from non-Fiserv sources. Fiserv shall not be held responsible for any delays or missed delivery dates by a third party unless such third party is a subcontractor of Fiserv. Fiserv does not warrant that the Mobiliti Services will operate uninterrupted or error free.

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(b)    Trademark and Content License. Client hereby grants to Fiserv a non-exclusive, non-assignable right to use Client’s trademarks, trade names, service marks, service names (collectively, “Trademarks”), and Client Content (as defined below) solely in connection with, and during the period of, Fiserv’s provision of the Mobiliti Services. Client will indemnify and hold harmless Fiserv, its officers, directors, employees, designated supplier, and affiliates against any claims or actions arising out of Fiserv’s use of Trademarks and/or Client Content as long as such use is contemplated hereunder.

(c)    Regulatory Compliance. Client shall not use the Mobiliti Services for any activities in violation of any laws or regulations, including without limitation, wrongful transmission of copyrighted material, sending of threatening or obscene materials, or misappropriation or exportation of trade or national secrets.

(d)    Client Warranties. Client represents and warrants that (i) any work, content, or information (“Client Content”) provided to Fiserv by or on behalf of Client is either original or that Client has the legal right to provide such Client Content; and (ii) Client Content does not impair or violate any intellectual property or other rights of Fiserv or any third party. Client will indemnify and hold harmless Fiserv, its officers, directors, employees, designated supplier, and affiliates against any claims or actions arising out of any breaches of the foregoing, or any improper use of information gathered through any co-branded site as part of the Mobiliti Services. Client acknowledges that Fiserv shall not monitor, review, or approve any Client Content.

(e)    Term and Termination.

(i)     Term. Subject to clause (ii) below, the term of this Schedule will be coterminous with the term of the Agreement.

(ii)     This Schedule shall immediately terminate upon the termination of the services with which the Mobiliti Services are integrated (e.g. core processing or online banking system) for any reason.

(iii)     Fiserv may terminate all or any portion of this Schedule upon notice to Client in the event Fiserv’s agreement with any of its third party subcontractors terminates. Prior to such termination, Fiserv will use commercially reasonable efforts to replace such third party subcontractor.

(iv)     During the term of this Schedule, Fiserv may provide written notice to Client that it is offering a product and/or service of substantially similar functionality and use as all or any portion of the services provided herein.  Following such notice, either party may elect to transition Client to such product or service, subject to (A) providing the other party with written notice at least 90 days prior to such transition and (B) the mutual agreement of Fiserv and Client to enter into a separate Schedule to the Agreement for such product and/or service.

(v)     Upon any termination or expiration of this Schedule, Client shall continue to be responsible for any applicable data communications, messaging and modem fees until (A) all circuits are disconnected and the telecommunications company ceases invoicing Fiserv, and (B) Fiserv receives back all equipment supplied to Client by Fiserv.

(f)     Market Adoption. Client agrees to assist Fiserv with certain marketing efforts associated with the Mobiliti Services. These efforts may include, as reasonably requested and mutually agreed upon, a press release announcing selection of the Mobiliti Services, marketing the Mobiliti Services to Client’s customers, serving as a reference contact, sharing of Client-developed mobile related materials and realized value of the Mobiliti Services, participating in joint marketing activities for Fiserv, and other similar activities as the parties may mutually agree upon. In addition, Client agrees Fiserv may aggregate Client’s non-personal user data and information relative to the use of the mobile banking products and services by Client's users and their mobile devices with similar data from other Fiserv customers for the purposes of enhancing Fiserv products and adoption techniques.

(g)    In the event of a conflict between the terms of this Schedule and the Agreement, the terms of this Schedule shall control.

4.      Client-Branded Smartphone App and Tablet App. If Client elects to have Fiserv implement and support Client-branded versions of the Smartphone App and/or the Tablet App, the additional fees and terms described in Appendices 4 and 5 to this Schedule shall be applicable and incorporated herein. If Client does not elect to implement a Client-branded version of the Smartphone App, Fiserv’s generic “TouchBanking” branding shall be implemented.

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Appendix 1 - SMS Services Additional Terms and Conditions

1.       Acceptable Use Policy. Client and all persons and entities accessing the SMS Services provided to Client, including End Users, employees, agents, representatives and third party contractors (collectively, “Users”), must comply with Fiserv’s latest Acceptable Use Policy (“Acceptable Use Policy” or “AUP”), the current version of which is attached to this Mobiliti Services Schedule as Appendix 2. Fiserv in its discretion may modify the Acceptable Use Policy. If Fiserv amends or otherwise modifies the AUP at any time, Fiserv shall give Client as much advance notice as practicable under the circumstances prior to Client being required to comply with such new AUP. Client shall ensure that Client and Users comply with the AUP and do not use the SMS Services in or for any illegal, fraudulent, unauthorized manner or purpose. The foregoing notwithstanding, Client is solely responsible for any and all activities that occur on its SMS Services account, including the actions of Users when using the SMS Services. Client agrees to immediately notify Fiserv of any unauthorized use of the SMS Services or any other breach of security known to Client and shall cooperate with Fiserv, Service Provider and/or the relevant telecommunications carriers in investigations and other actions taken for suspected or known violations of the Acceptable Use Policy, including any incidents of spam by Client or any User.

2.      Indemnification.

2.1      Fiserv’s obligations to defend, indemnify and hold parties harmless in connection with intellectual property rights, as they apply to the SMS Services, exclude any open source components or Client specifications used in performance of or in connection with the SMS Services.

2.2      Client will indemnify, defend and hold Fiserv, its suppliers, licensors, and any wireless service providers related to the provision of the SMS Services (“Fiserv Indemnitees”) harmless from and against all third party claims, liabilities, damages, losses, costs and expenses, including attorneys’ fees, expert witness fees and costs, incurred by any Fiserv Indemnitee as a result of any illegal acts, fraud, misrepresentation or willful misconduct regarding the use of the SMS Services by any End User, or any violation of or noncompliance with the Acceptable Use Policy by Client or any End User.

3.      Limitation of Liability. FISERV’S AGGREGATE LIABILITY TO CLIENT AND ANY THIRD PARTY FOR ANY AND ALL CLAIMS OR OBLIGATIONS RELATING TO THE SMS SERVICES SHALL BE LIMITED BY THE TERMS SET FORTH IN SECTION 7 OF THE AGREEMENT.

4.      Disclaimer of Warranties. NEITHER FISERV, ITS SUPPLIERS, NOR ANY CARRIER WILL BE LIABLE TO CLIENT OR ANY USER FOR ANY MESSAGES DELETED OR NOT DELIVERED, REGARDLESS OF THE REASON FOR DELETION OR NONDELIVERY INCLUDING, WITHOUT LIMITATION, MESSAGE PROCESSING OR TRANSMISSION ERRORS. NEITHER FISERV, ITS SUPPLIERS, NOR ANY CARRIER MAKES ANY REPRESENTATIONS OR WARRANTIES REGARDING THE QUALITY, RELIABILITY, TIMELINESS OR SECURITY OF THE SMS SERVICES, OR THAT THE SMS SERVICES WILL BE ERROR-FREE, UNINTERRUPTED, OR FREE FROM UNAUTHORIZED ACCESS OR NOT INFRINGE THIRD PARTY RIGHTS. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE SMS SERVICES ARE PROVIDED ON AN “AS IS,” “WITH ALL FAULTS” AND WITHOUT WARRANTY OF ANY KIND, AND FISERV EXPRESSLY DISCLAIMS ALL WARRANTIES WITH RESPECT TO THE SMS SERVICES, INCLUDING WARRANTIES OF SECURITY, QUALITY, RELIABILITY, MERCHANTABILITY, SATISFACTORY QUALITY, AND FITNESS FOR A PARTICULAR PURPOSE.

5.      Price Changes. Client acknowledges and agrees that Fiserv reserves the right to change prices for the SMS Services provided hereunder to the extent that price changes are imposed by carriers, Short Code providers/licensors, mobile industry associations and regulatory/governmental authorities (collectively, “Service Impacting 3rd Parties”) or by Service Provider. Such price changes will be announced to Client at least 30 days prior to the effective date of a price change or with as much advance notice as practicable under the circumstances. If such a change represents an increase in any of the prices previously in effect for any of the SMS Services covered by this Appendix, then Client may notify Fiserv in writing within 30 days after the effective date of such price change of its desire to terminate the SMS Services as of the date set forth in such notice (which date shall be within 30 days of the effective time of the price change, “Price Change Termination Period”). For the avoidance of doubt, the new prices shall apply during the Price Change Termination Period.

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6.      Client Data. Client acknowledges that, in connection with Client’s and End Users’ use of the SMS Services, Fiserv may receive domain names, End User names, addresses, passwords, telephone and device numbers, the content of messages, data files and other data provided by End Users (collectively “End User Information”). Fiserv agrees that it shall not use or disclose such End User Information except as necessary or required, as determined by Fiserv, in any of the following instances: (a) as required by law, regulation or third parties (e.g., wireless service providers) involved in providing the SMS Services; (b) to provide and/or invoice Client for the SMS Services; and/or (c) to protect Fiserv and Service Provider, its facilities, network, service, customers or third parties.

7.      Client Equipment and Software; Third Party Charges. Client shall be solely responsible for the installation, operation, maintenance and compatibility of any equipment and software not provided by Fiserv (“Client Equipment”), and Fiserv shall have no responsibility or liability with respect to any third party products not provided by Fiserv. In the event that the SMS Services are impaired by Client Equipment or software not provided by Fiserv, there shall be no reduction in the fees payable to Fiserv hereunder and the application of any service level agreement that may be offered by Fiserv from time to time (if any) shall be suspended. Fiserv is not responsible for any charges, including interconnection, access, termination, pager, wireless, or landline phone charges, the Client, any End User, or any recipient of a message incurs as a result of the use of the SMS Services. Client shall advise End Users that senders and recipients of messages using the SMS Services may incur third-party charges (e.g., wireless service provider) for which they will be responsible.

8.      Third Party Factors and Span of Control. Client acknowledges that Fiserv’s provision of the SMS Services is dependent on the facilities, networks, connectivity, or any acts and/or omissions of third party wireless service providers, governmental entities and other third parties (collectively, the “Third Party Factors”). Client acknowledges that the performance of the SMS Services may be affected by such Third Party Factors and that Third Party Factors are outside Fiserv’s Span of Control. Fiserv’s “Span of Control” means those areas of functionality and technology, including hardware and software used in the provision of the SMS Services that are under the direct control of Fiserv (excluding Third Party Factors). FISERV WILL have no liability for any reduction, interruption, termination or suspension of the SMS Services TO THE EXTENT Caused by FACTORS outside FISERV’s Span of control.

9.      Termination.

9.1      Termination. Fiserv may modify, suspend, limit, restrict, and place conditions on the SMS Services, and/or terminate SMS Services, without advance notice under any of the following conditions: (i) if necessary to comply with applicable laws, regulations, or requirements of Service Impacting 3rd Parties related to the SMS Services; (ii) if a law or regulatory action prohibits or significantly impairs or makes impractical the provision of the SMS Services; (iii) if there is use of the SMS Services which Fiserv determines, upon the advice of legal counsel, may create a material liability to Fiserv or may be fraudulent, illegal, improper or in violation of the Acceptable Use Policy; and/or (iv) if Client ceases to do business as an ongoing business concern or becomes subject to proceedings of bankruptcy, receivership, insolvency, liquidation or assignment for the benefit of creditors. If Fiserv modifies, suspends, limits, restricts or places conditions on the SMS Services pursuant to subsection (i), (ii) or (iii) above, and Client determines, in its sole discretion, that such modification, suspension, limitation, restriction or conditions are not acceptable to Client, Client may terminate the Mobiliti Services Schedule upon delivery of a written notice of termination to Fiserv.

9.2      Effects of Termination. Upon the expiration or termination of SMS Services for any reason: (i) Client shall cease using the SMS Services; (ii) Client is solely responsible for procuring any new or replacement services for the SMS Services; and (iii) Client shall remain obligated for any fees and costs accrued prior to the termination date and any other amounts owed by Client as provided in this Appendix and the Mobiliti Services Schedule.

10.    Survival. Any payment obligations which accrued prior to the termination or expiration of the Agreement or SMS Services, and Sections 2, 3, 6, 9, and 11 shall survive the expiration or termination of the Agreement or this Appendix.

11.    Conflict. In the event of any conflict, ambiguity or inconsistency between this Appendix and the Agreement, or any other document which may be annexed hereto, the terms of this Appendix shall govern.

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Appendix 2 - Mobiliti Services Acceptable Use Policy

Scope. All use of the Mobiliti Services and any related licensed software (“Software”) must comply with this Acceptable Use Policy (“AUP”) and any updates as issued by Fiserv in compliance with requirements dictated by the mobile phone carriers and related service and software providers. Client and all persons and entities accessing the Mobiliti Services and Software provided to Client, on behalf of such clients (collectively “Users”), must comply with this AUP as may be updated from time to time by the mobile phone carriers or related third parties. Users are limited to Client’s authorized employees, agents, representatives, Client’s End Users and third party contractors. By using the Mobiliti Services and/or Software, each User acknowledges, and agrees to ensure compliance with, this AUP. Fiserv in its discretion may modify this AUP at any time.

User Information. Client acknowledges that in connection with Client’s and Users’ use of the Mobiliti Services, Fiserv may receive domain names, User names, addresses, passwords, telephone and device numbers, the content of messages, data files and other data and information provided by Users or in connection with the Mobiliti Services or Software (collectively “User Information”). Other than the facilitation of information, prompts and directions specifically related to the functionality of the Mobiliti Services applications, Fiserv exercises no control whatsoever over any content or User Information, including the content of Client and/or User initiated messages, information transmitted using the Mobiliti Services, information generated using the Software, and information stored on Fiserv’s equipment or facilities or those of service providers involved in the facilitation of the Mobiliti Services. Other than to consult with Client relative to the use of the Mobiliti Services, Fiserv has no obligation and undertakes no responsibility to review User Information to determine whether any such User Information may violate any applicable law or regulation, or create liability to, or on the part of, any third party. Client is solely responsible for the content of all User Information and transmissions thereof, including creating, managing, editing, reviewing, sorting, deleting and otherwise controlling User Information, and any other use of the Mobiliti Services or Software by Client and Users. Without prejudice to the foregoing, Fiserv reserves the right to monitor Clients’ and Users’ use of the Mobiliti Services and Software for purposes of verifying compliance with the terms and conditions of this AUP and any applicable license; provided, however, that Fiserv disclaims any obligation to monitor, filter, or edit any Client’s or User’s content.

Requirements. In order to access the Mobiliti Services and/or Software, Client must: (1) provide access to the Mobiliti Services from its network or data processing equipment via the Internet or telephone facilities and Mobiliti Services and pay any service charges and fees associated with such access; (2) provide all telecommunications features and functionalities required for use of the Mobiliti Services and/or Software; (3) maintain the security of, and prevent unauthorized access to, the Mobiliti Services, Software, related equipment and facilities; (4) perform all its obligations under, and comply and require all Users to comply with, all terms and conditions of this AUP and any applicable license and other related agreements with Fiserv; (5) work with Fiserv to ensure all Users of the Mobiliti Services accept terms and conditions consistent with the provisions of this AUP; (6) give all Users of the Mobiliti Services and any third parties to whom messages may be transmitted using the Mobiliti Services the rights to opt-in and opt-out of the messaging Mobiliti Services; and (7) cooperate with Fiserv, third-party service providers, and governmental authorities in investigations of any alleged or perceived violation of any law, rule, regulation, or this AUP.

Restrictions on Use. Client agrees to ensure that the Mobiliti Services and Software will not be used in or for any illegal, fraudulent, unauthorized or improper manner or purpose and will only be used in compliance with all applicable laws, rules and regulations, including all applicable state, federal, and international Internet, data, telecommunications, telemarketing, “spam,” and import/export laws and regulations, including the U.S. Export Administration Regulations. Without limiting the foregoing, Client agrees to ensure that Client and Users will not use the Mobiliti Services and Software to transmit or disseminate: (i) junk mail, spam, or unsolicited material to persons or entities that have not agreed to receive such material or to whom Client or its Users do not otherwise have a legal right to send such material; (ii) material that infringes or violates any third party’s intellectual property rights, rights of publicity, privacy, or confidentiality, or the rights or legal obligations of any wireless service provider or any of its clients or subscribers; (iii) material or data that is illegal, or material or data, as determined by Fiserv (in Fiserv’s sole discretion), that is harassing, coercive, defamatory, libelous, abusive, threatening, obscene, or otherwise objectionable, materials that are harmful to minors or excessive in quantity, or materials the transmission of which could diminish or harm the reputation of Fiserv or any third-party service provider involved in the provision of the Mobiliti Services; (iv) material or data that is alcoholic beverage-related (e.g., beer, wine, or liquor), tobacco-related (e.g., cigarettes, cigars, pipes, chewing tobacco), guns or weapons-related (e.g., firearms, bullets), illegal drugs-related (e.g., marijuana, cocaine), pornographic-related (e.g., adult themes, sexual content), crime-related (e.g., organized crime, notorious characters), violence-related (e.g., violent games), death-related (e.g., funeral homes, mortuaries), hate-related (e.g. racist organizations), gambling-related (e.g., casinos, lotteries), specifically mentions any wireless carrier or copies or parodies the products or the Mobiliti Services of any wireless carrier; (v) viruses, Trojan horses, worms, time bombs, cancelbots, or other computer programming routines that are intended to damage, detrimentally interfere with, surreptitiously intercept or expropriate any system, data, or personal information; (vi) any material or information that is false, misleading, or inaccurate; (vii) any material that would expose Fiserv, any third-party service provider involved in providing the Mobiliti Services, or any other third party to liability; or (viii) any signal or impulse that could cause electrical, magnetic, optical, or other technical harm to the equipment or facilities of Fiserv or any third party. Neither Client nor any User shall attempt to access any software or the Mobiliti Services of Fiserv that Client has not ordered or for which Client has not paid applicable fees. Client will not use or attempt to use a third party’s account with Fiserv, or interfere with the security of, or otherwise abuse, the Mobiliti Services, Software, or other Fiserv clients. Client shall not interfere in any manner with Fiserv’s provision of the Mobiliti Services.

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Appendix 3 - Supplemental Terms and Conditions for Mobiliti Services

Terms and Conditions:     {name of Financial Institution}

Thank you for using {name of Financial Institution} Mobile Banking combined with your handheld's text messaging capabilities. Message & Data rates may apply. For help, text "HELP" to {ShortCode}. To cancel, text "STOP" to {ShortCode} at anytime. In case of questions please contact customer service at {888-243-2543} or visit {www.fiserv.com}.

{name of Financial Institution} Privacy Policy [This line should be a live link]

Terms and Conditions

•	Program: {name of Financial Institution} offers their customers mobile access to their account information (e.g., for checking balances and last transactions) over SMS, as well as the option to set up alerts for their accounts (e.g., low balance alerts). Enrollment requires identification of the user's banking relationship as well as providing a mobile phone number. The mobile phone number's verification is done by the user receiving an SMS message with a verification code which they will have to enter on the website. Additionally, customers may select the type of alerts and other preferences which will determine, together with their account data, the frequency of alerts delivered to the customer. This program will be ongoing. Message & Data rates may apply. Customers will be allowed to opt out of this program at any time.

•	Questions: You can contact us at {888-243-2543}, or send a text message with the word "HELP" to this number: {ShortCode}. We can answer any questions you have about the program.

•	To Stop the program: To stop the messages from coming to your phone, you can opt out of the program via SMS. Just send a text that says "STOP" to this number: {ShortCode}. You'll receive a one-time opt-out confirmation text message. After that, you will not receive any future messages.

•	Terms & Conditions: By participating in Mobile Banking, you are agreeing to the terms and conditions presented here.

•	Our participating carriers include (but are not limited to) AT&T, SprintPCS, T-Mobile®, U.S. Cellular®, Verizon Wireless, MetroPCS.

Mobile Banking and any software you may obtain from Mobile Banking (“Software”) may not be available at any time for any reason outside of the reasonable control of {name of Financial Institution} or any service provider.

Privacy and User Information. You acknowledge that in connection with your use of Mobile Banking, {name of Financial Institution} and its affiliates and service providers, including Fiserv, Inc. and its affiliates, may receive names, domain names, addresses, passwords, telephone and device numbers, the content of messages, data files and other data and information provided by you or from other sources in connection with Mobile Banking or the Software (collectively “User Information”). {name of Financial Institution} and its affiliates and service providers will maintain reasonable safeguards to protect the information from unauthorized disclosure or use, but reserve the right to use and disclose this information as reasonably necessary to deliver Mobile Banking and as otherwise permitted by law, including compliance with court orders or lawful instructions from a government agency, to protect the personal safety of subscribers or the public, to defend claims, and as otherwise authorized by you. {name of Financial Institution} and its affiliates and service providers also reserve the right to monitor use of Mobile Banking and the Software for purposes of verifying compliance with the law, these terms and conditions and any applicable license, but disclaim any obligation to monitor, filter, or edit any content.

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Restrictions on Use. You agree not to use Mobile Banking or the Software in or for any illegal, fraudulent, unauthorized or improper manner or purpose and will only be used in compliance with all applicable laws, rules and regulations, including all applicable state, federal, and international Internet, data, telecommunications, telemarketing, “spam,” and import/export laws and regulations, including the U.S. Export Administration Regulations. Without limiting the foregoing, you agree that you will not use Mobile Banking or the Software to transmit or disseminate: (i) junk mail, spam, or unsolicited material to persons or entities that have not agreed to receive such material or to whom you do not otherwise have a legal right to send such material; (ii) material that infringes or violates any third party’s intellectual property rights, rights of publicity, privacy, or confidentiality, or the rights or legal obligations of any wireless service provider or any of its clients or subscribers; (iii) material or data, that is illegal, or material or data, as determined by {name of Financial Institution} (in its sole discretion), that is harassing, coercive, defamatory, libelous, abusive, threatening, obscene, or otherwise objectionable, materials that are harmful to minors or excessive in quantity, or materials the transmission of which could diminish or harm the reputation of {name of Financial Institution} or any third-party service provider involved in the provision of Mobile Banking; (iv) material or data that is alcoholic beverage-related (e.g., beer, wine, or liquor), tobacco-related (e.g., cigarettes, cigars, pipes, chewing tobacco), guns or weapons-related (e.g., firearms, bullets), illegal drugs-related (e.g., marijuana, cocaine), pornographic-related (e.g., adult themes, sexual content), crime-related (e.g., organized crime, notorious characters), violence-related (e.g., violent games), death-related (e.g., funeral homes, mortuaries), hate-related (e.g. racist organizations), gambling-related (e.g., casinos, lotteries), specifically mentions any wireless carrier or copies or parodies the products or services of any wireless carrier; (v) viruses, Trojan horses, worms, time bombs, cancelbots, or other computer programming routines that are intended to damage, detrimentally interfere with, surreptitiously intercept or expropriate any system, data, or personal information; (vi) any material or information that is false, misleading, or inaccurate; (vii) any material that would expose {name of Financial Institution}, any third-party service provider involved in providing Mobile Banking, or any other third party to liability; or (viii) any signal or impulse that could cause electrical, magnetic, optical, or other technical harm to the equipment or facilities of Fiserv or any third party. You agree that you will not attempt to: (a) access any software or services for which your use has not been authorized; or (b) use or attempt to use a third party’s account; or (c) interfere in any manner with the provision of Mobile Banking or the Software, the security of Mobile Banking or the Software, or other customers of Mobile Banking or the Software; or (d) otherwise abuse Mobile Banking or the Software.

Use of Google Maps:  You agree to abide by the Google terms and conditions of use found at http://maps.google.com/help/terms_maps.html and the Google Legal Notices found at http://www.maps.google.com/help/legal notices_maps.html, or other URLs as may be updated by Google.

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Appendix 4 - Fees

1.      Mobile Banking Fees for SMS, Mobile Browser and Smartphone App.

(a)       One-time Implementation Fees:

•     For SMS, Mobile Browser and Smartphone App:      $ PAID

Includes utilization of standard connectivity with Fiserv supported systems.

•     For standard SMS Services (connecting directly to Fiserv):     $0.00

No implementation fee will be charged to Client if Client utilizes Fiserv’s shared/generic Short Code. If a vanity or unique short code is required by Client, fees will be quoted separately.

(b)       Monthly Fees:

•     User Fees. Pricing tiers below represents thresholds that when achieved, affect only the enrolled mobile users billed at that tier that month. Client will be billed monthly for the total number of mobile users enrolled, whether active or inactive. Client must check the appropriate box below to document Client’s selected access mode option.

Number of Enrolled Users		Access Mode Election and Per Enrolled User Fees
From	To	☒ SMS, Mobile Browser and Smartphone App	☐ SMS and Mobile Browser Bundle
1	1,500	$1.50	$0.58
1,501	2,000	$1.48	$0.57
2,001	3,000	$1.46	$0.56
3,001	5,000	$1.44	$0.55
5,001	10,000	$1.43	$0.54
10,001	25,000	$1.40	$0.53
25,001	50,000	$1.36	$0.52
50,001	+	$1.35	$0.50

•     Maintenance Fee:      $ 420

The monthly maintenance fee is calculated based on Client’s current number of demand deposit accounts (“DDA”) or share draft accounts in accordance with the table below. If, during the term of this Schedule, Client exceeds the account limitation set forth in the table, Client shall inform Fiserv and the monthly maintenance fee will automatically increase to the applicable fee for the then-current account level based upon Client’s then-current number of accounts, and Client shall be obligated to pay Fiserv said amount. Upon Fiserv’s request, Client will provide a system generated report to validate the number of accounts.

Number of Accounts (DDA and share draft)	Monthly Fee
5,001 - 10,000	$420
10,001 - 15,000	$520
15,001 - 25,000	$720
25,001 - 40,000	$920
40,001 - 75,000	$1,120
75,000+	by Quote

•    SMS Services Fees. Client shall pay Fiserv messaging fees based on one of the two noted options below. Fees are applicable for United States transactions only. Client must check the appropriate box below to document Client’s selected fee option.

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☒ Bundled Fee Option:

Fee Per Registered SMS User, Per Month	$0.150
Per Message Fee For Excess MO and MT Messages*	$0.0125

* If Client averages more than sixteen (16) messages per registered SMS user per month, then excess messaging fees will apply.  Fees for excess messages apply to the total number of MO and MT messages that are in excess of the average of sixteen (16) messages per registered SMS user per month.

☐ Unbundled Fee Option*:

Number of Mobile Originated (“MO”) Messages Per Month	Message Fee Per Mobile Originated Message
1-100,000	$0.008
100,001-250,000	$0.007
250,001-500,000	$0.006
500,001-1,000,000	$0.005
1,000,001+	$0.004

Number of Mobile Terminated (“MT”) Messages Per Month	Message Fee Per Mobile Terminated Message
1-100,000	$0.026
100,001-250,000	$0.024
250,001-500,000	$0.022
500,001-1,000,000	$0.020
1,000,001+	$0.016

* Pricing tiers above represent thresholds that, when achieved, affect only the messages processed at that tier that month.

(c)       Miscellaneous Fees:

•     Fiserv reserves the right to pass through to Client, at Fiserv’s cost, any documented fees or expenses that may be imposed by carriers or other telecommunications services required in the delivery of the Mobiliti Services to users (e.g. MetroPCS charges $250 for certification and program updates to its network).

•    Changes: To change configured items after initial set-up:    $1,500 per change

2.	☒ Enabling Popmoney within Mobiliti. As this implementation is optional, this box must be checked if Client requires the functionality to be enabled and the applicable fee shall be as noted below.

(a)    One-time Implementation Fee:      Included

Fee applies only to Fiserv clients that have purchased Popmoney through CheckFree RXP Bill Pay.

3.	☒ Client-Branded Smartphone App. As this functionality is optional, this box must be checked if Client requires the functionality to be implemented and the applicable fees shall be as noted below.

(a)     One-time Implementation Fee:      PAID

Includes the creation, implementation and submission of the Client-branded Smartphone App to the Apple App Store and Google Play.

(b)    Monthly Service Fee:      $250 per brand

Fiserv shall invoice Client the monthly service fee once the Client-branded Smartphone App is in production in either the Apple App Store or at Google Play.

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4.	☒ Tablet: Mobile Banking and Client Branding Fees. As this access mode is optional, this box must be checked if Client requires the functionality to be implemented and the applicable fees shall be as noted below. As a pre-requisite to Fiserv implementing the Client-branded Tablet Application, Client must also acquire and implement the Smartphone App as noted in Section 1 above.

(a)     One-time Implementation Fee:     PAID

Includes the creation, implementation and submission of a Client-branded iPad Tablet Application to the Apple App Store and the creation, implementation and submission of a Client-branded Android Tablet Application to Google Play and Amazon Appstore. The availability of additional Tablet Applications for any other operating platform, system, or online store shall be at Fiserv’s sole discretion, including any related implementation fees for such additional applications.

(b)     Monthly Fees:

Fiserv shall begin invoicing Client for the fees below once the Client-branded Tablet Application is in production in any online store.

•     User Fee:        $1.32 per Tablet user

Client will be billed monthly for the total number of Tablet users, whether active or inactive.

•     Service Fee:   $250 per brand

This fee is to maintain the Client-branded Tablet Applications in the appropriate online stores.

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Appendix 5 - Additional Terms for Client-Branded Smartphone App and Tablet App

1.      Description. Fiserv shall implement and support Client-branded versions of the Smartphone App and/or the Tablet App (the “Client Branded App”). The Client Branded App will be made available to Client’s end-users through the:

•	Apple App Store (the “Apple App Store”) for iPhones and the iPad Tablet;
•	Google Play (the “Google Play”) for Android phones and the Android Tablet; and
•	Amazon Appstore (the “Amazon Appstore”) for the Android Tablet.

Collectively, Apple App Store, Google Play and Amazon Appstore shall be referred to herein as the “Online Store”.

2.      Client Responsibilities and Acknowledgements.

2.1	Complete and submit to Fiserv the Client Branded App submission form(s), as supplied to Client by Fiserv during the Client Branded App submission process.

2.2	Create the required images in accordance with the specifications of the Online Store and provide the images to Fiserv as part of the submission form.

2.3	Review and provide approval sign-off to Fiserv of the Client Branded App screen shots, as supplied to Client by Fiserv during the Client Branded App submission process.

2.4	Work with Fiserv to establish a mutually agreed upon launch date for the Client Branded App at the appropriate Online Store.

2.5	With respect to the Apple App Store, Client will:

(i)	Enter into an Apple developer license directly with Apple. Client is responsible for the payment of all fees to Apple associated with Apple’s developer license program.

(ii)	Provide Fiserv with the credentials of Client’s “Team Agent” or Client’s Apple developer account logon information to allow Fiserv to create and manage the signing of certificates, as well as upload the Client Branded App to the Apple App Store. With such credentials, Fiserv will inherit “Admin” rights in iTunes Connect, which Fiserv will need to manage and complete the submission process of the Client Branded App on behalf of Client. Client is responsible for providing updated credentials to Fiserv immediately, if changes are made to logon values, in order for Fiserv to support future resubmissions of the Client Branded App.

(iii)	Supply to Fiserv a production online banking account for Apple to certify the Client Branded App.

(iv)	Accept any new license agreements released by Apple as soon as commercially reasonable in order to prevent delays in resubmissions of the Client Branded App by Fiserv.

2.6	With respect to Google Play and Amazon Appstore, Client will:

(i)	Enter into a developer license directly with Google and Amazon. Client is responsible for the payment of all fees, if any, to Google and Amazon associated with such developer license program.

(ii)	Grant Fiserv administrative access to its developer account by sending an invite to ‘clientbrandedapp@fiserv.com’.

(iii)	Accept any new license agreements released by Google or Amazon as soon as commercially reasonable in order to prevent delays in resubmissions of the Client Branded App by Fiserv.

2.7	With respect to submission of the Client Branded App to additional online stores (should online stores be expanded), the application submission process will be similar to the processes defined above, adjusted as needed per the requirements of the online store. Fiserv will submit the Client Branded App into the appropriate online store per the requirements of such online store. In the event an online store requires attainment of a developer license or charges fees for a developer license, Client shall be responsible for the payment of such fees.
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2.8	Depending on the nature of Fiserv’s update to the Mobiliti Services, Client acknowledges that the Client Branded App may have to be resubmitted to the applicable Online Store by Fiserv.

3.	Fiserv Responsibilities.

3.1	Advise and guide Client through the application set up process for each Online Store.

3.2	Create the Client Branded App.

3.3	Create and submit to Client for approval the screen shots of the Client Branded App.

3.4	With respect to the Client Branded App in the Apple App Store, Fiserv will:
(i)	Complete the iTunes Connect application submission form, including the Client’s test case, required to submit the Client Branded App to Apple for certification.

(ii)	Submit the Client Branded App to Apple for certification, via Client’s Apple developer account logon.

(iii)	Once Apple has approved, Fiserv will release the Client Branded App into the Apple App Store production environment on a date mutually agreed upon with Client.

3.5	Submit the Client Branded App to Google Play and/or Amazon Appstore on Client’s behalf.

3.6	Update the Client Branded App in the appropriate Online Store, as applicable and within a commercially reasonable period of time following the general availability of a new version/release of the Smartphone App or Tablet App.

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Mobiliti Business Services Schedule to ASP Services Exhibit

1.      Description of Services. If elected by Client in writing after the date hereof and subject to the terms as stated in this Mobiliti Business Services Schedule (this “Schedule”), Fiserv agrees to provide to Client services which include a single platform, financial institution centric, mobile offering comprised of certain distinct access modes, depending upon Fiserv’s commercial availability of such access modes and the scope of Client’s selection and payment of fees for such modes (the “Mobiliti Business Services”). The following mobile-specific definition(s) and access mode(s) shall be applicable to the Mobiliti Business Services under this Schedule:

•	“Smartphone Application” or “Smartphone App” means an application (a) designed to be resident on mobile devices which typically have a screen size less than 7 inches and identified on Fiserv’s current certified device list for the Mobiliti Business Services; (b) that supports connectivity and transactions with a single financial institution; and (c) that typically allows a consumer to use mobile banking services. The distribution of marketing or advertising information shall not, in any event, be deemed to be a feature of Smartphone Application.

1.1      Network Gateway Services. As part of the Mobiliti Business Services, Fiserv shall provide Client with network gateway services (the “Network Gateway Services”) to support Client’s delivery of its Notifications to its users utilizing Apple’s Push Notification Service and Google’s Cloud Messaging Service (such provider(s) shall be hereinafter referred to as a “Notification Service Provider(s),” and either individually or collectively the aforementioned service(s) from such Notification Service Providers as “Notification Service(s)”).

(a)      With respect to Client’s receipt of the Network Gateway Services from Fiserv, the following definitions shall apply:

“Message Content” means information, text, data, color or black and white images contained in a Notification.

“Notification” means the message that is forwarded from Fiserv’s alerts/notification engine through the notification network of third parties such as Android or Apple/iOS.

(b)      To the extent that a user: (i) has a device capable of receiving Notifications from Notification Service Providers, (ii) has downloaded the Client-developed application onto such device, and (iii) has registered and provided consent to receive notifications, such user shall be eligible to receive a Notification.

(c)      Network Gateway Services shall be inclusive of the following:

•	A hosted network gateway service that supports the delivery of Client’s Notifications to Notification Service Providers for ultimate delivery to users’ mobile devices; and
•	Connectivity between Fiserv, Notification Service Providers and Client via agreed upon access methods.

1.2      Fiserv Responsibilities.

(a)      Fiserv will provide the Mobiliti Business Services to users who have been approved for enrollment pursuant to procedures agreed to between Fiserv and Client. Fiserv will provide:

•	hardware and software contained in the Fiserv System necessary to host the Mobiliti Business Services for Client, including the requisite facilities, security and support required for solution operation;
•	a standard enrollment mechanism; and
•	customer care tools.

(b)      Hours. Fiserv will use reasonable efforts to make the Mobiliti Business Services available to Client 24 hours a day, 7 days a week, subject to scheduled maintenance, scheduled downtime, and causes beyond the reasonable control of Fiserv.

(c)      Features and Functions of the Mobiliti Business Services. The Mobiliti Business Services will provide functionality, which includes, but is not limited to: a mechanism to provide banking transactions such as balance inquiries, transaction history and funds transfers; and, a mechanism to provide payment approvals as implemented within the Fiserv System to which the Mobiliti Business Services are integrated. A user’s access to features within the Mobiliti Business Services may also be limited as a result of entitlements established by Client or by Client’s corporate clients relative to the users of such corporate client through its business online banking service. The features and functionality of the Mobiliti Business Services will be identified in implementation documentation. Fiserv will configure the Fiserv System to enable Client to provide the Mobiliti Business Services to its users as mutually agreed upon in the implementation documentation.

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(d)      Interface with Other Products. The interface of the Mobiliti Business Services with any other products or services is subject to the terms and conditions related to the particular interface, as and when mutually agreed in writing between the parties.

(e)      Training. Fiserv will provide a one-time training session on the Mobiliti Business Services to Client’s trainers (in a ‘train the trainers’ environment) during the first year of the initial term of this Schedule.  Client’s trainers will be responsible for training Client’s associates and/or users. Training will include Mobiliti Business Services registration and self-service applications, as well as training on the Mobiliti Business Services customer care tool.  If any training hereunder is not performed at a Fiserv location, Client will also pay for travel and other appropriate expenses for Fiserv personnel involved in such training, subject to Section 2(b) of the Agreement.

(f)      Support

(i)     Fiserv, or its affiliates or agents, will provide support to Client as set forth in this Schedule, and Client is responsible for first tier support to its users. An initial technical support inquiry will be logged in order for Fiserv to initiate the troubleshooting process. Client agrees to provide all end user technical support and Fiserv will provide second level technical support to Client’s support representatives during the days and times set forth in the Agreement, unless otherwise agreed upon by the parties. Technical support, as referred to herein, means Fiserv will take an initial technical support inquiry from Client and initiate the troubleshooting process. Fiserv will use commercially reasonable efforts to determine the source of support issues and to remedy the issues.

(ii)     In the event Client uses any third party software, system, or product in its back office environment, Client shall be required to maintain compatibility between such third party software, system or product with the Fiserv System.

(iii)     Fiserv will perform its standard quality assurance processes for Client, which includes verification of the most common mobile handsets used by users to access the services integrated into the Mobiliti Business Services. From time-to-time, and as necessary, Fiserv will provide updates to the list of certified mobile handsets and devices for the Mobiliti Business Services.

(iv)     Fiserv will not be required to provide on-site support services. Fiserv reserves the right to charge Client on a time and materials basis if Client requests and Fiserv agrees to perform support services outside of its designated responsibilities and obligations under this Schedule.

(v)     For purposes of this Schedule, “time and materials basis” means at Fiserv’s then current standard hourly rate for the applicable services plus Fiserv’s out-of-pocket expenses reasonably incurred in connection with performing the services including, but not limited to, air travel, local transportation, hotel rooms, meal expenses and communication costs. Support services shall commence upon the date of implementation of the Mobiliti Business Services for use by Client’s users.

1.3      Client Responsibilities.

(a)      Client acknowledges and understands that the Mobiliti Business Services may be subject to unavailability due to congestion or overload on public circuits supplied by third parties or due to downtime by such third parties.

(b)      Client will provide Fiserv with all information needed by Fiserv to enable Fiserv to configure the Mobiliti Business Services for Client and its users. In the event Client does not fulfill its obligations during the pre-installation and/or implementation phase, the result of such failure may cause a delay in the timing of its implementation.

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(c)      Client is, and shall remain, solely and exclusively responsible for any and all financial risks, including without limitation, insufficient funds, associated with each Client user accessing the Mobiliti Business Services. Fiserv shall not be liable in any manner for such risk.

(d)      Client assumes exclusive responsibility for the consequences (i) of any instructions it may give to Fiserv, (ii) for Client's or its users’ failures to access the Mobiliti Business Services properly in a manner prescribed by Fiserv, and (iii) for any information required for registration of a Client user or related to authentication of such user.

(e)      Client will provide and make available to Fiserv appropriate management and technical personnel of Client who will work with Fiserv and will perform, on a timely basis, the activities referenced in this Schedule, the responsibility for which is required therein to be assumed by Client. In addition, Client will cooperate with Fiserv through making available such personnel, management decisions, information, authorizations, approvals and acceptances in order that Fiserv’s performance of the Mobiliti Business Services may be properly, timely and efficiently accomplished.

(f)      Client will complete and perform any and all validation procedures it determines, in its sole discretion, are necessary to authenticate the identity and ensure the financial integrity of a particular user.

(g)      Client will comply with all operating instructions that are issued by Fiserv from time to time. Client agrees that it will use, and will instruct its users to use, the Mobiliti Business Services in accordance with such rules as may be established by Fiserv from time to time including as may be set forth in any materials furnished by Fiserv to Client. Client will be responsible for the supervision, management and control of its use of the Mobiliti Business Services, including without limitation, implementing sufficient procedures to satisfy its requirements for the security and accuracy of data. Fiserv is entitled to rely upon and act in accordance with any instructions, guidelines or information provided by Client which are given by persons having actual or apparent authority to provide such instructions, guidelines or information.

(h)      Client acknowledges that it has certain notice requirements to its users in connection with its receipt of the Mobiliti Business Services.  Client acknowledges and agrees that it is responsible for ensuring its users are provided with any applicable privacy disclosures prior to such user’s enrollment and use of the Mobiliti Business Services.  Client further acknowledges and agrees that it shall comply with all applicable laws, rules and regulations in connection with its receipt and use of and access to the Mobiliti Business Services.

(i)      Client agrees to ensure that its users receive adequate disclosure of the terms and conditions governing their use of the Mobiliti Business Services or their use of any other Client service used in conjunction with the Mobiliti Business Services.

(k)      Client agrees to fulfill the following obligations and if Client fails to fulfill its responsibilities, Fiserv will use commercially reasonable efforts to address issues caused by such failure on a time and materials basis and will not be obligated to address or circumvent such issues in any designated time frames:

(i)      Maintenance and support of Client’s core processor or online banking service and associated networks, unless such functions are provided by Fiserv or Fiserv’s Affiliate and supported by the Mobiliti Business Services.

(ii)      Overall security of Client’s core processor, excluding the security provided by a Fiserv Affiliate, and data that resides on Client’s core processor is the responsibility of Client, unless it is otherwise agreed to in writing by the parties.

(iii)      From time to time, Client may be required to provide Fiserv with a reasonable and acceptable number of production test accounts that have all available account types and functions represented in each one for resolution of support and maintenance related issues.

(l)      With respect to Client’s receipt of the Network Gateway Services from Fiserv, Client shall also fulfill the following responsibilities:

(i)      Enter into the relevant service agreement(s) or terms of service (collectively, the “Notification Service Agreements”) with each of the Notification Service Providers as identified in Section 1.1 above, as required by such Notification Service Provider, and take such necessary actions to ensure that such Notification Service Agreements remain in effect for the term of this Schedule, including, but not limited to, payment of all fees required by the Notification Service Providers;

(ii)      Provide prompt notice to Fiserv in the event any of the Notification Service Agreements is terminated or Client’s access to one or more of the Notification Services is either suspended or terminated;

(iii)      Ensure that the Message Content of any Notification provided to Fiserv is: (A) accurate, complete and authentic; and (B) in compliance with the terms and conditions as stated in the Notification Service Agreements; and

(iv)      Subject to the confidentiality provisions as stated in the Agreement, provide to Fiserv the developer credentials obtained from each Notification Service Provider; whereby Fiserv’s use of such credentials shall be limited to supporting its provision of Network Gateway Services hereunder.

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2.      Notwithstanding anything set forth in the Agreement or this Schedule, the following additional terms and conditions shall apply to the Network Gateway Services provided pursuant to this Schedule. In the event of a conflict between these provisions and the Agreement, the more restrictive provision shall control.

2.1      Indemnification. Client will indemnify, defend and hold Fiserv, its suppliers and licensors related to the provision of the Network Gateway Services (“Fiserv Indemnitees”) harmless from and against all third party claims, liabilities, damages, losses, costs and expenses, including attorneys’ fees, expert witness fees and costs, incurred by any Fiserv Indemnitee as a result of any illegal acts, fraud, misrepresentation or willful misconduct regarding the use of the Network Gateway Services, or any violation of or noncompliance with the Notification Service Agreement(s) by Client or any end user.

2.2      Limitation of Liability. FISERV’S AGGREGATE LIABILITY TO CLIENT AND ANY THIRD PARTY FOR ANY AND ALL CLAIMS OR OBLIGATIONS RELATING TO THE NETWORK GATEWAY SERVICES SHALL BE LIMITED BY THE TERMS SET FORTH IN SECTION 7 OF THE AGREEMENT.

2.3      Disclaimer of Warranties. NEITHER FISERV NOR ITS SUPPLIERS WILL BE LIABLE TO CLIENT OR ANY END USER FOR ANY NOTIFICATIONS DELETED OR NOT DELIVERED, REGARDLESS OF THE REASON FOR DELETION OR NONDELIVERY INCLUDING, WITHOUT LIMITATION, MESSAGE PROCESSING OR TRANSMISSION ERRORS. NEITHER FISERV NOR ITS SUPPLIERS MAKES ANY REPRESENTATIONS OR WARRANTIES REGARDING THE QUALITY, RELIABILITY, TIMELINESS OR SECURITY OF THE NETWORK GATEWAY SERVICES, OR THAT THE NETWORK GATEWAY SERVICES WILL BE ERROR-FREE, UNINTERRUPTED, OR FREE FROM UNAUTHORIZED ACCESS OR NOT INFRINGE THIRD PARTY RIGHTS. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE NETWORK GATEWAY SERVICES ARE PROVIDED ON AN “AS IS,” “WITH ALL FAULTS” AND WITHOUT WARRANTY OF ANY KIND, AND FISERV EXPRESSLY DISCLAIMS ALL WARRANTIES WITH RESPECT TO THE NETWORK GATEWAY SERVICES, INCLUDING WARRANTIES OF SECURITY, QUALITY, RELIABILITY, MERCHANTABILITY, SATISFACTORY QUALITY, AND FITNESS FOR A PARTICULAR PURPOSE.

2.4      Third Party Charges. Fiserv is not responsible for any charges, including interconnection, access, termination, pager, wireless, or landline phone charges, the Client, any end user, or any recipient of a Notification incurs as a result of the use of the Notification Services. Client shall advise its end users that recipients of Notifications using Notification Services may incur third-party charges (e.g., wireless service provider) for which they will be responsible.

2.5      Third Party Factors and Span of Control. Client acknowledges that the successful transmission of a Notification to an end user is dependent on the facilities, networks, connectivity, or any acts and/or omissions of the Notification Service Providers, third party wireless service providers, governmental entities and other third parties (collectively, the “Third Party Factors”). Client acknowledges that the performance of the Notification Services may be affected by such Third Party Factors and that Third Party Factors are outside Fiserv’s Span of Control. Fiserv’s “Span of Control” means those areas of functionality and technology, including hardware and software used in the provision of the Network Gateway Services that are under the direct control of Fiserv (excluding Third Party Factors). FISERV WILL have no liability for any reduction, interruption, termination or suspension of the DELIVERY OF NOTIFICATIONS TO END USERS TO THE EXTENT Caused by FACTORS outside FISERV’s Span of control.

3.      Fees. Client shall pay Fiserv the fees identified in Appendix 1 attached hereto. Implementation fees shall be invoiced upon completion of the implementation services. Monthly fees and any applicable transaction fees will be billed to Client on a monthly basis once the Mobiliti Business Services are made available by Fiserv to Client. In the event, however, implementation of the Mobiliti Business Services has not occurred within 365 days from the date this Schedule is incorporated into the Agreement (either by amendment or through inclusion when the Agreement is signed) and such delay is due to Client, Fiserv shall commence invoicing and Client shall pay for any monthly maintenance fee identified in Appendix 1. The initial fees for the first month of Client’s use of the Mobiliti Business Services, other than implementation fees, will be pro-rated for the number of days less than the total number of days remaining in such first month.

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4.      Additional Terms. The following additional terms apply to the Mobiliti Business Services:

(a)    Access. Client acknowledges that access to the Mobiliti Business Services shall be across public and private lines and that Fiserv has no control over such lines or the information available from non-Fiserv sources. Fiserv shall not be held responsible for any delays or missed delivery dates by a third party unless such third party is a subcontractor of Fiserv. Fiserv does not warrant that the Mobiliti Business Services will operate uninterrupted or error free.

(b)    Trademark and Content License. Client hereby grants to Fiserv a non-exclusive, non-assignable right to use Client’s trademarks, trade names, service marks, service names (collectively, “Trademarks”), and Client Content (as defined below) solely in connection with, and during the period of, Fiserv’s provision of the Mobiliti Business Services. Client will indemnify and hold harmless Fiserv, its officers, directors, employees, designated supplier, and affiliates against any claims or actions arising out of Fiserv’s use of Trademarks and/or Client Content as long as such use is contemplated hereunder.

(c)    Regulatory Compliance. Client shall not use the Mobiliti Business Services for any activities in violation of any laws or regulations, including without limitation, wrongful transmission of copyrighted material, sending of threatening or obscene materials, or misappropriation or exportation of trade or national secrets.

(d)    Client Warranties. Client represents and warrants that (i) any work, content, or information (“Client Content”) provided to Fiserv by or on behalf of Client is either original or that Client has the legal right to provide such Client Content; and (ii) Client Content does not impair or violate any intellectual property or other rights of Fiserv or any third party. Client will indemnify and hold harmless Fiserv, its officers, directors, employees, designated supplier, and affiliates against any claims or actions arising out of any breaches of the foregoing, or any improper use of information gathered through any co-branded site as part of the Mobiliti Business Services. Client acknowledges that Fiserv shall not monitor, review, or approve any Client Content.

(e)    Term and Termination.

(i)    Term. Subject to clause (ii) below, the term of this Schedule will be coterminous with the term of the Agreement.

(ii)   This Schedule shall immediately terminate upon the termination of any required service with which the Mobiliti Business Services are integrated (e.g. core processing or online banking system), also for any reason.

(iii)  During the term of this Schedule, Fiserv may provide written notice to Client that it is offering a product and/or service of substantially similar functionality and use as all or any portion of the services provided herein.  Following such notice, either party may elect to transition Client to such product or service, subject to (A) providing the other party with written notice at least 90 days prior to such transition and (B) the mutual agreement of Fiserv and Client to enter into a separate Schedule to the Agreement for such product and/or service.

(iv)  Upon any termination or expiration of this Schedule, Client shall continue to be responsible for any applicable data communications, messaging and modem fees until (A) all circuits are disconnected and the telecommunications company ceases invoicing Fiserv, and (B) Fiserv receives back all equipment supplied to Client by Fiserv.

(f)     Market Adoption. Client agrees to assist Fiserv with certain marketing efforts associated with the Mobiliti Business Services. These efforts may include, as reasonably requested and mutually agreed to, a press release announcing selection of Mobiliti Business Services, marketing Mobiliti Business Services to Client’s customers, serving as a reference contact, sharing of Client-developed mobile related materials and realized value of Mobiliti Business Services, participating in joint marketing activities for Fiserv and Fiserv’s Affiliates, and other similar activities as the parties may mutually agree upon. In addition, Client agrees Fiserv may aggregate Client’s non-personal user data and information relative to the use of the mobile banking products and services by Client's users and their mobile devices with similar data from other Fiserv customers for the purposes of enhancing Fiserv products and adoption techniques.

5.      Client Branded Smartphone App. The Smartphone App shall be Client-branded. With respect to such Client-branded version of the Smartphone App in the Apple App Store and at Google Play, the additional fees and terms described in Appendices 1 and 2 to this Schedule shall be applicable and incorporated herein.

6.      Conflict. In the event of a conflict between the terms of this Schedule and the Agreement, the terms of this Schedule shall control.

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Appendix 1 – Mobiliti Business Services - Fees for Smartphone App

1.      One-time Implementation Fees:

•	$ 17,000 per brand

Includes utilization of standard connectivity with Fiserv supported systems and the creation, implementation and submission of the Client-branded Smartphone App to the Apple App Store and Google Play. Includes Mobiliti Business deployment package.

2.	Monthly Fees:

2.1.	Per Enrolled Corporate Client Fees:

•    Micro Level Corporate Client:    $4.25 per corporate client

•    Mid-to-Large Level Corporate Client:     $8.00 per corporate client

The above monthly fee for each corporate client includes an unlimited number of users.

2.1.1.	Each corporate client of Client will be classified as either “Micro Level” or “Mid-to-Large Level” based upon the entitlements listed below and assigned by Client to such corporate client.

Mobiliti Business Services Entitlements	Micro Level Business User	Mid-to-Large Level Business User
Administration	X	X
Information Reporting	X	X
Multifactor Authentication (RSA additional pricing for tokens from Vasco)	X	X
Check Images	X	X
Loan Reporting & Payments	X	X
Internal Transfers	X	X
Customer Alerts	X	X
ACH Transfers		X
Wire Transfers		X
Positive Pay		X

2.1.2.	Client will be billed monthly for the total number of mobile corporate clients enrolled, whether active or inactive.

2.1.3.	Invoicing of the above “Per Enrolled Corporate Client Fee” at the higher Mid-to-Large Level fee will be triggered in any given month when such corporate client is authorized to access any of the following 3 entitlements: ACH, wire or positive pay.

2.1.3.1. Promotional Fee Period. Notwithstanding the invoicing method described in Section 2.1.3 above, up through December 31, 2015, Fiserv shall invoice Client for the Per Enrolled Corporate Client Fee based only on the actual usage in any given month of the features within Mobiliti Business Services for the Mid-to-Large Level business user. Beginning January 1, 2016, Fiserv may begin invoicing Client based on the terms of Section 2.1.3 above.

2.2.                 Per Approval Fee:    $0.25

An “Approval” is any user-initiated activity made within the Mobiliti Business Service for certain activities which include, but are not limited to: ACH approvals, wire approvals, positive pay approvals and internal transfer approvals.

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2.3.                  Maintenance Fee:      $ 350 per brand

This fee includes maintaining the Client-branded Smartphone Application for iOS in the Apple App Store, and for Android in Google Play. The monthly maintenance fee is calculated based on Client’s current asset size, as published at www.ncua.gov or www.fdic.gov and noted in the table below. Notwithstanding anything in the Agreement to the contrary, if, during the term of this Schedule, Client’s asset size exceeds its current tier, Client shall inform Fiserv (or if as a result of a Fiserv review or audit, Fiserv deduces that Client’s asset size has been exceeded, Fiserv shall so notify Client) and the monthly maintenance fee will automatically increase to the applicable fee for the then-current asset size, and Client shall be obligated to pay Fiserv said amount.

Asset Size	Maintenance Fee
Less than $300M	$350 per month
$300M to less than $750M	$475 per month
$750M to less than $3B	$625 per month
$3B to less than $10B	$750 per month
$10B to less than $30B	$850 per month

2.4.                  Network Gateway Services Per Forwarded Notification Fee: $0.019

3.	Miscellaneous Fees:

• Changes: To change configured items after initial set-up: $1,500 per change

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Appendix 2 - Additional Terms for Client Branded Smartphone App

4.     Description. Fiserv shall implement and support a Client-branded version of the Smartphone App (the “Client Branded App”). The Client Branded App will be made available to Client’s end users only through the Apple App Store for iPhones and at Google Play (“Google Play”) for Android phones.

5.     Client Responsibilities and Acknowledgements.

5.1	Complete and submit to Fiserv the Client Branded App submission form(s), as supplied to Client by Fiserv during the Client Branded App submission process.

5.2	Create the required images in accordance with Apple or Google specifications and provide the images to Fiserv as part of the submission form.

5.3	Review and provide approval sign-off to Fiserv of the Client Branded App screen shots, as supplied to Client by Fiserv during the Client Branded App submission process.

5.4	Work with Fiserv to establish a mutually agreed upon launch date for the Client Branded App at the Apple App Store or Google Play.

5.5	With respect to the Apple App Store, Client will:
(i)	Enter into an Apple Developer License directly with Apple. Client is responsible for the payment of all fees to Apple associated with Apple’s Developer License program.

(ii)	Provide Fiserv with the credentials of Client’s “Team Agent” or Client’s Apple developer account logon information to allow Fiserv to create and manage the signing of certificates, as well as upload the Client Branded App to the Apple App Store. With such credentials, Fiserv will inherit “Admin” rights in iTunes Connect, which Fiserv will need to manage and complete the submission process of the Client Branded App on behalf of Client.

(iii)	Supply to Fiserv a production online banking account for Apple to certify the Client Branded App.

5.6	With respect to Google, the current application submission process differs from Apple. Client will not be required to obtain a developer license. Fiserv will submit the Client Branded App into Google Play on Client’s behalf.

5.7	Depending on the nature of Fiserv’s update to the Mobiliti Business Services, Client acknowledges that the Client Branded App may have to be resubmitted to Apple by Fiserv for recertification.

6.	Fiserv Responsibilities.

6.1	Create the Client Branded App.

6.2	Create and submit to Client for approval the screen shots of the Client Branded App.

6.3	Advise and guide Client through the Apple or Google Play application set up process.

6.4	With respect to the Client Branded App in the Apple App Store, Fiserv will:
(i)	Complete the iTunes Connect application submission form, including the Client’s test case, required to submit the Client Branded App to Apple for certification.

(ii)	Submit the Client Branded App to Apple for certification, via Client’s Apple developer account logon.

(iii)	Once Apple has approved, Fiserv will release the Client Branded App into the Apple App Store production environment on a date mutually agreed upon with Client.

6.5	Submit the Client Branded App to Google using Fiserv’s Google developer account.

6.6	Update the Client Branded App in the Apple App Store and Google Play as applicable and within a commercially reasonable period of time following the general availability of a new version/release of the Smartphone Application.

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CheckFree RXP and Small Business Bill Payment and Delivery Services Schedule

to the ASP Services Exhibit

On the terms and subject to the conditions set forth below, Fiserv and Client hereby enter into this CheckFree RXP and Small Business Bill Payment and Delivery Services Schedule (“Schedule”) to the ASP Services Exhibit, and agree that this Schedule shall be incorporated into and made subject to the provisions of the Agreement. The term of this Schedule will be coterminous with the term of the Agreement. In the event of any conflict, ambiguity or inconsistency between this Schedule and the Agreement, or any other document which may be annexed hereto, the terms of this Schedule shall govern.

1.     Services. Fiserv and/or its Affiliates will provide to Client the services described in this Schedule (“Services”) and Client will pay the fees set forth in this Schedule. Fiserv and/or its Affiliates provide the Services which, unless otherwise provided below, permit Client’s customers (“Customers”) to initiate and authorize payments from their accounts (“Accounts”) to payees (“Payees”) that Customers have selected in advance to receive payments by means of the Services. Client authorizes Fiserv to share Client Information with Client’s third party contractors, as requested by Client in a documented form, including without limitation electronic mail.

1.1.    General Bill Delivery and Payment Services Terms. This Section 1.1 applies to all of the Services described below, except for Section 1.4 (Electronic Remittance Service), Section 1.6 (Customer Care), 1.7 (Implementation and Related Services) and as otherwise set forth below.

1.1.1.   Payment Execution. Fiserv will provide the Services to Customers who have properly enrolled for Services, and who are authorized to use the Services by Client, in accordance with the terms of this Schedule and the Agreement and Fiserv’s standard enrollment protocols. Fiserv will execute the delivery of all payments as instructed by a Customer unless one or more of the following conditions occurs: (a) erroneous or incomplete information is provided by the Customer; (b) insufficient funds are available in the Account (including without limitation due to a closed or frozen Account); (c) a Payee cannot or will not accept a payment delivered by Fiserv; or (d) the Customer does not follow Fiserv’s operating instructions. For each remittance processing day, Fiserv debits Customers via an ACH debit for applicable transactions.

1.1.2.   Method of Payment. Fiserv will determine the method of payment for Customer payments via the Services. These methods include, but are not limited to, the following: the Automated Clearing House Network; other electronic payment processing networks; direct Payee transfer; paper checks drawn on a corporate account of the Services; or paper drafts drawn on the Accounts.

1.1.3.    Late Payment Commitment. Fiserv will bear the responsibility for any late payment related charges up to fifty dollars ($50.00) should a payment arrive after the due date displayed within the Services as long as the Customer scheduled the payment in accordance with the applicable Service's Terms of Service (defined below in Section 2.2.1).

1.1.4.    Risk of Loss. Fiserv shall be responsible for Transaction Losses (defined below) solely to the extent that (a) Fiserv’s debit of a Customer’s Account for the transaction was returned for an insufficient available balance from the Customer regardless of funding method (e.g., NACHA Reason Codes R01 (Insufficient Funds) or R09 (Uncollected Funds)), but not if due to a closed or frozen Customer Account with Client or due to an unauthorized transaction or (b) solely with respect to the Popmoney Service (described in Section 1.5.1 below) Fiserv permitted a transaction that exceeds the Limits (defined below in Section 1.5.3). Fiserv will have the right to collect funds against such Transaction Losses for which Fiserv is responsible. Client shall be responsible for all other Transaction Losses regardless of the amount or circumstance of the Transaction Loss and, with respect to Popmoney Services, regardless of whether or not the Sender, Recipient, Receiver or Requester is a Customer of Client. Without limiting the preceding sentence, Client will research reports that it receives from any Customer that an unauthorized transaction has occurred through the Services, and for funding any Transaction Losses or other amounts due Customers or another party resulting from such unauthorized transaction. As part of the Services under this Schedule, Fiserv is in no way responsible for authenticating Customer credentials for access to the Services. Client acknowledges that with respect to the Service transactions, Client or its Customer is the Originator under the ACH Operating Rules. Client and Fiserv agree to notify the other in the event of fraud being investigated by either party as it relates to the Services; such notification should be made within two (2) business days of the party learning of the issue. “Transaction Loss” is a loss that occurs because the associated Services transaction was rescinded as unauthorized or has been returned and is un-collectable.

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1.1.5.    Credit Screen. Fiserv will have the right to conduct standard credit screening. Generally, the credit screen will be a review of the Customer’s credit history (a soft inquiry), which does not affect the Customer’s credit rating, nor does the fact a soft inquiry has been made appear on the Customer’s credit report that may be obtained by another institution for credit decision purposes. Fiserv will use the results of such soft inquiry only to set risk parameters in determining the method of payment for the Customer’s payments via the Services and as otherwise described for Popmoney (defined below in Section 1.5.1), to set parameters used in establishing the Limits (defined in Section 1.5.3) and method of payment and conduct risk assessment. If Client elects not to allow Fiserv to secure funds from Accounts prior to payment remittance to Payees, Fiserv reserves the right to set risk parameters on all Customers.

1.1.6.    Threatening Conditions. If Fiserv reasonably believes that a Service or Client’s or Customer’s conduct in using a Service (including, without limitation, a Customer intentionally initiating fraudulent or unauthorized transfers or violating any agreement under which it has been provided access to the Services) violate any applicable laws, rules, regulations or industry standards, or otherwise pose a threat to Fiserv’s or any Fiserv client’s equipment, processes, intellectual property or reputation, or any Fiserv System (“Threatening Condition”), Fiserv will provide Client with notice of the Threatening Condition and both parties will use commercially reasonable efforts to cure or cause the correction of the Threatening Condition. If, in the reasonable and good faith determination of Fiserv, the Threatening Condition poses an imminent or actual threat (including without limitation regulatory investigation, inquiry or penalty), then Fiserv shall have the right to suspend any and all use of the applicable Service until such Threatening Condition is cured. In any event, Fiserv may terminate Client’s and/or Customer’s use of the applicable Service without further requirement of notice if the Threatening Condition remains uncured more than thirty (30) calendar days after Client is notified of the Threatening Condition.

1.1.7.    Bill Delivery Service. On behalf of Client, Fiserv will operate a bill delivery service (“Bill Delivery”) to allow Customers to electronically receive, via the Services described below in Section 1.2, summary and graphically detailed billing information, billing terms and conditions, and merchant customer care contact information. Customers can select from a pre-defined list of Payees to receive electronic bills. Once the Customer has activated the Bill Delivery Service for a Payee, the Customer will begin to receive future bills electronically within the Service. Publishing of the Client’s own internal bills for distribution is not covered under this Schedule.

1.1.8.    Overnight Check Service. The overnight check service (“Overnight Check”) provides the capability for Customers to schedule certain paper payments to be delivered within one (1) business day after the deemed business date such payment was scheduled rather than the standard multi-business day window. If available for a Payee, the Service's user-interface will display the earliest business day the payment can arrive. Additionally, the Service's user-interface will display a configurable fee to be charged to the Customer on behalf of the Client.

1.1.9.     Same-Day Bill Payment Service. The same-day bill payment service (“Same-Day Bill Payment”) provides the capability for Customers to schedule certain electronic payments to be delivered on the same business day as scheduled, rather than the standard next-business day window. If available for a Payee, the Service's user-interface will display the earliest business day the payment can arrive. Additionally, the Service's user-interface will display a configurable fee to be charged to the Customer on behalf of the Client.

1.2.	CheckFree RXP and/or CheckFree Small Business.

1.2.1.    Service Description. The CheckFree RXP (“CheckFree RXP”) and/or CheckFree Small Business (“CheckFree Small Business”) Service(s) is an Internet/World Wide Web server application that offers payment and bill delivery features and functionality. Fiserv will host a CheckFree RXP site and/or CheckFree Small Business site (“Subsite”) for access by Customers through Client’s Web site. Fiserv will be responsible for the Subsite development, appropriate system operations, system redundancy and maintenance of the operating system. Sections 1.1.8 (Overnight Check Service) 1.1.9 (Same-Day Bill Payment Service) and 1.2.2 (Online Education Center) do not apply to, and the Services described in such Sections are not available for, CheckFree Small Business.

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1.2.2.     Online Education Center. Fiserv will make available video tutorials and “click-through” Web-based demonstrations for CheckFree RXP and, as made available in Fiserv’s sole discretion, limited video tutorials and Web-based demonstrations for certain other Services provided under this Schedule. “Online Education Center” means such tutorials or such demonstrations or both, as designated by Client for purchase below. The Online Education Center tutorials and demonstrations are hosted by Fiserv or a Fiserv service provider and are not available for download or storage by Clients. Client shall have the right to display the Online Education Center in Client’s own Web site or other Web sites, in accordance with then-current Fiserv’s written specifications, which are available upon request. Fiserv shall have the right to replace the Online Education Center with substantially similar content. Fiserv shall have the right to terminate the Online Education Center upon 180 days prior written notice to Client for any or no reason; if Fiserv exercises such right, then Fiserv will issue a pro rata refund to Client for any fees paid by Client for the Online Education Center after the date of such termination.

Client grants Fiserv and Fiserv’s service providers a nonexclusive license to display Client’s trademark or similar brand features in the Online Education Center. Fiserv will comply with any written branding guidelines provided by Client together with such brand features; if Fiserv does not do so, then Client’s sole and exclusive remedy shall be to notify Fiserv in writing of such breach of guidelines, and terminate Fiserv’s right to use such brand features if Fiserv does not cure such breach 30 days after receiving such notice.

1.3.     FraudNet. FraudNet (“FraudNet”) is a service that provides an automated and scalable system to aid in fraud detection. Fiserv will provide to Client the FraudNet Service described in this Schedule, solely in connection with bill payment Services provided separately by Fiserv, and Client will pay the fees set forth in this Schedule. FraudNet uses various layers of fraud detection and alert levels when identifying and storing fraud data. FraudNet monitors and profiles consumer behaviors and merchant transaction activities that are suspicious or unusual. Fiserv and/or its Affiliates have developed a dynamic negative file database (“Negative File Database”) that is integrated into FraudNet to identify repeat offenders. Fiserv may also use other third party databases in connection with providing FraudNet.

1.3.1.	Fiserv responsibilities.

1.3.1.1.	Fiserv will from time-to-time develop and implement new detection schemes and rules in FraudNet.
1.3.1.2.	Fiserv will generate cases for all alerts originating from FraudNet.
1.3.1.3.	Client acknowledges that data gathered from confirmed cases will be utilized to detect fraud for other Fiserv clients. Client grants Fiserv permission to use such data to further the detection and prevention of fraud; however, no proprietary consumer information is shared or viewable by other Fiserv clients, other than reasonably necessary information, such as Customer name.

1.3.2.	Client responsibilities.
1.3.2.1.	Client will designate personnel with the skills to review and assist in research when necessary, and Client will notify Fiserv of such personnel’s contact information (and any changes thereto) for the purpose of Fiserv contacting Client with regard to alerts, cases and other matters related to FraudNet. Client will perform necessary research on all cases generated from FraudNet (including contacting Customers, when applicable), and will be responsible for releasing the alerted transactions.
1.3.2.2.	Client shall use FraudNet only for transactions originating from the respective Fiserv bill payment Service (as such term is defined in the applicable Fiserv bill payment Schedule or Exhibit of this Agreement) and not other types (e.g. Client debit card). Continued use of FraudNet is contingent on Client fulfilling its payment obligations pursuant to the Agreement.
1.3.2.3.	Client will notify Fiserv within twenty-four (24) hours of becoming aware of any fraud cases originating from the Fiserv bill payment Service that were not detected by FraudNet.

1.4.	Electronic Remittance Services.

Fiserv has developed payment and service systems to maximize the electronic delivery of payments, and to minimize or eliminate the use of paper drafts and checks. In cases where Client is the Payee, Fiserv will collect and electronically deliver payments (“Payments”) submitted by Customers, debited from Customer’s designated Accounts (the “Debit Entries”) to Client as the Payee.

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Where Fiserv has received the funds prior to remitting the Payment to Client (known as “Good Funds”), there will be no limit (unless indicated otherwise in “Internal Lines of Business – Electronic Remittance” section (hereinafter the “Internal Lines of Business Activation Process”) of the Fiserv “Data Gathering Form” (hereinafter the “DGF”) completed separately by Client) on the amount of a single Payment, and the eligible Payment will be transmitted through the electronic interface. If Client elects to limit the daily amount of any single Payment through the electronic interface, such amount shall be indicated in Internal Lines of Business Activation Process section of the DGF, and individual Payments in excess of such amount will be made by paper draft or check.

The Payments’ data will be 100% in balance with the expected amount of funds every day. The associated Payments’ funds for each Internal Line of Business will be deposited electronically in the designated account per Client’s instructions in the Internal Lines of Business Activation Process section of the DGF, and be available for use no later than the business day following the date of transmission of the data records.

No Payment transmitted hereunder may be rejected by Client unless the account data for such Payment is incorrect or incomplete or the account is blocked or closed. It is Client’s responsibility to (i) retrieve remittance data each day; (ii) promptly post the Payments; (iii) maintain current contact and notification information with Fiserv; and, (v) maintain security of any user ID and password information.

Fiserv and Client mutually agree that if a Payment from a Customer of Client, which is transmitted by Fiserv to Client, or to an agent of Client, does not post, it may be necessary for Fiserv to contact Client in an attempt to resolve the problem (a “Contact”). Client acknowledges that when Fiserv makes a Contact, it is doing so as agent for the Customer, and Client agrees to provide the Customer information requested by Fiserv.

Client accepts full financial responsibility for the dollar amount of Debit Entries originally credited to Client and returned unpaid to Fiserv that were originated by Fiserv for Payments, irrespective of the reason for the return. Client agrees that Fiserv is authorized to initiate a debit of Client’s designated bank account (see Internal Lines of Business Activation Process of the DGF) in the amount of the returned Debit Entries on the day Fiserv notifies Client of the return.

Client acknowledges that Payments will not be transmitted electronically in the following circumstances:

(a)	Where the Customer banks at a financial institution that is not accessible through the Automated Clearing House;
(b)	Where the Customer’s Client account number is incomplete, incorrect or otherwise fails the account number edit procedures established by Fiserv and Client; or
(c)	For a Payment in excess of the amount indicated in Internal Lines of Business Activation Process portion of the DGF, if applicable.

Upon termination or expiration of this Schedule, if Fiserv and Client desire to maintain an electronic remittance relationship, the parties must enter into a separate mutually agreed upon remittance agreement (with a mutually agreed upon remittance method, which may be different than that under this Schedule, and with mutually agreed upon pricing, which may be higher than that under this Schedule) prior to termination or expiration of this Schedule.

1.5.	Popmoney Third Party Transfer Services.

1.5.1.    Popmoney Third Party Transfer Services. Fiserv will provide consumer third party transfer services (“Popmoney”) that allow transfers to accounts owned by persons other than the designated Customer. These may include: (a) transfers to known third parties, where the Customer (the “Sender”) provides the required account information of the third party (the “Recipient”); (b) transfers to persons where the Sender provides the contact information of the Recipient or Receiver through which such Recipient or Receiver receives transaction notifications (e.g. an email address or mobile phone number) (a “Token”), as further described in the specifications made available by Fiserv (the preceding subsections (a) and (b) are referred to as “Send Money”); and (c) sending requests for payment (“Request Money”) through the Service to the Token of other natural, individual persons and the ability to view as well as pay requests for payment received through such Service from other natural, individual persons. For the Request Money functionality, the Customer may be a Receiver and/or a Requestor. For purposes of this Schedule, a “Receiver” means a natural, individual person who receives a Request Money request through the Popmoney Service and a “Requestor” means a natural, individual person who sends a Request Money request to a Receiver through the Popmoney Service; if such request is accepted, Requestors subsequently become Recipients. Fiserv will provide the Services to Customers who have properly enrolled for Services, and who are authorized to use the Services by Client, in accordance with the terms of this Schedule and the Agreement and Fiserv’s standard enrollment protocols. For the avoidance of doubt, all services indicated as provided by Fiserv to Customers (including the collection of required account information of a Receiver or Recipient, whether from the Customer, Receiver or Recipient) are provided by Fiserv solely in its capacity as a service provider for, and on behalf of, Client, and are “Services” for purposes of this Schedule. Sections 1.1.1 (Payment Execution), 1.1.3 (Late Payment Commitment), 1.1.7 (Bill Delivery Service, 1.1.8 (Overnight Check Service) and 1.1.9 (Same-Day Bill Payment Service) do not apply to, and the Services described in such Sections are not available for Popmoney Third Party Transfer Services.

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1.5.2.    Customer Service Database. Fiserv may provide Client with one or more identification numbers, passwords and/or other means of identification and authentication (collectively “Password”) to access Fiserv’s customer service database. Client agrees to: (i) take reasonable steps to safeguard the confidentiality and security of the Password; (ii) limit access to its Password to persons who have a need to know such information; (iii) notify Fiserv promptly if Client has any reason to believe the security or confidentiality required by this provision has been or may be breached; and (iv) immediately change the Password if Client knows or suspects that the confidentiality of the Password has been compromised in any way. Fiserv may provide Client with access to an online database containing recipient information (e.g., name and bank name) in connection with the Services. Client agrees to access the database only: (a) to effect, administer, or enforce transactions that result from the Services; (b) to protect against or prevent actual or potential fraud, unauthorized transactions, claims, or other liability related to the Services; (c) for internal audit and regulatory examination purposes; (d) to resolve consumer disputes or inquiries involving transactions that result from the Services, or (e) as permitted to access certain customer and transaction information in Fiserv’s possession, and shall only use the recipient information of non-Client users within such database to complete Service transactions and for regulatory purposes. Client shall limit access to such database to its trusted employees and shall closely and regularly monitor such employees’ use of such database to ensure compliance with this provision. Client shall protect the database from security breaches at Client by establishing, maintaining and updating policies, procedures, equipment and software that are designed to safeguard the security and integrity of the Client computer systems used to access the database.

1.5.3.   Risk Processes. Fiserv will abide by its standard risk and fraud detection procedures and processes related to Customers’ use of the Services as may be updated or modified from time to time (“Risk Procedures”). Fiserv will make available a summary of its then-current procedures and processes to Client upon request, including without limitation prior to commencement of the Services. For purposes of this Section “Limits” means default transaction limitations, which may or may not include without limitation amount limitations, velocity limits and, if applicable to the Service, transaction speed limitations that are documented within the Service.

1.5.4.	Risk Procedures. Client shall reasonably cooperate with Fiserv’s Risk Procedures, including: (i) promptly responding to Fiserv’s reasonable requests to verify account ownership or any Fiserv fraud investigation with respect to a Deposit Account held at Client, regardless of the transaction origin; (ii) promptly sending returns to Fiserv via an ACH returns file, chargeback process, or daily batch feeds, as mutually agreed; (iii) requesting and obtaining a Written Statement of Unauthorized Debit signed and completed by its customer, claimant or End User prior to initiating a debit return pursuant to the ACH Rules; and (iv) in the event that Fiserv has to provide a Letter of Indemnity, hold harmless letter, or related documentation (each, an “LOI”) to another financial institution to recover Transaction Losses and there is a claim made under the LOI, then Client shall be responsible for all amounts relating to such claim, including, without limitation, the settlement amount and actual attorney fees.

1.5.5.	Recovery of Transaction Losses.

1.5.5.1.	Regardless of who bears the Transaction Loss on a particular transaction, Fiserv will, in its capacity as a service provider for, and on behalf of Client, attempt to recover the Transaction Loss from Customer and Client shall provide Fiserv with reasonable assistance in recovering such loss.

1.5.5.1.1.	Resubmission and Offsets. If pursuant to the Service a credit is released and the corresponding debit or a portion of any such debit has failed, Fiserv reserves the right to resubmit or issue a new debit transaction for the uncollected portion of such debit. If Fiserv is unable to recover the uncollected portion of the debit, then Fiserv may additionally debit any of the End User’s other accounts that are accessible via the Services to offset the uncollected portion.
1.5.5.1.2.	Compensation and Assignment. If Fiserv is unable to recover the Transaction Loss from the Customer and Client is responsible for such Transaction Loss pursuant to Section 1.1.4 then Client shall compensate Fiserv for such loss within three (3) business days of receiving notice from Fiserv. Notwithstanding anything to the contrary in the Agreement, Client hereby assigns to Fiserv the right to collect the Transaction Loss from the Customer for which Fiserv is responsible pursuant to Section 1.1.4 and agrees that Fiserv may report the circumstances and amounts associated with such Transaction Losses to any credit bureau.

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1.5.6.	Suspensions. Fiserv may suspend or deny access to End Users, Requestors (if applicable), Receivers (if applicable) and/or accounts associated with such End Users, Requestors, Receivers and/or any counterparties if it receives any returns from an account associated with them whether with Client or another financial institution, if Fiserv is owed Transaction Losses in connection with the applicable End User, or if Fiserv anticipates any potential losses arising from any such account(s).

1.5.7.	Obligations to Customers, Recipients, and Receivers.

1.5.7.1.	As between the Client and the Customers, Client will be solely liable to Customers for completion of the Popmoney transfers described in Section 1.5.1 hereof by payment of good funds in the correct amount and in a timely manner to the Recipient’s bank account (regardless of whether the bank account information was provided by Customer or collected from the Recipient) and is the “financial institution” for purposes of Popmoney and its compliance with applicable law. Without limiting the preceding sentence, Client will at all times remain responsible for making any consumer whole in connection with any failure to transmit money through the Services, and Client shall not contract with or otherwise agree with any Customer to any terms in violation of this Section.
1.5.7.2.	Notwithstanding anything to the contrary in the Agreement, Client will indemnify, defend and hold harmless and release Fiserv and its Affiliates and their officers, directors, and employees from and against any claims, actions and other proceedings by a Customer relating to the Popmoney Service or arising out of or relating to Client’s breach of its obligation to make any consumer whole as set forth in the preceding sentence in Section 1.5.7.1. The foregoing indemnification obligation shall not be subject to any limitations on the Client’s liability otherwise set forth in the Agreement. Client shall, at its own cost and expense, not subject to reimbursement, defend all such actions, suits or proceedings, and satisfy all judgments, orders or decrees with respect to the foregoing, and Fiserv shall provide Client with prompt notice of any claim for indemnification, cooperation in the defense and settlement of such claim, and grant Client control over the defense or settlement of such claim.

1.5.8.    Receipts. Receipts for applicable Services provided to Customers by Client will be provided by Client and contain contact information for Client and no details regarding Fiserv.

1.5.9.    Transaction Limits. Fiserv will establish and document Limits (defined in Section 1.5.3) for or within the Services for Client, which the Client may review. Limits may also be set by Fiserv at the individual Customer level. Client may override such Limits but in such event will be responsible for all and guarantees the full dollar amount of Transaction Losses (as defined in Section 1.1.4) within the Limits selected by Client, without any financial contribution from Fiserv, and agrees to fund Fiserv the full amount of transactions up to the Limit regardless of the availability of funds in the Customer’s Account, notwithstanding anything in Section 1.1.4 to the contrary. Customers of the Services may perform transfers only within the Limits established by Client or Fiserv as applicable.

1.5.9.1.	Client- and Customer-Level Limits. If Fiserv (a) identifies a sudden unanticipated increase in Transaction Losses and believes it prudent to take immediate action to reduce Limits; or (b) is responsible for Transactions Losses pursuant to Section 1.1.4 exceeding (i) for good funds transfers, 0.1%, (ii) for next day transfers, 0.5%, of the total dollar amount of transactions processed on behalf of Client in the applicable rolling 3 business day period; or (c) identifies an unanticipated risk increase as to an individual Customer, based on Fiserv’s risk assessment tools, then as to each of the preceding cases, Fiserv shall have the right at any time but not the obligation to (x) reduce Limits in an amount and for a duration determined by Fiserv in its sole discretion, (y) process transactions using a “good funds only” model, and/or (z) suspend the Popmoney Service. Client will promptly work with Fiserv to analyze the cause of such losses and to take appropriate measures to remedy their cause.

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1.5.10.	Additional Terms and Conditions

1.5.10.1.	User Data.

1.5.10.1.1.	Clients, Customers (and Recipients, Receivers and Requestors for purposes of the Popmoney Services) may be required to share with Fiserv certain data, including without limitation: (a) the Customer's, Recipient’s, Receiver’s or Requestor’s name, email address, zip or postal code; and (b) account information (e.g. financial data, user identification, login and password and personal information (including without limitation birth date, IP address and social security number), as well as the ABA Routing and Transit Number that are specific to an Customer's, Recipient’s or Requestor’s account) (collectively, “User Data”). Fiserv may use the User Data solely for the performance of the Services on behalf of Client, in accordance with the Gramm-Leach-Bliley Act, its implementing regulations and other applicable laws, including (without limitation) any use to effect, administer or enforce a transaction or to protect against or prevent actual or potential fraud, unauthorized transactions, claims, or other liability. If Recipients, Receivers and Requestors elect to enter into direct contractual relationships with Fiserv, then Fiserv shall also have the right to use the User Data of such parties pursuant to such relationships. Provided that the source of the information is not disclosed and the information is used in conjunction with other independent information, Fiserv may use, store and disclose User Data and other such information acquired in connection with the Services in statistical form for pattern recognition, modeling, enhancement and improvement, system analysis and to analyze the performance of the Services.

1.5.10.1.2.	Fiserv may supply User Data to any law enforcement agency if Fiserv or any Fiserv client has suffered or may reasonably be expected to suffer a loss as a result of fraudulent or suspicious activity performed by the Customer, Recipient, Receiver or Requestor. Client shall identify a representative as a point of contact or a subject matter expert if such law enforcement agency requires supplementary information on such Customer, Recipient, Receiver or Requestor.

1.5.10.1.3.	Fiserv may retain all User Data during and after the Term of this Schedule or the Agreement, if longer, for audit, regulatory compliance, risk management purposes and as permitted by applicable law and regulations and/or to the extent it is required to do so in connection with payment network or organization rules and regulations or similar applicable industry requirements.

1.5.10.1.4.	Without limiting anything herein or any provisions of the Agreement, for the avoidance of doubt, the parties hereby agree that the User Data of Customers is customer information of Client for purposes of the Gramm-Leach-Bliley Act and its implementing regulations.

1.5.10.2.	Credentials. For certain Services, Fiserv will provide one or more identification numbers, passwords and/or other means of identification and authentication (collectively “Credentials”) to access certain functionalities of the Services. All Credentials shall at all times be considered Fiserv Information.

1.5.10.3.	Required Modifications. If any modification to any Services is required by law or governmental regulation, or is necessary based on any payment processing requirements, Fiserv and Client shall use commercially reasonable efforts to comply in a timely manner. Fiserv may make any modifications, changes, adjustments or enhancements to the Services that Fiserv deems to be suitable.

1.5.10.4.	U.S. Only Services. Client will only make the Services available to Customers who hold U.S. accounts with Client.

1.5.10.5.	Popmoney Branding. Client will display the Popmoney Marks (defined below) on all Web site pages of Client’s Web site that contain links or references to the Popmoney Service and all marketing materials for the Popmoney Service in accordance with this Section. “Popmoney Marks” means the trademarks, service marks, logos and other distinctive brand features relating to the Popmoney Service that Fiserv makes available to Client under this Schedule. Subject to the terms and conditions of the Agreement, Fiserv grants to Client during the term a non-exclusive, nontransferable right to display the Popmoney Marks, solely in connection with Client’s use of the Popmoney Service. Client will comply with the Popmoney Marks guidelines established by Fiserv (as updated from time to time), which will be made available to Client from time to time. All ownership in or to the Popmoney Marks and all goodwill associated with Popmoney Marks will remain with and inure to the benefit of Fiserv. Client will not use any of the Popmoney Marks in any manner likely to confuse, mislead, or deceive the public. If in its reasonable judgment Fiserv determines that Client’s use of the Popmoney Marks dilutes or diminishes the Popmoney Marks or the goodwill, quality or services associated with any of the Popmoney Marks, then Fiserv will give notice to Client of such issues, and if the issues are not resolved within five (5) business days of Client’s receipt of such notice, then Fiserv will have the right to terminate Popmoney Marks license in this Section upon notice to Client. Client will have no right to sublicense, transfer or assign the license rights in this Section without the prior, express, written approval of Fiserv. Client hereby permits Fiserv to display Client’s name and any logos or similar brand features made available to Fiserv in a list of clients for the Popmoney Services that Fiserv makes available on the Popmoney Web site or any successor personal payments service Web site. In the event of termination or non-renewal of this Schedule or the Agreement, Client shall: (a) comply with all applicable laws, including laws governing notification of Customers prior to discontinuation of the use of the Services; and (b) be financially responsible for any transactions returned on any of its Customers’ Accounts after the termination date, whether or not the returns are proper and timely. Following receipt of the applicable Client’s written certification of that Client’s compliance with the foregoing, Fiserv will, for a period not to exceed sixty (60) days, continue to process transactions that were initiated prior to the effective date of termination (e.g., returns).

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1.5.11.	THIRD PARTY TERMS (cannot be modified by Client).

1.5.11.1.	Third Party Authentication Questions. Client further acknowledges and agrees that verification and authentication Services will be only used for the purpose of verifying the identity of the Customer and will not be used, in whole or in part, as a basis for determining the eligibility of an Customer for credit, insurance or employment or to take ‘adverse action,’ as defined in the Fair Credit Reporting Act or similar laws. Client will not copy or retain any authentication questions or the Customers’ answers to such questions or use such questions for purposes other than identity verification and Customer authentication, except (i) as required by law or and (ii) that Client shall be permitted to use and retain the pass/fail indication returned by the Services along with any related explanatory information/codes for risk management or other internal purposes permitted by law. Client will not reverse engineer or create derivative works based on the identity verification and authentication elements of the Services (or the technology used to provide such Services).

1.5.11.2.	Customer License and Consent. Client hereby consents to Fiserv’s disclosure of the User Data to certain Fiserv supplier(s) solely in connection with the verification and authentication of the Customers and subject to the terms and conditions of this Schedule and the Agreement. Client acknowledges that such verification and authentication services are proprietary and confidential and shall be treated as Fiserv Information under the Agreement. Client grants to Fiserv and Fiserv’s applicable supplier(s) a non-exclusive, non-transferable, except as provided herein, right to use, copy, store, modify and display the User Data (defined above in Section 1.5.10.1) solely to the extent necessary to provide the Services pursuant to this Agreement. Client represents that it has obtained all necessary Customer agreements or consents as may be reasonably required to grant such license rights to Fiserv and its suppliers.

1.6.	Customer Care.

1.6.1. Definitions. Client has the option of having Fiserv provide First Tier Customer Care or having Fiserv provide only Second Tier Customer Care. “First Tier Customer Care” is defined as Customer support responsibilities which include, but are not limited to: (a) answering incoming calls and e-mails from Customers; (b) opening Services payment research cases on the Customer Care System, as further described below. “Second Tier Customer Care” is defined as Fiserv’s direct support to Client for Customers, and includes, but is not limited to, researching and processing Services payment cases received by Client and contacting Payees regarding payment research cases received; Second Tier Customer Care does not include direct communications between Fiserv and Customers.

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1.6.2. Fiserv First Tier Customer Care. If selected in Section 3 (Pricing and Fees) below, Fiserv will provide First Tier Customer Care and Second Tier Customer Care, with the exception of Client’s responsibilities for marketing/selling any products and handling banking transaction inquiries and any inquiries not related to the Service; (b) Fiserv will receive and respond to all incoming calls and emails from Customers regarding the Service; (c) Fiserv will research all Service payment inquiries received from Customers, which includes, but may not be limited to, contacting the Payee by telephone on behalf of the Customer, and forwarding proof of payment to Payee on behalf of Customer; (d) Client will verify accuracy, completeness, and readability of all account information provided by the Customer; (e) Client will refer Customers to Fiserv customer service if Customer is inquiring about bill payment transactions; and, (f) Client will notify Fiserv of Customer account changes, including, but not limited to, Account number changes, Customer name, address or telephone changes, and changes to status of Account, such as closed Account.

1.6.3. Client First Tier Customer Care. If First Tier Customer Care is not selected in Section 3 (Pricing and Fees) below, Client will provide First Tier Customer Care directly to Customers, and Fiserv will provide Second Tier Customer Care to Client for all Service payment research cases received from Client; (b) Client will use the Customer Care System (defined below) to provide First Tier Customer Care; (c) Client will log in the Customer Care System all incoming calls and emails from Customers pertaining to the Service; (d) Client will receive and respond to all incoming calls and emails from Customers, and Client will forward to Fiserv via the Customer Care System all bill payment inquiries received from Customers which require Payee contact or research to resolve; (e) Fiserv will research all bill payment research cases received from Client through the Customer Care System, which includes, but may not be limited to, contacting the Payee by telephone on behalf of the Customer, and forwarding proof of payment to Payee on behalf of Customer; and, (f) Fiserv will send all research results to Client via the Customer Care System.

1.6.4. Customer Care Systems. Fiserv’s customer care system (“Customer Care System”) is an account tracking system that contains Customer bill payment data, and aids Fiserv and Client in performing support for a Customer of the Services. Fiserv provides the Customer Care System security access form to Client on-line, and Fiserv processes all requests and provides Client with user IDs. Each of Client’s employed personnel who access the Customer Care System (“Client Representative”) will choose individual passwords when signing on to the Customer Care System. Client will provide the Client Representatives with necessary equipment. Client will establish and monitor internal procedures which limit one (1) user ID to one (1) Client Representative. Client and Client Representatives will not share Customer Care System user IDs and passwords. Fiserv reserves the right to change security procedures established for the Customer Care System and will make information about such changes available to Client. Client will comply with Fiserv’s standard operating procedures for the Customer Care System. Client will: (a) take reasonable steps to safeguard the confidentiality and security of the user IDs and passwords; (b) limit access to the user IDs to persons who have a need to know such information; (c) notify Fiserv promptly if Client has any reason to believe the security or confidentiality required by this provision has been or may be breached; (d) promptly inform Fiserv if Client knows or suspects that the confidentiality of the user IDs have been compromised in any way; and, (e) access the Customer Care System only to administer transactions that result from the Services. Client shall closely and regularly monitor Client Representatives’ use of the Customer Care System to ensure compliance with this provision. Client shall protect the Customer Care System from security breaches at Client by establishing, maintaining and updating policies, procedures, equipment and software that are designed to safeguard the security and integrity of the Client computer systems used to access the Customer Care System.

1.6.5. Limitations. If Fiserv determines, in its reasonable discretion, that any support issues are caused by any action of Client or its Customers, including without limitation abuse or misuse of the Services, any modification or addition to the Services not authorized or performed by Fiserv or any failure of Client to maintain its technology or the Services, or any other circumstance outside of Fiserv’s control, then Fiserv reserves the right to charge for any work performed by Fiserv in investigating such problem at Fiserv’s then-current rates. Any troubleshooting or assistance requested by Client in connection with any such problems shall be provided at Fiserv’s sole discretion and at Fiserv’s then-current rates.

1.7.	Implementation and Related Services.

1.7.1. Generally. Each party will make available management and technical personnel and will work with the other party in accordance with a mutually agreed upon written implementation plan to implement the Services. Any other services are subject to the mutual, written agreement of the parties.

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1.7.2. Training. Fiserv will provide training resources on the Services to Client’s trainers (in a ‘train the trainers’ environment) during the first year of the initial term of this Schedule. Client’s trainers will be responsible for training Client’s associates. Fiserv and Client may mutually agree to additional training requirements to meet the ongoing needs of Client, at Fiserv’s then-current training fees. If any training hereunder is not performed at Fiserv’s location, Client will also pay for travel and other appropriate expenses for Fiserv personnel involved in such training, subject to Section 2(b) of the Agreement.

2.	Client Obligations and Responsibilities.

2.1.	Compliance.

2.1.1. Warranties. Client represents and warrants to Fiserv that it has taken and will continue to take whatever action may be necessary to comply with all applicable laws, rules, statutes and regulations (and any interpretations thereof and rules promulgated thereunder), including, but not limited to, the USA Patriot Act, the federal Bank Secrecy Act, federal and state laws and regulations relating to money transmission, currency reporting and the prevention of money laundering, any rule or regulation issued by a regulatory body, including the U.S. Office of Foreign Assets Control, the Electronic Funds Transfer Act and its implementing Regulation E, and the bylaws and operating regulations of any payment network or organization through which transactions are being processed, to enable it to offer and provide the Services to its Customers, and to otherwise register and activate Customers to make use of the Services and other Fiserv services that may be provided under this Schedule, including, but not limited to, any necessary pre-registrations, consents and authorizations from and notices to its Customers. The parties acknowledge and agree that Fiserv is relying on Client's performance as described in this Section in Fiserv’s performance of the Services.

2.1.2. Indemnification. Notwithstanding anything to the contrary in the Agreement, Client will indemnify, defend, and hold harmless and release Fiserv and its Affiliates and their officers, directors, and employees from and against any claims, actions and other proceedings, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees) arising from or related to any breach of the preceding representation and warranty or this Section 2.1 (Compliance). The foregoing indemnification obligation shall not be subject to any limitations on the Client’s liability otherwise set forth in the Agreement. Fiserv shall provide Client with prompt notice of any claim for indemnification, cooperation in the defense and settlement of such claim, and grant Client control over the defense or settlement of such claim.

2.1.3. Records. Client shall maintain all records and prepare and file any necessary forms, reports or other documentation, including without limitation, suspicious activity reports or currency transaction reports required to be filed in accordance with laws applicable to Client. Client shall immediately notify Fiserv of instances of suspected fraud, money laundering, terrorist financing, or other illegal activities determined within Client's reasonable discretion and involving the Services. Client will not use Customer Social Security numbers or Federal Employer Identification Numbers in the account numbers that Client designates within the Service; Fiserv will not be responsible for any resulting liability if Client violates this sentence.

2.2.	Operating Procedures and Terms of Service.

2.2.1. Terms of Service. Client will: (a) require Customers to follow Fiserv’s standard operating procedures with respect to use of the Services as described by Fiserv from time to time; and (b) provide to Fiserv, during the term of this Schedule and at no cost to Fiserv, at least one Client Account for use with the Services for testing purposes. Client will also enter into a written agreement regarding the Services with Customers (“Terms of Service”) and require the Customers to follow the Terms of Service. Client acknowledges that the Terms of Service are between Client and its Customers, not Fiserv.

2.2.2. Sample Terms. As part of Fiserv’s standard Services documentation it generally provides to its financial institution clients, Fiserv may make available to Client sample general terms and conditions that Client may consider in establishing the Terms of Service. Any terms that are required by Fiserv to be present in such terms and conditions without substantial modification will be marked as such; Client will not substantially modify such marked terms and conditions without the prior, written approval of Fiserv. Furthermore, if Fiserv provides sample terms and conditions and Client elects to modify such terms and conditions, then Fiserv will not be (i) obligated to host or support such modified terms and conditions, unless the parties agree otherwise in writing, or (ii) responsible for any Customer complaints or legal claims that result from such modifications.

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2.2.3. In its Terms of Service or other governing agreement between Client and the Customers for the Services, Client will include (i) disclaimers of incidental, indirect, consequential, special, punitive, and exemplary damages; and (ii) quantified limitations on direct damages that, with respect to both (i) and (ii), may be claimed or alleged by such Customers arising out of or relating to the Services. Such disclaimers and limitations must extend to Client’s third party suppliers or providers (but do not need to specifically reference Fiserv). Client will enforce such disclaimers and limitations in claims, lawsuits and proceedings brought by Client’s Customers. In addition, regarding Popmoney, Client shall disclose in the Terms of Service that (i) Client is the sole party liable to Customers for transfers conducted using the Popmoney Service; and (ii) as between the Client and the Customers, Client is solely liable to Recipients and Receivers to the extent any liability attaches in connection with the Popmoney Service.

2.3. No Payee Contact; Client Employees. Client understands that all Payee contact is Fiserv’s responsibility, and Client will not contact Payees at any time on behalf of Customers. If Client employees or associates access the Services on behalf of Customers, then Client shall be responsible for authentication and authorization of such employees and associates, as well as all resulting access and use of the Services and the User Data (defined in Section 1.5.10.1) and other Customer, Recipient, Receiver and Requestor information, if applicable.

2.4. Payee Data. At the time the Agreement or this Schedule is terminated, if Client is not then in uncured default of any payment obligations under the Agreement or this Schedule, Client shall be entitled to receive from Fiserv records or lists equivalent in content to Fiserv's standard Authorized Vendor/Payee List (which contains the Customer-inputted Payee name, Payee address and Payee account number) for each of Client's Customers on Fiserv's file in Fiserv’s standard format and at Fiserv’s standard fees. Client shall bear the cost of all programming and processing that may be necessary to render the information usable to Client.

2.5. Client Site. Client is responsible for registering and maintaining the registration of Client’s Internet address. Client will maintain editorial control over and be solely responsible for maintaining Client’s Web site and providing access through it to the Services. Client will connect to the Services using Single Sign-On (SSO) technology, unless otherwise agreed in writing. Client is solely responsible for regulatory compliance of its Web site and its functionalities with all relevant federal, state and local laws, rules and regulations.

2.6. Client Content. If applicable, Client will provide any content for incorporation in any manner into the Subsite (defined in Section 1.2.1) to Fiserv in HTML format, or will pay for conversion of such content to HTML at Fiserv’s then-current hourly rate or at an otherwise agreed upon project-specific price. Client is responsible for providing all such content in accordance with Fiserv’s guidelines for the Subsite. Client will obtain all necessary permissions and licenses (including trademark licenses), if any, required for Client and Fiserv’s use of Client content incorporated into the Subsite and of linkages provided by Client from the Subsite to third-party Web sites (other than linkages provided by Fiserv).

2.7. Releases. Client will use commercially reasonable efforts to make corresponding changes to its systems to use the then-current release of the applicable Service, but in any case will not be on any release of the applicable Service after such release is discontinued by Fiserv. All Feature Packs for the Services are mandatory and will be placed into production when made generally available to all Fiserv clients for the applicable Services, with the sole exception of any specific functions within a Feature Pack that require a separate written agreement between Client and Fiserv for any fees for such function.

3.	Pricing and Fees.
Fee(s) – Community Shores Bank, Muskegon, MI
Note: All Implementation and Set-Up Fees are payable on the date this Schedule is incorporated into the Agreement.
CheckFree RXP Set-Up Fee:	RENEWAL
CheckFree RXP Recurring Fees:
Monthly Maintenance Fee - Total number of Demand Deposit Accounts (“DDA”) or Share Draft accounts of Client:	Monthly Maintenance Fee:
☒ ≥5,001 and <10,000	$400
☐ ≥10,001 and <15,000	$525
☐ ≥15,001 and <25,000	$650

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☐ ≥25,001 and <40,000	$900
☐ ≥40,001 and <75,000	$1,150
(If a box is not checked above, then Fiserv will invoice Client based on information reasonably available to Fiserv regarding the total number of such accounts of Client. Fiserv reserves the right to change such Fee based on changes to the total number of such accounts, in accordance with the preceding table)

☒ Enrolled Customer Fee (unbundled):

Per transaction fee:

☐ Enrolled Customer Fee (bundled):

(includes unlimited transactions)

Client shall have the option to change pricing from unbundled to bundled once during the initial term of this agreement.

$1.75 / Customer / month $0.42 $4.62 / Customer / month
Optional Services – CheckFree RXP:
☐ Conversion – Customer Data, Merchant Data <2000 Customers:	$5,000
☐ Conversion – Future Dated Payments:	$2.50 / payment (700 transactions minimum)

☐ FraudNet for CheckFree RXP
Total number of DDA or Share Draft Accounts of Client:	Setup Fee*	Monthly Fee
☐ ≥5,001 and <10,000	$600	$300
☐ ≥10,001 and <15,000	$625	$300
☐ ≥15,001 and <25,000	$650	$500
☐ ≥25,001 and <40,000	$675	$500
☐ ≥40,001 and <75,000	$700	$500
☐ >75,000	$725	$700
(If a box is not checked above, then Fiserv will invoice Client based on information reasonably available to Fiserv regarding the total number of such accounts of Client. Fiserv reserves the right to change such Fee based on changes to the total number of such accounts, in accordance with the preceding table)

CheckFree Small Business Set-Up Fee:	RENEWAL
CheckFree Small Business Recurring Fees:

Monthly Maintenance Fee:

Enrolled Business Customer (Primary Level 1 Customer):

Enrolled Business Customer (Secondary Level 2 or Level 3 Customers):

Per transaction fee (first 10 transactions per month):

Per transaction fee (additional transactions):

$175 $5.75 / Customer / Month No charge No charge $0.42
Optional Services – CheckFree Small Business:
☐ Conversion – Customer Data, Merchant Data <2000 Customers:	$5,000
☐ Conversion – Future Dated Payments:	$2.50 / payment (700 transactions minimum)

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☐ FraudNet for CheckFree Small Business

Setup Fee*	Monthly Fee
$500	$110

☐ Electronic Remittance Service	$0.00

Popmoney Services (available for CheckFree RXP only):

Fiserv will provide the Services to Client in accordance with the fees set forth in this Section. For the avoidance of doubt, Client is free to set and charge any fees to Customer’s in its sole discretion.

Popmoney Fees

Implementation Fee:	RENEWAL

Monthly Fee

Total number of DDA or Share Draft Accounts of Client	Monthly Fee
☒ 5,001 – 10,000	RENEWAL
☐ 10,001 – 15,000	$163
☐ 15,001 – 25,000	$225
☐ 25,001 – 40,000	$288
☐ 40,001 – 75,000	$350
☐ >75,000	Per quote

(If a box is not checked above, then Fiserv will invoice Client based on information reasonably available to Fiserv regarding the total number of such accounts of Client. Fiserv reserves the right to change such Fee based on changes to the total number of such accounts, in accordance with the preceding table)

Transaction Fees

Description	Next Day	3 Day
Send Money
Wholesale Transaction Fee	$1.25	$0.60
Suggested Customer Transaction Fee	$1.50	$0.75
Request Money*
Wholesale Transaction Fee (3-day)	N/A	$0.60
Suggested Customer Transaction Fee (3-day)	N/A	$0.75

*Request Money Wholesale Transaction Fee. Fiserv will charge Client $0.15 of the Wholesale Transaction Fee when Request Money request is sent, regardless of whether the Requestor receives the requested payment. Fiserv will charge Client the remainder of the Wholesale Transaction Fee when payment is received. Client will pay such charged amounts in accordance with the Agreement.

Other Fees

Enrollment Fee per new Customer	$1.00
Stop Payment:
Wholesale Transaction Fee	$10.00
Suggested Customer Transaction Fee	$20.00
E-Greetings:
Wholesale Transaction Fee	No charge
Suggested Customer Transaction Fee	$0.25
NSF - ACH Debit Fees	$25.00
Payment Investigation/Claims Fee	$29.00

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Note: For all Popmoney transaction fees listed above, Fiserv will directly debit the Customer account for the applicable Customer Transaction Fee. In each monthly invoice for the Service, Fiserv will show the number and types of Service transactions processed during the previous month under this Exhibit and the resulting fees. Fiserv will net against such fees any fees, charges or other amounts debited or collected by Fiserv on behalf of the Client from any Customers during such previous month, such as the difference between the Customer Transaction Fee and the Wholesale Transaction Fee. The applicable Customer Transaction Fees will be those as set by Client and established in Fiserv’s systems.

Additional Popmoney Fee Terms.

Pricing Calculation. Any tiered pricing presented is based on thresholds, and such tiered fees only apply to the transactions or other fee measurements over that threshold.

Conversion of Materials. If a Client provides any content or materials in a format other than the format(s) approved by Fiserv, Fiserv reserves the right to charge for any conversion necessary for such content or materials at Fiserv’s then-current rates; provided, however, that this shall not obligate Fiserv to make any such conversion.

Invoicing. Fiserv shall invoice Client monthly for fees and expenses incurred during the previous month for the Services.

Popmoney Mobiliti Option: Popmoney functionality can be enabled within the Fiserv Mobiliti (ASP) service for an additional one-time free of $750. A Mobiliti Services agreement or amendment is required.

A2A Transfer Service:
Implementation Fee:	RENEWAL
Wholesale Client Transaction Fee:	$0.35 per transaction
For Customer outgoing transfers, Fiserv will directly debit the Customer account for the Customer Transaction Fee of $2.00 and then Fiserv will issue a revenue-share credit on Client’s invoice for $1.65, which represents the difference between the Customer Transaction Fee – Outgoing Transfer and the Wholesale Client Transaction Fee of $0.35. For Customer incoming transfers, there is no Customer Transaction Fee; however Fiserv will invoice Client the Wholesale Client Transaction Fee of $0.35 for each Customer incoming transaction.
Transaction Limits: A2A is offered in a risk model. Fiserv will assume the credit risk for transfers processed through A2A according to limits established by Fiserv at the Customer level. Individual Customer limits can and will vary based on Fiserv's proprietary risk-scoring models. A2A customers will only be considered as enrolled bill payment customers if and when they set up a payee on CheckFree RXP, at which time the applicable bill payment fees will be assessed according to their activity. Client is responsible for the risk on and amounts of Fiserv’s debits of Customer’s account if Client fails to inform Fiserv within twenty-four (24) hours that the Customer’s account has been closed.
Miscellaneous Fees:
ACH Return/NOC Fee:	$20.00 each
Overnight Check (available for CheckFree RXP only):
Implementation Fee:	RENEWAL
Wholesale Client Transaction Fee:	$12.45 per transaction
Fiserv will directly debit the Customer account for the Customer Transaction Fee of $14.95 and then Fiserv will issue a revenue-share credit on Client’s invoice for $2.50, which represents the difference between the Customer Transaction Fee and the Wholesale Client Transaction Fee.
Same-Day Bill Payment (available for CheckFree RXP only):
Implementation Fee:	RENEWAL
Wholesale Client Transaction Fee:	$7.95 per transaction
Fiserv will directly debit the Customer account for the Customer Transaction Fee of $9.95 and then Fiserv will issue a revenue-share credit on Client’s invoice for $2.00, which represents the difference between the Customer Transaction Fee and the Wholesale Client Transaction Fee.
☒ SSAE16 Audit Report:	No Charge

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☐ Dedicated Customer Service 800#:	No Charge

Customer Service:

☒ First Tier Customer Care (includes Second Tier):

☐ Second Tier Customer Care:

(If a box is not checked above as to Customer Service, then Fiserv will provide First Tier Customer Care for the fees set forth above, if any)

$1.00 / Customer / month (Waived) No charge
☒ Customer Care System Access :	first 10 users Included
☐ Customer Care System Access (Additional block of 10 users): (Additional users to be purchased in minimum blocks of 10)	$200.00 per month for each block of 10 users

Online Education Center (Available for CheckFree RXP only): Please select one of the following:

☐“Click-through” Web-based demonstrations-only package

☐ Video tutorials-only package

☐ Combination package (both Web-based demonstrations and video tutorials)

Client branding in Online Education Center: $1,500 (one-time fee)

Online Education Center annual fees:

Client Total Asset Size (M for million dollars, B for billion dollars) (assessed annually)	Click-Through Web Demonstration Package	Video Tutorial Package	Combination Package
$0-100M	$1,500/year	$2,000/year	$2,750/year
$100M+ through 250M	$2,000/year	$2,500/year	$3,500/year
$250M+ through $500M	$3,000/year	$3,500/year	$5,000/year
$500M+ through $1B	$4,000/year	$4,500/year	$6,500/year
$1B+ through $2B	$5,000/year	$5,500/year	$8,000/year
$2B+ through $5B	$6,000/year	$6,500/year	$9,500/year
$5B+ through $10B	$7,000/year	$7,500/year	$11,000/year

Notes:

1.  Branding Fee. If Client upgrades to the Online Education Center Combination Package and has previously paid Fiserv the one-time fee set forth above for Client branding, then Fiserv will not require such fee in connection with Client branding in such Combination Package.

2.  Holding Companies. If Client is a holding company that controls more than one financial institution that receives Services under this Agreement (where “control” means the direct or indirect ownership of more than 50% of the voting securities of such financial institution), then Fiserv will discount the Online Education Center fees set forth above by a total of 15% for the second of Client’s financial institutions that purchases the Online Education Center, and discount such fees by a total of 30% for the third and each additional of Client’s financial institutions that purchases the Online Education Center under this Schedule.

3.1.	Monthly Maintenance Fees go into effect when the Service is in production, i.e. available to accept enrollments and process payments or one hundred eighty (180) days from the date that this Schedule is incorporated into the Agreement (either by amendment or through inclusion when the Agreement is signed), whichever occurs first.

3.2.	Monthly Maintenance Fees set forth in this Schedule, unless otherwise provided for, are based upon Client’s current number of demand deposit or share draft accounts. In the event, during the term of this Schedule, Client exceeds the account limitation set forth herein, Client shall inform Fiserv and the Monthly Maintenance Fee(s) will automatically increase to the applicable fee for the then-current account level based upon Client’s then-current number of accounts, and Client shall be obligated to pay Fiserv said amount. Upon Fiserv’s request, Client will provide a system generated report to validate the number of demand deposit or share draft accounts.

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3.3.	Fiserv does not charge for a single sign-on interface to Fiserv proprietary Internet-banking products that Fiserv has developed prior to the effective date of this Schedule; however, a charge may be assessed by the core provider. Please contact core provider for single sign-on contract requirements. If Client requests a single sign-on interface to a non-Fiserv Internet-banking product, Fiserv reserves the right to charge for such interface at Fiserv’s then-current rates.

3.4.	Fees set forth in this Schedule are based on completion of the initial term of all Services under this Schedule. If Services are reduced or, to the extent allowed under the Agreement, terminated early for convenience, or if Client renegotiates pricing before the expiration of the initial term, Client shall reimburse Fiserv for all credits, rebates, discounts and incentives granted on all Services. Any such credits, rebates, discounts and incentives will no longer granted through the remainder of the term for any continuing Services.

3.5.	If early termination is permissible under the Agreement, should Client elect to terminate this Schedule, and such early termination date is during a period of time where Client has been receiving invoices for the Services provided pursuant to this Schedule that are in a reduced form due to a promotional “free” or “reduced” discount period, then in lieu of the early termination fees set forth in Section 8(a) of the ASP Services Exhibit of the Agreement, the amount of the early termination fees will be determined by multiplying the sum of the average monthly billing for each Service received pursuant to this Schedule by 65% times the remaining months of the term, plus any unamortized conversion fees or third party costs existing on Fiserv’s books for the Services provided pursuant to this Schedule on the date of termination plus 100% of other non-processing related credits, if any, provided by Fiserv to Client for the Services provided under this Schedule. Notwithstanding anything to the contrary in the Agreement, (i) in the event Fiserv collects fees from Customers on behalf of Client (“Client Customer Fees”), and remits these fees to Client in the form of a credit to Client’s monthly invoices, such Client Customer Fees shall not be included in the calculation of any applicable early termination fees; and (ii) any non-monthly recurring fees (e.g., annual maintenance fees) shall be prorated to monthly amounts and included in the calculations of early termination fees.

3.6.	Bill Payment Deconversion Charges. In the event Client requests deconversion services during or at the end of or at the end of the initial term of the CheckFree RXP Consumer Bill Delivery and Payment Services provided hereunder, Fiserv agrees that fees for standard deconversion services shall not exceed $10,000.00, for two test and one production files. In the event Client requests additional services in connection with deconversion from the Fiserv System, Fiserv shall provide such services subject to resource availability and payment by Client of fees at Fiserv’s then current rates. Deconversion services shall be provided within 90 days of the date requested by Client, provided that Client has provided written notice of the desired deconversion date to Fiserv at least 90 days in advance.

4. Postage. Notwithstanding any provision to the contrary in this Schedule or the Agreement, in the event that the United States Postal Service raises its postage rates, Fiserv may, without prior notice to Client, increase its fees commensurately. Such increase in postal charges shall become effective coincident with the effective date of the United States Postal Service increase in such charges.

5. General. Except as expressly modified herein, the Agreement shall remain in full force and effect. Any capitalized terms that are not defined in this Schedule shall have the meaning set forth in the Agreement. Should a conflict arise between the terms of this Schedule and the Agreement, the terms and conditions of this Schedule shall control.

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Item Processing Services Schedule

to ASP Services Exhibit

1.      Description of Services. If elected by Client in writing after the date hereof, Fiserv agrees to provide Client the Services described in the attachments selected from the list below (each, an “Attachment”) (collectively, “Item Processing Services”). This Attachment is required for all Item Processing Services; other Attachments included as of the Effective Date are marked with an “X”. Client and Fiserv may add Attachments to this Schedule at any later date by amending newly-added Attachment to the schedule.

Description	Included
General Services	X
Inclearing & Returns Services
Deposit Return Services
Branch Source Capture Services
ATM Source Capture
Merchant and Remittance Coupon Source Capture	X
Mobile Source Capture	X
Fiserv Clearing Network
Image Cash Letter Services
National Image Archive, Retrieval and Export Services
Statement Services
Statement Advantage Services
FraudGuard Services

2.      Fees. Client agrees to pay Fiserv the fees set forth in the Attachments. Unless otherwise indicated in the applicable Attachment, such fees will be invoiced to Client on a monthly basis, and fees listed are “per item” or “each”. Client shall pay Fiserv for Item Processing Services in accordance with the ACH designation form attached as Appendix 1. Fees listed in the Attachments are valid for Item Processing Services and locations that Client contracts for as of the Effective Date. If Client wishes to obtain additional services from Fiserv during the term of the ASP Services Exhibit, Fiserv fees for available services will be quoted to Client upon request. Fiserv agrees to give at least 30 days’ notice to Client of any changes in the rules and procedures established for processing items, unless such changes are caused by changes made by the Federal Reserve System or otherwise beyond Fiserv’s control, not permitting Fiserv to give such advance notice. Fiserv reserves the right to change fees in the Attachments without notice as may be necessary to cover any increases in Federal Reserve System costs and charges.

3.      Performance Goals. Fiserv will perform the Item Processing Services in accordance with the applicable performance goals specified in the Attachments (the “Performance Goals”), subject to Client meeting its performance obligations as set forth in the Attachments. Fiserv shall not be liable for any damages or losses to Client for errors occurring within the limits of the Performance Goals. Fiserv will calculate and prepare a monthly performance standard report for Item Processing Services within 45 days following the month to which such report relates. Client will have 15 days to review such report and provide written notice to Fiserv of any discrepancies relating to such report. If Client provides such notice and the discrepancies have been resolved between Fiserv and Client, or in the alternative, if Client fails to give notice of any discrepancies within the required time frame, the report will be final.

4.      Additional Terms. The following additional terms apply to Item Processing Services:

a.      No Fiduciary Relationship. Fiserv shall perform such Item Processing Services for which Fiserv shall subscribe as agent of Client, and Fiserv shall not have by reason of this Schedule a fiduciary relationship with respect to Client.

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b.      Governmental Regulation. This Schedule shall be governed by and is subject to: the applicable laws, regulations, rules, terms and conditions, as presently in effect or hereafter amended or adopted, of the United States of America, Federal Reserve Board, Federal Reserve Banks, Federal Housing Finance Board, and any other governmental agency or instrumentality having jurisdiction over the subject matter of this Schedule. Client agrees to execute and deliver such agreements, documents, or other forms as may be necessary to comply with the provisions thereof, including, without limitation, agreements to establish Fiserv as Client’s agent for purposes of delivery of items processed hereunder from or to the Federal Reserve Banks. Any such agreements shall be made a part of this Schedule and are incorporated herein. Client acknowledges and agrees that it is the “Reconverting and Truncating Financial Institution” with respect to substitute checks, as defined in the Check Clearing for the 21st Century Act implemented through Regulation CC (“Check 21”), and is therefore responsible for all warranties or indemnifications, as specified in Check 21. A change or termination of any such laws, regulations, rules, terms, conditions, and agreements shall constitute, respectively, a change or termination as to this Schedule.

c.      Client Responsibilities. Client shall submit all items to Fiserv, provide all requested instructions and guidance necessary to perform the Item Processing Services and otherwise comply in all material respects with all Client obligations in accordance with the requirements set forth in this Schedule. Client shall maintain adequate supporting materials (i.e. actual items or exact copies of items, records, and other data supplied to Fiserv) in connection with the provision of Item Processing Services, and Client shall provide written notice of confirmation and/or verification of any instructions given by Client, its agents, employees, officers, or directors to Fiserv in connection with Fiserv’s provision of Item Processing Services. Client acknowledges and agrees that Fiserv may rely upon and act in accordance with all instructions as provided, and Client assumes all risk for the consequences of any such instructions Client gives (or fails to give) and Fiserv’s reliance thereon. If Fiserv discovers an error or defect in Client’s accounts (provided Fiserv is under no duty to discover any such error or defect), Fiserv is authorized, in its sole, but reasonable, discretion, to correct any such error or defect and to make any adjustments in order to correct such error or defect. In the event Fiserv loses, destroys, or misplaces deposited items after acceptance of said deposit, Fiserv shall be liable only for reasonable reconstruction costs of the deposit. In no event shall Fiserv be liable for the face value of any lost, destroyed or misplaced item(s).

d.      Definition of Item. An item is defined as all paper or electronic image of checks or virtually created items and other documents presented to Fiserv for processing, transactional entries generated by Client, such as teller cash tickets, general ledger entries, loan entries and all control documents such as batch tickets.

e.      Flex Credit. In addition to the Flex Credit provided in Section 10(g) of the ASP Services Exhibit, Fiserv agrees to provide Client a flex credit in the amount of $6,250.00 with respect to the Item Processing Services provided under this Schedule.  This credit may be applied by Client against any Fiserv Implementation Fees for Item Processing Services provided under this Schedule, provided that: (i) elimination of any standard services proposed or substantial reduction in actual accounts converted could result in a reduction of the total credit; and (ii) the credit may not be applied to any out-of-pocket expenses, third party costs, or Taxes.  In the event of termination pursuant to Section 8(b) or (c) of the ASP Services Exhibit, then in addition to any applicable termination fees or liquidated damages owed by Client in connection with such termination, Client will reimburse Fiserv for a pro rata portion of the flex credit that has been utilized by Client as of the date of termination (based on straight line amortization from the Effective Date through the end of the initial term).

f.      Deconversion Fee. In the event of deconversion from the Item Processing Services set forth on Attachments to this Schedule during or at the expiration of the term for any reason other than by Client pursuant to Sections 8(b)(i) or 8(b)(iii) of the Agreement, Fiserv’s fees for standard Item Processing deconversion services shall be $5,000.00, excluding any image archive deconversion, taxes and out-of-pocket expenses.  Standard deconversion services with respect to Item Processing Services shall include: Manage Fiserv Termination of Services project task list; participate in project calls with Client; coordinate with Client to conduct last-day activities; coordinate last statement cycle and cut-off statement process, as required (excluding print and mail costs); coordinate disposition or destruction of any remaining statement, envelope, or inserts stock; deactivate all Fiserv IP services and transmissions; and cancel Fiserv-provided data circuits. In the event Client requests additional services, such services may be provided subject to Fiserv’s resource availability and payment by Client of fees at Fiserv’s then current rates. Optional image archive deconversion services may be quoted at the time of the event and will be dependent on volumes and specific requirements. Fees for regular contractual processes continue to be applicable until terminated.  In the event Fiserv terminates the Agreement or an individual Schedule pursuant to Section 8(b) of the Agreement, then the fee quoted above for Item Processing deconversion services, at Fiserv’s discretion, may not apply and Client agrees to pay conversion charges pursuant to Section 10(c) of the Agreement. Deconversion services shall be provided within 90 days of the date requested by Client, provided that Client has provided written notice of the desired deconversion date to Fiserv at least 90 days in advance.

g.      Audit.  Notwithstanding Section 4(h) of the ASP Services Exhibit, Fiserv agrees to waive fees for SSAE 16 audit reports for the Item Processing Services during the initial term of the ASP Services Exhibit.

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General Services Attachment to

Item Processing Schedule

General Services

Description of Services: The Item Processing Services described in this Attachment are required to support Item Processing Services provided under all other Attachments.

1.	Data Transmission: Client and Fiserv acknowledge and agree that if Client has contracted with a data processor other than Fiserv to provide data processing services for Client, Fiserv shall have no responsibility for the timeliness or quality of the service provided by Client’s data processor. Client’s data processor shall deliver directly to Client all reports generated from the data transmitted by Fiserv. If a data processor other than Fiserv is used, then Fiserv shall have no responsibility for the timeliness of such delivery or for the adequacy or accuracy of the reports supplied by Client’s data processor, except for delays or errors caused by Fiserv failure to transmit information or Fiserv’s transmission of incorrect information.

2.	Conversion Services:

a.	Based on the information provided by Client during the discovery process, Fiserv will provide initial conversion services for Item Processing Services set forth in Attachments included as of the Effective Date. Initial conversion assumes a single extraction program to support the transmission of daily capture files to a host site for processing. Standard reporting will be provided to Client to include a daily transaction report sorted in transaction and account order, recaps of transmissions and cash letters, and a daily cash report if required.

b.	Following Client's initial conversion to Item Processing Services, any additional requests will be submitted to Fiserv at least 90 days prior to the required implementation date. An estimate for the additional conversion services will be provided. The implementation time for the conversion will be delayed if Client requires more than 3 days approving or declining the conversion estimate. Client also acknowledges that Fiserv must approve any changes to the MICR line and/or Account Number structure for Client prior to proceeding with a conversion. Fiserv will make every reasonable attempt to convert new MICR line and/or Account Number structures. Client agrees to eliminate any non-standard MICR line and/or Account number structure as identified during the due diligence process from its daily capture service within a reasonable time following the initial conversion date.

Fees:

SERVICE	DESCRIPTION	FEE
Research/Adjustments
Research/Subpoena Work	Any Client-requested research other than a Fiserv Center created error, and/or research requested by subpoena, search warrant, or other legal request. Billed in ½ hour increments plus $1.00 Copy fee. Upon request, bid provided.	$40.0000/hour
	Provision of copies, fax, email of any work request per item provided Client utilizes Fiserv’s National Image Archive Service.	$5.0000
	Fed or Correspondent Adjustments - Research of outages. (Plus Research Fee if over ½ hour).	$10.0000
Other Services
Transmission	Transmitting of MICR data to a Client application processor (non-Fiserv system). Also for the receipt of Exception Item Files/Statement File/Print File.	$0.0050
	Transmitting of MICR and image data to a Client designated application in an x9 formatted file. (non-Fiserv system).	$0.0130
	Upon request and in addition to standard transmission fees, Fiserv will send memo post files or X9 POD files to Client periodically throughout the day to facilitate memo posting of Client’s deposit activity. Files will be sent no more frequently than every two hours starting at 6 a.m. through 6 p.m. local time for qualified capture channels. If Client receives both Fiserv ASP Account Processing and Branch/Teller Capture Service ASP Item Processing (as provided in this Schedule of Services), this service is provided at no additional charge.	$250.00/ month

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General Services Attachment to

Item Processing Schedule

	Upon request and as supported with the Fiserv AP Service, Fiserv will install real time post services for the handling of capture activity for supported capture services.	$250.00/ month
	Handling of files from Client’s Account Processing System that support the account validation tables used with the processing of captured items.	$250.00/ month
Daily Settlement Notification	Notification of Daily Cash Letter received/deposited.	$55.00/month
Account Validation Reject Repair	Fiserv will correct any exceptions/rejects from captured items that fail to meet the account validation table if such service is elected to be set up by Client. Fiserv will reject the exceptions at end of day and present the rejects to a Fiserv operator for keying of the account number.	$0.2500/item
Virtual Item Capture	Fiserv will provide capture of deposited items presented electronically from other applications received in Fiserv’s standard for x9 file formats. The service includes receipt of file, confirmation of files and processing of transactions. Monthly minimum is $210.00 per month for each incoming file.	$0.0270/item
Conversion/Special Services
Processing Minimum Per Month	Item Processing Services per Financial Institution installed. Fiserv Clearing Network, Pass-through and one-time charges are excluded from minimum.	$750.00/month
Account Validation Tables	Set up to provide for account validation against tables provided by Client which represent their valid accounts to be used to compare capture activity against any capture operations. Files received from Client’s account processing system must be in the proscribed Fiserv format.	$3,000.00
Training	Bid provided.
MICR Manipulation Tables	Fiserv will provide MICR Manipulation Tables and Account Translation Tables as required to support any capture service. Fiserv will provide a bid for services following a discovery of requirements.	$225.00/hour
Professional Services and Changes to Service	Upon Request, Fiserv will provide Client with an estimate of services required. Professional Services and related changes to service are available for any services not currently utilized by Client. Bid provided unless the Set-up fee has already been provided in this fee schedule.	$225.00/hour
Incoming X9 File Set Up and Certification	Fiserv will certify receipt of any X9 file requested by Client. Certification may be required for such a project set up. File should be based on Fiserv’s standard format.	$3,500.00

Performance Goals:

Performance Goals for Item Processing Services are provided in this Attachment and are applicable to the Services provided to Client from Fiserv’s Enterprise service program are defined as follows:

Prerequisites for the Client’s Capture of items
A) Capture of Items

The images shall be carefully and accurately scanned to meet the criteria of Fiserv’s Image Quality Assessment (IQA) tests.

Client will be available to rescan or otherwise present original checks for those items that fail the Fiserv IQA tests.

Client will retain original items for a sufficient period of time in order to satisfy Check 21-related inquiries and to meet its indemnity obligations with respect to Check 21 and Reg CC.

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General Services Attachment to

Item Processing Schedule

B) Presentation of Work

Customer deposit is the first credit.

All credits come before debits

Internal Documents debits come before checks.

Client’s documents must meet industry standards (ANSI X9) for MICR & CAR/LAR documents.

Batches should be released upon the completion of scanning and should never exceed 200 items.

C) Delivery of Work	Client should scan items throughout the day to insure available items are scanned and available for processing by 11:00 a.m., 2:00 p.m., 4:00 p.m. and End of Day local time. Client should release work to Fiserv so that 65% of work is available to Fiserv by 4.pm. Remaining work should be scanned and released to Fiserv at minimum 2 hours prior to the outgoing transit deadline or Transmission deadline, whichever is earliest. Failure to insure captured items are distributed to Fiserv throughout the day could result in extended processing requirements by Fiserv to achieve next deadline.

Performance Criteria	Performance Goals	Measurement	Measurement Criteria
Client will notify Fiserv of specific non-performance issues by initiating a service incident with Fiserv Item Processing Client Services for the following:
1) Fiserv Data and balancing of captured images (Inclearing or Branch Capture Services)
Data Completion and balancing for dollar amount fields.	99.997% (no more than 3 errors per 100,000 items)	Percent of Volume (Based on total rejects)

Data correction errors to meet service goals. Transaction corrections using G/L debits and credits contain the correct information. Suspense documentation is correct, legible and complete.

Items placed into suspense by Fiserv will be documented. Differences of under $25.00 will be charged to a General Ledger account.

2) Services System Availability (Source Capture, Image Archive and/or FraudGuard Services)
Services Uptime	99.500% uptime with the exception of scheduled maintenance periods	Based on the total minutes of system availability/the total minutes in a month (7x24) less scheduled maintenance periods	Fiserv will provide Client with a system available for access by the Client in delivery of each of the Services.
3) Fiserv Reporting Of Funds For Settlement to Fiserv Clearing Network
Settlement Reporting	Not to exceed one reporting error per month	Monthly	Settlement of deposits, received items, and adjustments will occur by 10:00AM ET each day and will appear in Client’s Federal Reserve account by 10:15 AM ET.

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General Services Attachment to

Item Processing Schedule

4) Fiserv Transmission of Items
Outbound File Transmissions (posting and cash letter files)	99.5%	Based on the total items transmitted timely/the total items transmitted in a month

Files will be transmitted in the approved format

Items will be tracked based on their scheduled delivery deadline understanding that any items released to Fiserv with less than 2 hours to process before a deadline will not be included in this calculation. This requires completion of any client exceptions to be deemed released to Fiserv for transmission.

5) Statement Quality
Statement Preparation	99.900% (10 errors per 10,000 statements)	Percent of Total Statements Rendered

1. There will be only one statement per envelope.

2. The correct number of statement pages will be in each envelope.

3. All postal envelopes will be sealed prior to leaving Fiserv

4. Divert statements that are properly labeled will be sent per distribution as designated.

6) Statement Timeliness
Statement Preparation	99.000% (100 errors per 10,000 statements)	Percent of Total Statements Rendered	Fiserv will measure the total statement processed based on the receipt of timely files from Client compared to the total statements mailed on time.
7) Item Processing Call Center Support
Call Center Responsiveness	95%	Percentage of all calls received	The call center will answer calls to the center which will be supported by an experienced call center representative to support our clients during business hours

Remedies:

Fiserv agrees that it shall provide online monthly reports of Fiserv’s performance against the above performance goals for the applicable data center(s) which are accessible for Client to review. Upon receipt of written Client notification of non-performance of any of the performance standards set forth within, Fiserv shall promptly validate the performance concern and, upon validation, shall issue a service credit against Client’s subsequent monthly invoice based upon the following criteria:

In the event Fiserv’s Item Processing performance falls below the prescribed levels of performance in our Exhibit for the same Performance Standard for 2 consecutive months or for 3 months in a 6-month period, Client reserves the right to impose a monthly performance penalty as set forth herein. If such a penalty is imposed, Fiserv shall promptly issue a credit on Client’s next invoice in the amount of 2% of the Item Processing Services Fees for the affected service for said month, net of pass-through charges, with a maximum allowable monthly penalty of 6% of the total Item Processing Services per month, net of pass-through charges. Such monthly penalty shall continue for each subsequent consecutive month until such time as Fiserv’s performance equals or exceeds the applicable Performance Standard. In the event a Disaster is declared and Fiserv invokes its Disaster Recovery Plan, monthly penalties shall not apply for the duration of the Disaster. If a missed performance standard causes actual direct damage to Client, Client may choose to recover its actual direct damages from Fiserv in lieu of accepting a service credit. Client’s acceptance of any service credit(s) shall be Client’s sole and exclusive damages remedy for the applicable missed performance standard.

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Merchant and Remittance Coupon Source Capture Services Attachment to

Item Processing Schedule

Merchant and Remittance Coupon Source Capture Services

Description of Services:

1.	Fiserv will provide Client with a browser-based user interface and a list of qualified scanners or other equipment, as applicable, approved for use by Client’s corporate or individual customer, as applicable (each, a “Customer”) in connection with the Service. The solution will be used by Customer to scan checks to be deposited at Client. These services are not intended to be PCI compliant as required by the major credit card vendors. At the point of scan the solution will perform an image quality assessment of the item. Items failing the quality assessment and other exception criteria will be queued for deposit review. A courtesy amount read of the item will be performed at point of scan. Fiserv will provide a basic security solution to include multi-factor authentication as needed. Client is responsible for validating out-of-balance deposits prior to submission. Use of the Service is subject to the following additional terms:

a.	Client shall ensure that Customer uses the Service only for Customer’s own internal business use in accordance with the terms of this Agreement. Without limiting the generality of the foregoing, Customer shall agree not to make the Service available or allow use of it in a computer service bureau business, timesharing, or otherwise disclose or allow use of the Service by or for the benefit of any third party.
b.	Customer’s access to and use of the Service shall be pursuant to a Customer agreement, sufficient to enable Client to comply with its obligations.
c.	Client agrees that in its dealings with Customers, Client will not make any representation or warranties in the name of Fiserv concerning the Service.

2.	Client may elect to install any and all delivery capabilities as described below. The implementation services for each capability are provided in the fee section below.

a.	Merchant Capture solution supports a variety of table top scanners used by business depositors where larger deposits are presented for capture. The merchant is authorized to make deposits compatible with the rules established by the Client.
b.	Remittance Coupon Capture solution supports a variety of table top scanners used by business depositors where the business elects to scan OCR coupons for its company remittances and accompanying payments (not intended for secured remittances such as Visa and MasterCard). The service allows the user to load stop files and extract data needed for accounts receivable updates.

3.	Client agrees to provide all Customer technical support. Fiserv agrees to provide second level customer support to Client in the event Client is unable to resolve end user support issues related to the normal operation of the Service during normal business hours. Fiserv’s sole obligation is to provide timely response to Client for requests for support. In no event is Fiserv obligated to contact Customers to provide support for the Service.

Fees:

SERVICE	DESCRIPTION	FEE
Merchant/Remittance Coupon Capture Services provided to a Fiserv Certified Platform for the capture of items on the Fiserv IP Network
Merchant/Remittance Coupon Capture Hosting	The pricing tiers below are per item:
	- First 5,000 checks and coupons deposited	$0.2500
	- 5,001 to 10,000 checks and coupons deposited	$0.2000
	- Over 10,000 checks and coupons deposited	$0.1500
	As required, multi-factor authentication will be installed for security authentication	$0.1000/user
Merchant/Remittance Coupon Services Monthly Maintenance Fee	Monthly Maintenance Fee assessed to provide Merchant/Remittance Coupon Source Capture Services. This is in addition to the per item fee charged as a part of the Service.	$250.00/month

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Merchant and Remittance Coupon Source Capture Services Attachment to

Item Processing Schedule

Merchant/Remittance Coupon Capture Services – Other Services
Scanners & Equipment	Client may purchase scanners & equipment from a third party source or through the Fiserv purchase program. Clients must select scanners & equipment from Fiserv’s current list of certified equipment at the time of purchase. Any Client that acquires equipment from the certified equipment list that is not operating due to improper model of driver acquisition will be billed for troubleshooting at the rate of $225 per hour with a one hour minimum charge per instance.	Bid provided
Level One Support Calls	This fee applies only if Client requests Fiserv to provide support or service for issues that Client has been trained to handle through level one support training provided by Fiserv. This fee will not apply to Client calls for level two technical support for platform operations due to a Fiserv delivery issue. Examples of chargeable calls include questions addressed in documentation, password reset, unlocking the system after password failures, and scanner set ups. This fee is waived during the first 90 days of service to support Client use and learning of system.	$35.00/call
Corporate Client Training	Optional – If Client elects for Fiserv personnel to perform the Web-training of Client’s corporate customers.	$250.00/session
Product Line Maintenance	Applies to cases where Client chooses to offer multiple private-labeled products, each with unique names and logos.	$500.00/ URL/digital certificate/year after first year
Merchant/Remittance Coupon Capture Services – Implementation Services
Implementation Services – Merchant Capture	Service includes the installation of Merchant Capture system and first user set up as designated by Client for Fiserv AP Clients. Non-Fiserv AP clients will require a specific bid for implementation services based on the deployment requirements. Training provided at $750 per day with bid provided.	$3,000.00
	Fiserv will implement a security authentication program using Client’s security program supporting a Fiserv certified single sign-on program with your internet banking application.	$8,000.00
Implementation Services – Remittance Coupon Capture	Service includes the installation of Source Capture system and first user set up as designated by Client for Fiserv AP Clients. Non-Fiserv AP clients will require a specific bid for implementation services based on the deployment requirements. Training provided at $750 per day with bid provided.	$3,000.00
	Fiserv will implement a security authentication using Client’s security program supporting a Fiserv certified single sign-on program with your internet banking application.	$8,000.00
	Certification and set up of Client’s customer coupons. This will include establishing necessary steps to identify qualifying coordinates on coupons for each coupon (form) to facilitate Courtesy and Legal Amount Recognition as well as recognition of other fields as necessary.	$650.00/form
	Implementation of qualifying file extracts from the system as requested by Client. Custom file extracts can be provided at bid.	$1,000.00/each
Client Branding Fee	This fee is to customize the system interface to include Client’s Client logo and branding information. This fee applies each time Client chooses to update the branding of its system.	$500.00
Merchant Capture MFA Module Set Up	Service includes the implementation of MFA when not included as part of the Merchant Capture Initial Conversion/Implementation Set Up. Operational consulting and communications/network infrastructure are not included in this set up.	$1,500.00
Single Sign On Interface	Monthly support of the interface and data communications that enable a non-Fiserv Internet Service Provider to authenticate users at Source Capture on behalf of Client.	$50.00/month

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Mobile Source Capture Services Attachment to

Item Processing Schedule

Mobile Source Capture Services

Description of Services:

1.	Fiserv will provide Client with a user interface and a list of qualified mobile devices or other equipment, as applicable, approved for use by Client’s corporate or individual customer, as applicable (each, a “Customer”) in connection with the Service. The solution will be used by Customer to scan checks to be deposited at Client. At the point of scan the solution will perform an image quality assessment of the item. Items failing the quality assessment and other exception criteria will be queued for deposit review. A courtesy amount read of the item will be performed at point of scan. Use of the Service is subject to the following additional terms:

a.	Client shall ensure that Customer uses the Service only for Customer’s own internal business use in accordance with the terms of this Agreement. Without limiting the generality of the foregoing, Customer shall agree not to make the Service available or allow use of it in a computer service bureau business, timesharing, or otherwise disclose or allow use of the Service by or for the benefit of any third party.
b.	Customer’s access to and use of the Service shall be pursuant to a Customer agreement, sufficient to enable Client to comply with its obligations.
c.	Client agrees that in its dealings with Customers, Client will not make any representation or warranties in the name of Fiserv concerning the Service.
d.	Client acknowledges that the following notice must be provided to all Customers, and Client shall not remove such notice (or any similar notice) from the proprietary notices section of the Service application: “Portions of this mobile banking software application © 2008-2012 by Mitek Systems, Inc. All rights reserved.”

2.	Fiserv will process deposits made by Client’s customers using Fiserv Mobiliti software (“Mobiliti”) that is licensed or otherwise provided to Client under a separate Schedule or agreement, provided that Client’s version of Mobiliti remains under support by Fiserv for the services described in this Attachment or customers using Mobile Source Capture that is interfaced to a qualified internet banking application for purposes of onboarding and authenticating eligible users.

3.	Client agrees to provide all Customer technical support. Fiserv agrees to provide second level customer support to Client in the event Client is unable to resolve end user support issues related to the normal operation of the Service during normal business hours. Fiserv’s sole obligation is to provide timely response to Client for requests for support. In no event is Fiserv obligated to contact Customers to provide support for the Service.

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Mobile Source Capture Services Attachment to

Item Processing Schedule

Fees:

SERVICE	DESCRIPTION	FEE
Mobile Capture Services provided to a Fiserv Certified Platform for the capture of items on the Fiserv IP Network
Mobile Capture Hosting	The pricing tiers below are per check deposited:
	- First 1,000 checks deposited	$0.4000
	- 1,001 to 6,000 checks deposited	$0.3000
	- 6,001 to 16,000 checks deposited	$0.2500
	- Over 16,000 checks deposited	$0.2200
Mobile Capture Services Monthly Maintenance Fee	Monthly Base Service Fee assessed to provide Mobile Source Capture Services. This is in addition to the per item fee charged as a part of the service.
	Based on # of DDA Accounts:*	Monthly Fee:
	0 – 15,000	$440.00
	15,001 – 25,000	$600.00
	25,001 – 40,000	$675.00
	40,001 +	$750.00
	* The monthly maintenance fee is calculated based on Client’s current number of demand deposit accounts (“DDA”) or share draft accounts in accordance with the table above. If, during the term of this Schedule, Client exceeds the account limitation set forth in the table, Client shall inform Fiserv and the monthly maintenance fee will automatically increase to the applicable fee for the then-current account level based upon Client’s then-current number of accounts, and Client shall be obligated to pay Fiserv said amount. Upon Fiserv’s request, Client will provide a system generated report to validate the number of accounts.
Mobile Capture Services – Other Services
Level One Support Calls	This fee applies only if Client requests Fiserv to provide support or service for issues that Client has been trained to handle through level one support training provided by Fiserv. This fee will not apply to Client calls for level two technical support for platform operations due to a Fiserv delivery issue. Examples of chargeable calls include questions addressed in documentation, password reset, unlocking the system after password failures, and scanner set ups. This fee is waived during the first 90 days of service to support Client use and learning of system.	$35.00/call
Mobile Capture Services – Implementation Services
Implementation Services – Mobile Capture	Service includes the installation of Mobile Source Capture system as designated by Client for financial institutions as defined for initial deployment in Section 2 above.	$9,000.00
	Subsequent install and testing fees for additional mobile banking applications.	$3,750.00

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AUTHORIZATION FOR DIRECT PAYMENT OF INVOICES

I authorize Fiserv Inc. and the financial institution named below to initiate entries to my checking/savings account for payment of invoices for services rendered by Fiserv. This authority will remain in effect until I notify you in writing to cancel it in such time as to afford Fiserv a reasonable opportunity to act on it.

•	Debits will be initiated on the 25th of the month for services listed on the current invoice. If the 25th lands on a weekend or holiday, the debit will be made the next business day.
•	Any disputed items will be communicated to Fiserv at least three days prior to the scheduled debit transaction. The amount of dispute and reason will be indicated on a Disputed Item form and faxed or otherwise forwarded to the party named on the form. This amount will be deducted, without question, from the amount due before processing the ACH transaction. Subsequent follow-up of the items will be made by Fiserv Account Executives.

*************************************************************************************************

NAME OF CLIENT’S FINANCIAL INSTITUTION

CITY	STATE	ZIP

	_______ Checking	_______ Savings
ACCOUNT NO.

_________General Ledger Account #
ABA ROUTING NO.

CLIENT NAME - please print

CLIENT ADDRESS

___________________________________________________	________________________________
SIGNED BY - SIGNATURE	TITLE

___________________________________________________	________________________________
SIGNED BY - PLEASE PRINT	DATE

___________________________________________________	________________________________
ACCEPTED BY FISERV - SIGNATURE	TITLE

___________________________________________________	________________________________
ACCEPTED BY FISERV - PLEASE PRINT	DATE

FIRST DEBIT WILL BE MADE ON

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Managed Network Services Schedule

to the ASP Services Exhibit

1.	SERVICES

(a)   Description of Services. Fiserv will provide Client with Managed Network Services (the “Network Services”). The Network Services may include the following services, as further detailed in the Network Project Plan:

(i)	Network Design, Provisioning and Integration Services. Fiserv will provide Client with network design, integration and installation services; network IT equipment (“Equipment”) and telecommunications circuits used in the provision of services; and network integration services.

(ii)	Network Support Services. Fiserv will provide Client with network technical support services, including, but not limited to: network monitoring, performance management, troubleshooting, service, and maintenance for Equipment.

(iii)	Network Project Plan. Fiserv will provide a network project plan (the “Network Project Plan”) describing the scope of services. The Network Project Plan will be attached to and serve as an integral part of this Schedule.

(b)   Implementation, Installation and Related Services. Fiserv will provide Client with the implementation and installation services for the Network Services as further detailed in the Network Project Plan.

(i)	Fiserv will promptly place Equipment orders and telecommunications circuit orders and will arrange delivery of Equipment and installation of the circuits. The ability of Fiserv to obtain Equipment and telecommunications services provider circuits may be subject to limited availability and delays due to causes beyond Fiserv’s control.

(ii)	Fiserv will arrange for the installation of the Equipment for the installation fees listed in the Network Project Plan. Fiserv will provide project management and work with Client to develop an installation plan in order to implement and install the Equipment described in the Network Project Plan at Client’s site(s). Client shall not perform any installation activities without Fiserv’s written consent. If a suitable installation environment is not provided by Client, then Fiserv shall be required to perform only those installation procedures as it deems to be practicable. Installation of Equipment will take place during normal Fiserv business hours, Monday through Friday, exclusive of Fiserv holidays, unless otherwise agreed by Fiserv.

(iii)	Rescheduling. If Client is unable to provide access to required site(s) or personnel or is unable to meet its tasks assigned on the installation plan in a timely manner, Fiserv will endeavor to reschedule tasks to minimize non-productive time.

(c)   Client Obligations and Responsibilities.

(i)	Client will make available to Fiserv appropriate management and technical personnel and will work with Fiserv in accordance with the mutually agreed upon installation plan to implement and install the Equipment.

(ii)	Client shall provide a suitable installation environment for the Equipment as specified by Fiserv or its agents and any and all other specifications provided to Client by Vendor or Fiserv. Unless Fiserv agrees to so provide, Client shall also be responsible for (i) furnishing all labor required for unpacking and placing Equipment in the desired location for installation; and (ii) physical planning including, but not limited to, floor planning, cable requirements, and safety requirements in accordance with the installation plan and any and all applicable building, electrical, or other codes, regulations, and requirements.

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(iii)	Client is responsible to perform at least the minimal maintenance for all Equipment managed by Fiserv and located at Client’s site(s).

(iv)	Client understands and agrees that all modifications to Equipment managed by Fiserv and located at Client’s site(s) will be performed by Fiserv, unless approved in advance and in writing by Fiserv.

(v)	Client understands and agrees to obtain approval in advance and in writing from Fiserv prior to connecting any Client location with access to the Network Services to any other network, public or private.

2.	FEES

(a)  Client agrees to pay Fiserv the fees set forth in the Network Project Plan for the Network Services. Such fees will be invoiced to Client on a monthly basis unless otherwise indicated. Notwithstanding Section 10(a) of the ASP Services Exhibit, Fiserv shall have the right to bill Client the full amount of any increases in third-party telecommunications costs, telecommunications services provider circuit charges or network fees incurred on behalf of Client as of the same effective date such increases are billed to Fiserv.

(b)  Annual Equipment maintenance fees are subject to change based upon changes to Vendor pricing or policies.

(c)  Circuit billing commences upon completion of circuit installation by the telecommunications services provider. In the event that a circuit is a replacement or redundant circuit, billing of the circuit will be in addition to current circuit charges. Client is responsible to submit a request to terminate any replaced or obsolete circuits. A charge equal to the one-time circuit installation charge will be applied for any circuit that is removed within 18 months of the original circuit installation date. Certain exceptions may apply when a circuit removal is the result of a circuit upgrade, however, the charge will apply unless waived in writing by Fiserv.

(d)  Network Support Services fees are based on the number of network addresses defined to Fiserv systems and may be adjusted in the event of changes to the number of network addresses.

3.	PERFORMANCE

(a)  Technical Support. Fiserv will accept an initial technical support inquiry from Client and initiate the troubleshooting process following a failure of any or all of the Network Services. Fiserv will use commercially reasonable efforts to determine the source of technical support issues and then attempt to correct any malfunction not associated with Equipment or circuits provided by telecommunications services providers. If the problem is located in the equipment or circuits of the telecommunications services providers, Fiserv will contact the telecommunications services providers and request that the problem be corrected. Fiserv reserves the right to invoice Client for maintenance fees incurred by Fiserv for repairs to equipment located at Client sites caused by inadequate physical facilities, physical abuse or other Client- controlled factors.

4.	ADDITIONAL TERMS AND CONDITIONS

(a)  Fee Adjustment. Notwithstanding any provision to the contrary in the Agreement, in the event of material change(s) in the actual Network Services, site(s), or types of Equipment required, as compared to the Network Project Plan, Fiserv may adjust its fees and/or performance standards accordingly upon 30 days’ notice to Client.

(b)  Equipment. Components of Network Services equipment being purchased by Client through Fiserv are described in the Network Project Plan. Client understands that Fiserv is acting as an independent sales organization representing each Vendor identified in the Network Project Plan. Vendors may substitute equipment of equivalent or superior functionality and performance in the event any of the Equipment ordered is not available at the time of shipment. Equipment shall be deemed to have been accepted when it has passed either Fiserv’s or Supplier’s standard post-installation test procedures at the Client’s site.

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(c)  Insurance. Client shall be responsible for appropriate property insurance for all equipment, whether Client-owned or Fiserv-owned, within Client’s site(s).

(d)  Fiserv is not liable for damages to equipment caused by Client.

(e)  If the terms of this Schedule and its Attachment conflict with any other terms of the Agreement, this Schedule shall govern in relation to the Network Services and any other Deliverables provided under this Schedule.

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AVPN Upgrade

1.1. AVPN Service Locations

Br#	Street	City	State	Zip	Telephone	Contact	AVPN Port Speed	CoS MM High Rate			
01	1030 West Norton Avenue	Muskegon	MI	49441	############		1536	0			
02	1120 South Beacon Boulevar	Grand Haven	MI	49417	############		1536	0			
04	5797 Harvey Street	Muskegon	MI	49444	############		1536	0			
1	1030 West Norton Avenue	Muskegon	MI	49441	############						
2	1120 South Beacon Boulevar ############	Grand Haven	MI	49417							
3	180 North Causeway ############	North Muskegon	MI	49445							
4	5797 Harvey Street ############	Muskegon	MI	49444							

Client Provided and Managed Branch Wide Area Network

1.2. *ePVC Orders*

	Fiserv Brookfield A	Fiserv Brookfield B	Fiserv	Fiserv DR	Enterprise SCO	Enterprise SCO DR	Fiserv Banklink	Fiserv Banklink	Fiserv LoanServ		
	128	128	0	32	0	0	0	0	0		

AVPN Service Charges

(Unless otherwise noted, all speeds are in Kbps.)

Br#	Location	Vendor	Access & Port Cost	CoS Cost		AVPN Install Cost		Client AVPN Bill			AVPN Install Bill
01	1030 West Norton Avenue	AT&T	$ 598	$ -		$ 2,226		$ 598			$ 2,226
02	1120 South Beacon	AT&T	598	-		2,226		598			2,226
04	5797 Harvey Street	AT&T	598	-		2,226		598			2,226
									Multi-Year Installation		(6,678)
	Fiserv ePVCs (EFT	ATM	Monthly and	e-Time Charges are NOT Included)				283			75
						Institution Total:		$ 2,077			$ 75

Note: CoS must be included if VoIP traffic will transit the network ($97/T1 location)

Equipment

	Hardware	Vendor	Description	Qty		Price		Ext. Client Price
	CISCO1941/K9	Cisco	2 GE,2 EHWIC slots,256MB CF,512MB DRAM,IP Bas	1		$ 1,595		$ 1,595
	HWIC-1DSU-T1	Cisco	1-Port T1/Fractional T1 DSU/CSU WAN Interface Card	1		1,000		1,000
	S19UK9-15302T1	Cisco	Cisco 1900 IOS UNIVERSAL	1		-		-
	SL-19-IPB-K9	Cisco	IP Base License for Cisco 1900	1		-		-

1.2.1. The existing Cisco 1941 routers at Branches 1 and 2 will not require any hardware or IOS changes to support the proposed Network Changes.
The Harvey Street Office will be upgraded to a Cisco 1941 router. Rental equipment will be provided to eliminate the need for hot cuts of existing equipment, preventing unplanned down time. The cost listed is for one month; extended use may require additional monthly fee(s). The Fee is included in "One Time" Total.

Equipment Subtotal = $ 2,595

Technology Upgrade Discount = $ (260)

$ 2,336

LOANER ROUTER (2) $ 150 per month $ 300

Equipment Maintenance

	Hardware	Vendor	Description	Qty		Price		Ext. Client
	CISCO1941/K9							
	CON-OSE-1941	Cisco	Annual Maintenance - 8x5x4 Onsite	1		$ 232		$ 232

The existing Cisco 1941 routers at the Main Office and Grand Haven are currently covered under Fiserv's master Cisco Systems' maintenance

Equipment Installation

		Vendor	Description	Qty		Price		Ext. Client Price
	Installation	Verizon		3	1.2.2.	$ 52 5		$ 1,575

Fiserv Interconnect Services

		Bandwidth in Use (kb)	Cost per Kb			Monthly Support Costs
	SONET Access	256	$0.625			$ 160

1.3. *Disaster Recovery*

					1.3.1.	Monthly
	Hot Site Disaster Recovery

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$ 150

1.3.2.

TOTALS

							Monthly			One Time
							$ 2,387			$ 4,286

Optional Services (Please Check Each Applicable Box)

			Cost per Location		Monthly			
☐	VPN Recovery to Brookfield location		$150 first location, $50 each additional		$ -	(plus local broadband service costs)		

Note: A secure VPN Tunnel can be established from any Internet equipped location. In the event of a primary circuit outage, the link to Fiserv will be restored via the VPN Tunnel. Application performance can neither be controlled or guaranteed when using a VPN Tunnel through the Internet. The Internet service and any costs associated with it are the client's responsibility.

1.4. *GRAND TOTALS*

						1.4.1.	Time	Monthly	Existing	Annual One
							$ 2,387	$ 3,134	$ 232	$ 4,286

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Terms and Conditions

1.	Recommendations for equipment and services within this proposal are based upon information and expectations furnished to Fiserv by the Client. While we believe these recommendations to be accurate, application performance over a Wide Area Network is affected by factors outside Fiserv's control. As a result these recommendations should not be regarded as expressed or implied warranties for specific application performance.
2.	Client acknowledges that in the event a Master Agreement exists between the two parties, the services and fees as described on this order are considered an additional exhibit to the Master Agreement.
3.	Equipment and service prices are subject to change without notice.Telephone circuit prices are regulated by federal and state agencies. Price changes may be passed along, effective with the date of the change. All prices are exclusive of applicable federal, state, county or local taxes and/or regulatory agency surcharges.
4.	Circuit billing commences upon completion of telephone company circuit installation. If a circuit is a replacement or redundant circuit, billing of the circuit will be in addition to current circuit charges.
5.	The client is responsible for submitting a separate client Request Form (CRF) to terminate any replaced or obsolete circuits.
6.	A charge equal to the actual one-time circuit installation cost as listed in the financial section for the selected port speed will apply to any circuit removed within 18 months of the original circuit installation date.
7.	Basic Equipment Installation services in this proposal include router installation, and wiring performed inside the client's office for the purpose of extending the circuit demarcation location up to 150 feet. Extensions requiring distances greater than 150 feet, or extraordinary effort, may incur additional charges based upon the amount of time and number of staff required to complete the extension. Some examples of extraordinary effort are excess ceiling heights, multi-floor extensions without readily available cable access, drilling or coring between floors or through firebreaks, or other complex extensions requiring multiple technicians to complete the installation. If extended wiring is necessary these services will be coordinated with the client by Fiserv and billed in lieu of the standard quoted installation fee, based upon current subcontractor rates. A site survey may be required to identify additional charges. If the client desires to modify or cancel an existing Installation order, the client agrees to provide Fiserv written notification a minimum of five (5) business days prior to the scheduled activity. Cancellations made with less than a five (5) business day notification will be subject to a cancellation fee of $350
8.	The client is responsible for the minimum onsite maintenance (8 hours per day, 5 days per week, Monday-Friday, 4 hour response time) for all network equipment managed by Fiserv. The client must provide Fiserv written notice to cancel an existing maintenance agreement. In most cases the client will receive a partial credit for prepaid maintenance. The amount of the credit will be based upon the individual vendors cancellation policy which often require up to 90 days notice. After maintenance is canceled, applicable repair service will be on a best effort, time and materials basis at the vendors current rate. An equipment replacement fee may also apply, up to full replacement value of the product, if the product can not be repaired and Fiserv replaces such equipment after giving prior notice to the Client of such replacement.
9.	Cisco hardware maintenance charges are billed annually by Fiserv and subject to change based upon vendor pricing or policies.
10.	The client understands and agrees that all modifications to Fiserv supported equipment will be made by Fiserv. Modifications by non-Fiserv personnel must be approved in writing and in advance by Fiserv.
11.	The client agrees to obtain written permission from Fiserv prior to connecting any client location with access to the Fiserv private network to any other network, public or private. Any client location connecting the Fiserv private network to a foreign network may required to provide evidence of an annual Network Security audit.
12.	Network Support Services fee are based on the number of addresses defined to Fiserv systems. The address count is adjusted each month.
13.	Fiserv is not liable for damages caused by third party vendors.
14.	Circuit & equipment orders will occur within 3 business days of Fiserv's receipt of a signed Network order.
15.	The standard project installation interval for network services is approximately sixty-five to seventy-five days from the date the signed network order is received by Fiserv. Within this project interval, Telephone company circuit installation intervals typically range from 35 to 55 days. The actual circuit installation interval may vary at each location, can affect overall project timelines, and remains outside Fiserv control.
16.	Requests for circuit installation expedites can be granted only by the installing telephone company. Fiserv will negotiate these for the client on a best effort basis, however any expedited due date is a telephone company best estimate, and may change without advance notice.
17.	A circuit installation may be delayed one time, for up to 15 calendar days beyond the original telephone company due date. Client-initiated circuit order cancellation, or a delay beyond 15 days, may result in billable cancellation fees, and the full installation charge of the circuit. All related Carrier cancellation charges will be passed
18.	If the client location is not ready when an authorized technician reports to the site, the client will be responsible for a revisit charge. The revisit charge will be the same as the initial installation price indicated in the Network Project Plan.
19.	If the client requires Fiserv coordinated subcontractor services to be performed outside normal business hours, additional, incremental, charges will apply . These charges are summarized below and are in addition to standard charges. Please contact Fiserv with any questions.

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Holiday Schedule

Monday through Friday	5PM to 8AM $210 per hour per technician (2 hr. minimum)	Memorial Day	Day after Thanksgiving
Saturdays:	$220 per hour per technician (3 hr. minimum)	Independence Day	Christmas Day
Sundays & Holidays:	$250 per hour per technician (3 hr. minimum)	Labor Day Thanksgiving Day	New Year's Day

20.	If the client requires Fiserv Professional Installation Services outside of normal business hours (Monday through Friday 7:00 a.m. to 7:00 p.m. central time), additional charges will apply. These charges are summarized below. Please contact Fiserv with any questions.

Holiday Schedule
Monday through Friday	7PM to 7AM $350 per hour per technician (2 hr. minimum) Memorial Day Thanksgiving Day
Saturdays:	$350 per hour per technician (2 hr. minimum) Independence Day Christmas Day
Sundays/Holidays:	$500 per hour per technician (2 hr. minimum) Labor Day New Year's Day

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